AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 4, 1998
                                           REGISTRATION STATEMENT NO. 333-63623
================================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                --------------

                                AMENDMENT NO. 3

                                       TO

                                   FORM SB-2


                             REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                --------------
                         21ST CENTURY HOLDING COMPANY
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               FLORIDA                            6331                    65-0248866
    (STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)

                                --------------
                                EDWARD J. LAWSON
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          21ST CENTURY HOLDING COMPANY
                              4161 N.W. 5TH STREET
                            PLANTATION, FLORIDA 33317
                                 (954) 581-9993
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                --------------
                         COPIES OF COMMUNICATIONS TO:

      DALE S. BERGMAN, P.A.                       ANDREW HULSH, ESQ.
        BROAD AND CASSEL                           BAKER & MCKENZIE
  201 SOUTH BISCAYNE BOULEVARD                   1200 BRICKELL AVENUE
    MIAMI CENTER, SUITE 3000                          19TH FLOOR
      MIAMI, FLORIDA 33131                       MIAMI, FLORIDA 33131
    TELEPHONE: (305) 373-9454                  TELEPHONE: (305) 789-8900
   TELECOPIER: (305) 373-9443                  TELECOPIER: (305) 789-8953
                                --------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                                --------------
     If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box: [x]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [x]

                                --------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A), OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 4, 1998

PROSPECTUS
                               1,250,000 SHARES

                         21ST CENTURY HOLDING COMPANY

                                 COMMON STOCK
                               ----------------

     21st Century Holding Company (the "Company") hereby offers 1,250,000 shares of common stock, par value $.01 per share (the "Common Stock"). Prior to this offering (the "Offering"), there has been no public market for the Common Stock and there can be no assurance that such a market will develop after completion of this Offering, or if developed, that it will be sustained. It is presently anticipated that the initial public offering price of the Common Stock will be between $7.00 and $8.00 per share. For information regarding the factors considered in determining the initial public offering price of the Common Stock, see "Risk Factors" and "Underwriting." The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "TCHC."


           SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROSPECTUS
              FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE
            CONSIDERED BY PROSPECTIVE INVESTORS IN THE COMMON STOCK.

                               ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.
================================================================================

                         PRICE TO      UNDERWRITING     PROCEEDS TO
                          PUBLIC       DISCOUNTS(1)     COMPANY(2)
Per Share .........   $               $                $
Total(3) ..........   $               $                $

================================================================================

(1) Does not include compensation payable to Gilford Securities Incorporated, the representative of the several underwriters (the "Representative"), in the form of a non-accountable expense allowance. In addition, see "Underwriting" for information concerning indemnification and contribution arrangements with and other compensation payable to the Representative.
(2) Before deducting expenses estimated to be $587,500, including the Representative's non-accountable expense allowance.

(3) The Company has granted to the Underwriters an option (the "Over-Allotment Option"), exercisable for a period of 45 days after the date of this Prospectus, to purchase up to 187,500 additional shares of Common Stock upon the same terms and conditions set forth above, solely to cover over-allotments, if any. If the Over-Allotment Option is exercised in full, the total Price to Public, Underwriting Discounts and Proceeds to
    Company will be $     , $      and $     , respectively. See
    "Underwriting."


                               ----------------


     The Common Stock is being offered by the Underwriters subject to prior sale when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by their counsel and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify this Offering and to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock offered hereby will be made against payment at the offices of Gilford Securities Incorporated, New York, New York, on or about November __, 1998.


                               ----------------

                        GILFORD SECURITIES INCORPORATED

                    The date of this Prospectus is      , 1998

                               [GRAPHIC OMITTED]

The graphic depicts the Company's organizational structure listing the Company's wholly-owned subsidiaries and describing their operations.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT AND OTHER STABILIZING TRANSACTIONS. SEE
"UNDERWRITING."


IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS." EXCEPT AS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS (I) ASSUMES NO EXERCISE OF THE OVER-ALLOTMENT OPTION; (II) ASSUMES NO EXERCISE OF THE WARRANTS TO BE ISSUED BY THE COMPANY TO THE REPRESENTATIVE TO PURCHASE UP TO 125,000 SHARES OF COMMON STOCK (THE "REPRESENTATIVE'S WARRANTS"); (III) DOES NOT GIVE EFFECT TO 282,400 SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF OUTSTANDING OPTIONS GRANTED UNDER THE COMPANY'S 1998 STOCK OPTION PLAN (THE "1998 PLAN"); (IV) GIVES EFFECT TO THE 1.8-FOR-ONE, 1.2-FOR-ONE AND 926.33-FOR-ONE STOCK SPLITS EFFECTED IN NOVEMBER 1996, JANUARY 1997 AND SEPTEMBER 1998, RESPECTIVELY; AND
(V) GIVES EFFECT TO THE CONSOLIDATION OF THE COMPANY'S OPERATIONS EFFECTED IN JANUARY 1997 AND JANUARY AND FEBRUARY 1998. SEE "GLOSSARY OF SELECTED TERMS" FOR DEFINITIONS OF CERTAIN INSURANCE-RELATED TERMS USED IN THIS PROSPECTUS.


                                  THE COMPANY


GENERAL


     The Company is a vertically integrated insurance holding company which, through its subsidiaries, controls substantially all aspects of the insurance underwriting, distribution and claims process. The Company underwrites nonstandard and standard personal automobile insurance and mobile home property and casualty insurance in the State of Florida through its subsidiary, Federated National Insurance Company ("Federated National"). The Company has underwriting authority for third-party insurance companies which it represents through a wholly-owned managing general agent, Assurance Managing General Agents, Inc. ("Assurance MGA"). The Company internally processes claims made by Federated National's insureds through a wholly-owned claims adjusting company, Superior Adjusting, Inc. ("Superior"). The Company also offers premium financing to its own and third-party insureds through its wholly-owned subsidiary, Federated Premium Finance, Inc. ("Federated Premium"), and offers auto title loans and other ancillary services through its wholly-owned subsidiary, Florida State Discount Auto Title Loans, Inc. ("Florida Auto Title").


     The Company markets and distributes Federated National's and third-party insurers' products and its other services primarily in South Florida, through a network of 15 Company-owned agencies and approximately 300 active independent agents. The Company believes that it can be distinguished from its competitors because it generates revenue from substantially all aspects of the insurance underwriting, distribution and claims process. The Company provides quality service to both its agents and insureds by utilizing an integrated computer system which links the Company's insurance and service entities. The Company's computer and software systems allow for rapid automated premium quotation, policy issuance, billing and payment and claims processing and enable the Company to continuously monitor substantially all aspects of its business. Using these systems, the Company's agents can access a customer's driving record, quote a premium, offer premium financing and, if requested, generate a policy on-site. The Company believes that these systems have facilitated its ability to market and underwrite insurance products on a cost-efficient basis, and that they will enhance the Company's ability to expand to other regions in Florida and to other states.


     The Company's primary product is nonstandard personal automobile insurance, which is principally provided to insureds who are unable to obtain preferred or standard insurance coverage because of their payment history, driving record, age, vehicle type or other factors, including market conditions for preferred or standard risks. Underwriting standards for preferred or standard insurance coverage have become more restrictive, thereby requiring more drivers to seek coverage in the nonstandard automobile insurance market. These factors have contributed to an increase in the size of the nonstandard personal automobile insurance market. Based on information provided by A.M. Best

Company, Inc. ("A.M. Best"), a leading rating agency for the insurance industry, from 1993 to 1997, the nonstandard personal automobile insurance market in the United States grew from approximately $14.2 billion to approximately $22.0 billion of annual premium volume and from approximately 15.1% to approximately 19.2% of the total personal automobile insurance market. Also according to A.M. Best, from 1993 to 1997, annual premium volume in the nonstandard personal automobile insurance market in Florida grew from approximately $1.5 billion to approximately $2.6 billion and from approximately 27.8% to approximately 35.6% of the total personal automobile insurance market in Florida.


BUSINESS STRATEGY


     The Company's strategy is to seek continued growth of its business by capitalizing on the efficiencies of its vertical integration and


      /bullet/ selectively expanding the Company's product offerings by underwriting additional insurance products and programs such as standard automobile insurance, which the Company commenced offering in August 1998, commercial vehicle insurance and homeowners' insurance, and marketing these products and programs through its distribution network;


      /bullet/ further penetrating the Florida market by acquiring additional insurance agencies and establishing relationships with additional independent agents in order to expand the Company's distribution network to and market its products and services in other regions of Florida;


      /bullet/ expanding direct marketing of insurance products to customers through mailings, media advertising and the Internet;


      /bullet/ maintaining a commitment to provide quality service to its agents and insureds by emphasizing customer service;


      /bullet/ encouraging agents to place a high volume of quality business with the Company by providing them with attractive commission structures tied to premium levels and loss ratios;


      /bullet/ identifying and reviewing opportunities to acquire additional insurers; and


      /bullet/ employing the business practices developed and used in Florida to ultimately expand to other selected states.


     The Company is continually exploring various acquisition opportunities, but does not currently have any understandings, commitments, arrangements or agreements with respect to any acquisition.


BACKGROUND


     Operations currently conducted by the Company commenced in November 1983 when Edward J. Lawson and Michele V. Lawson, the Company's co-founders, opened an independent insurance agency in South Florida to sell private passenger automobile insurance. Through internal growth and acquisitions, the number of Company-owned agencies has expanded to 15, located principally in South Florida. In September 1987, Mr. and Mrs. Lawson organized Federated Premium to offer premium financing services. The Company was incorporated in the State of Florida in March 1991 for the purpose of functioning as a holding company for Federated National, which commenced underwriting operations in 1992.


     In January 1997, the Company acquired all of the outstanding capital stock of Assurance MGA, Federated Premium and Superior, and in January and February 1998, the Company acquired all other insurance agencies and other affiliated companies not previously owned by the holding company (collectively, the "Consolidation"). Unless the context requires otherwise, all references herein to the "Company" refer to 21st Century Holding Company and its subsidiaries and their respective businesses as presently conducted and as historically conducted prior to the Consolidation.


     The Company's executive offices are located at 4161 N.W. 5th Street, Plantation, Florida 33317, and its telephone number is (954) 581-9993.



                                  THE OFFERING


Common Stock offered
 by the Company...................   1,250,000 shares


Common Stock outstanding
 before the Offering(1)...........   2,100,000 shares


Common Stock outstanding
 after the Offering(1)............   3,350,000 shares


Use of Proceeds...................   Contribution to Federated National's
                                     capital to increase its underwriting
                                     capacity, repayment of a portion of the
                                     outstanding balance under the Company's
                                     $4.0 million revolving line of credit and term loan agreement (the "Credit
                                     Facility"), financing of acquisitions and working capital and other general corporate purposes. See "Use of Proceeds."


Nasdaq National Market symbol.....   TCHC
----------------
(1) Does not give effect to the exercise of (i) the Over-Allotment Option; (ii) the Representative's Warrants; and (iii) stock options to purchase 282,400 shares of Common Stock granted under the 1998 Plan at an exercise price of $10.00 per share.

               SUMMARY CONSOLIDATED AND COMBINED FINANCIAL DATA

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)


     The following summary consolidated and combined financial data of the Company under the caption "Statement of Income Data" for the years ended December 31, 1997 and 1996 are derived from the Company's consolidated and combined financial statements, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The following summary consolidated and combined financial data of the Company under the caption "Statement of Income Data" for the six months ended June 30, 1998 and 1997 and the "Balance Sheet Data" under the caption "Actual" as of June 30, 1998 are derived from unaudited interim consolidated and combined financial statements contained elsewhere herein and includes all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial position and the results of operations of the Company as of and for these periods. Operating results for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. This summary consolidated and combined financial data should be read in conjunction with the consolidated and combined financial statements, the unaudited interim consolidated and combined financial statements and the notes thereto and the other financial information appearing elsewhere in this Prospectus.



                                                     SIX MONTHS ENDED               YEARS ENDED
                                                          JUNE 30                   DECEMBER 31
                                                 -------------------------   -------------------------
                                                     1998          1997         1997          1996
                                                 ------------   ----------   ----------   ------------
                                                        (UNAUDITED)
STATEMENT OF INCOME DATA:
Revenue:
 Gross premiums written ......................     $ 12,169       $8,842      $17,675       $ 14,850
 Net Premiums written ........................        8,397        6,802       13,016          9,248
 Net premiums earned .........................        6,678        4,978       10,924          9,643
 Commission income ...........................          979        1,567        2,358          1,535
 Net investment income .......................          506          453        1,047            850
 Net realized gains (losses) .................          389          (34)         (19)           155
 Other income ................................        1,551          553        1,439          2,117
                                                   --------       ------      -------       --------
 Total revenue ...............................       10,103        7,517       15,749         14,300
Expenses:
 Losses and LAE ..............................        4,681        3,272        7,414          7,660
 Operating and underwriting expenses .........        2,106        1,495        3,301          3,513
 Other expenses ..............................        1,537        1,980        3,682          2,423
                                                   --------       ------      -------       --------
 Total expenses ..............................        8,324        6,747       14,397         13,596
                                                   --------       ------      -------       --------
 Net income ..................................        1,112          641        1,070            626
 Net income per share ........................     $   0.53       $ 0.31      $  0.51       $   0.30
 Weighted average shares outstanding .........        2,100        2,100        2,100          2,100
STATUTORY OPERATING RATIOS:
 Loss ratio ..................................           77%          73%          75%            85%
 Expense ratio ...............................           23%          32%          24%            23%
                                                   --------      -------      -------       --------
 SAP Combined ratio ..........................          100%         105%          99%           108%
                                                   ========      =======      =======       ========

                                                  JUNE 30, 1998
                                          ------------------------------
                                             ACTUAL       AS ADJUSTED(1)
                                          ------------   ---------------
                                                   (UNAUDITED)
BALANCE SHEET DATA:
 Total investments ....................     $ 17,839        $ 17,839
 Finance contract receivables .........        4,943           4,943
 Total assets .........................       33,883          40,139
 Unpaid losses and LAE ................        7,623           7,623
 Unearned premiums ....................       10,100          10,100
 Revolving credit outstanding .........        3,850           2,350
 Shareholders' equity .................        6,865          14,903
 Book value per share .................         3.27            4.36


----------------
(1) Adjusted to reflect the sale of 1,250,000 shares of Common Stock by the Company in this Offering at an assumed initial public offering price of $7.50 per share and the application of the net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS


     In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby. This Prospectus contains in addition to historical information, forward-looking statements that involve risks and uncertainties. The words "expect," "estimate," "anticipate," "believe," "intend," "plan" and similar expressions and variations thereof are intended to identify forward--looking statements. The Company's actual results could differ materially from those set forth in or implied by any forward--looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below as well as those discussed elsewhere in this Prospectus.


NATURE OF THE COMPANY'S BUSINESS


     Factors affecting the sectors of the insurance industry in which the Company operates may subject the Company to significant fluctuations in operating results. These factors include competition, catastrophe losses and general economic conditions, including interest rate changes, as well as legislative initiatives, the frequency of litigation, the size of judgments and severe weather conditions. Specifically, the nonstandard automobile insurance market, which comprises the bulk of the Company's current operations, is influenced by many factors, including state and Federal insurance laws, market conditions for automobile insurance and state assigned risk and residual market plans. Additionally, an economic downturn in Florida could result in fewer car sales and less demand for automobile insurance.


     Historically, the financial performance of the property and casualty insurance industry has tended to fluctuate in cyclical patterns of soft markets followed by hard markets. Although an individual insurance company's financial performance is dependent on its own specific business characteristics, the profitability of most property and casualty insurance companies tends to follow this cyclical market pattern with profitability generally increasing in hard markets and decreasing in soft markets.


     The Company has grown rapidly over the last few years. The Company believes that a substantial portion of its future growth will depend on its ability, among other things, to successfully implement its business strategy, including expanding the Company's product offering by underwriting and marketing additional insurance products and programs through its distribution network and further penetrating the Florida market by acquiring additional insurance agencies and establishing relationships with additional independent agents in order to expand its distribution network. Any future growth is contingent on various factors, including the availability of adequate capital, the Company's ability to hire and train additional personnel, regulatory requirements and rating agency considerations. There is no assurance that the Company will be successful in expanding its business, that the existing infrastructure will be able to support additional expansion or that any new business will be profitable. Moreover, as the Company expands its insurance products and programs and the Company's mix of business changes, there can be no assurance that the Company will be able to maintain its profit margins or other operating results. There can also be no assurance that the Company will be able to obtain the required regulatory approvals to offer additional insurance products or expand into states other than Florida.


LIMITS ON THE COMPANY'S ABILITY TO EXPAND DUE TO CONSENT ORDER


     In connection with the Company obtaining approval from the Florida Department of Insurance to underwrite mobile home insurance, the Company entered into a Consent Order (the "Consent Order") with the Florida Department of Insurance which limits the amount of premiums it may underwrite. Consent orders are normally entered into by an insurance company with the Florida Department of Insurance when an insurance company desires to underwrite a new product. In 1998, Federated National may only underwrite $21.0 million in gross premiums written and $14.0 million in total net premiums written. In 1999, these limits increase to $24.0 million and $15.0 million, respectively. Federated National also is required to maintain a minimum capital surplus to support its underwriting program. In 1998 and 1999, Federated National is required to have capital surplus of $4.7 million and $5.9 million, respectively. The premium limits and capital surplus requirements impact Federated National's potential growth. Federated National's potential to exceed the premium limits and capital surplus requirements is great and its ability to exceed these requirements will be subject to the prior approval of the Florida Department of Insurance. The Florida Department of Insurance has indicated in writing its willingness to modify the Consent Order and increase Federated National's underwriting authority, subject to the completion of this Offering. However, there can be no assurance that Federated National will be able to obtain the required regulatory approvals, and the failure to do so could have a material adverse effect on the Company's ability to expand its business. See "Business--Regulation."


REINSURANCE CONSIDERATIONS


     Federated National follows the customary industry practice of reinsuring a portion of its risks and paying for that protection based upon premiums received on all policies subject to reinsurance. The Company's business is dependent upon Federated National's ability to transfer or "cede" significant amounts of the risk insured by it. The amount, availability and cost of reinsurance are subject to prevailing market conditions which are beyond Federated National's control, and they affect Federated National's level of business and profitability. Reinsurance makes the assuming reinsurer liable to the extent of the risk ceded. The Company ceded $5,978,636 in premiums written for the 12 month period ended September 30, 1998. Federated National's reinsurance is primarily ceded with Transatlantic Reinsurance Corporation ("Transatlantic Re"). Federated National, however, is subject to credit risk with respect to its current and future reinsurers, as the ceding of risk to its reinsurers does not relieve Federated National of its liability to its insureds with respect to the portion of the risk which has been reinsured, in the event of the reinsurers' failure to pay for any reason. The insolvency of Transatlantic Re or any other of Federated National's reinsurer's or their inability to make payments could have a material adverse effect on the Company's business, results of operations and financial condition. There can be no assurance that reinsurance will continue to be available to Federated National to the same extent, and at the same cost, as it has in the past. See "Business--Reinsurance."


DEPENDENCE ON INVESTMENT INCOME



     Federated National, similar to other property and casualty insurance companies, depends on income from its investment portfolio for a substantial portion of its earnings. A (i) significant decline in investment yields in Federated National's investment portfolio, (ii) default by the issuers of securities which Federated National owns or (iii) change in interest rates could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Investments."



ADEQUACY OF UNPAID LOSS AND LAE LIABILITY


     Federated National is directly liable for loss and loss adjustment expenses ("LAE") under the terms of the insurance policies it underwrites. Federated National establishes a liability for unpaid losses and LAE for the expected payment of all incurred losses and LAE. The liability for unpaid losses and LAE is an estimate based on historical data and anticipated future events. Actual losses and LAE may vary significantly from the established liability. Furthermore, factors such as inflation, claims settlement patterns, legislative activity and litigation trends, all of which are difficult to predict, may have a substantial impact on Federated National's actual loss experience. Accordingly, there can be no assurance that Federated National's liability for unpaid losses and LAE will be adequate to cover its actual losses. If Federated National's liability for unpaid losses and LAE is less than actual losses and LAE, Federated National will be required to increase the liability for unpaid losses and LAE with a corresponding reduction in Federated National's net income in the period in which the deficiency is identified. Future loss experience substantially in excess of Federated National's established liability for unpaid losses and LAE could have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Liability for Unpaid Losses and LAE."

REGULATION


     The Company is subject to the laws and regulations of Florida, its state of domicile, and will be subject to the laws of any state in which it conducts business in the future. These laws and regulations cover all aspects of its business and are generally designed to protect the interests of insurance policyholders. Such laws and regulations relate to authorized lines of business, capital surplus requirements, allowable rates and forms, investment parameters, underwriting limitations, restrictions upon transactions with affiliates, dividend limitations, changes in control, market conduct, limitations on premium financing service charges and interest for title loans and a variety of other financial and non-financial aspects of the Company's business. The failure of the Company to comply with applicable insurance laws and regulations or to have new insurance programs approved could have a material adverse effect on the Company's business, results of operations and financial condition. Prior to conducting insurance business in any states other than Florida, the Company will need to obtain a certificate of authority to conduct insurance business in such states. There can be no assurance that the Company will be able to obtain a certificate of authority in any additional states, and the failure to do so would limit the Company's ability to expand geographically. In addition, any changes in laws and regulations, including the adoption of consumer initiatives regarding rates charged for automobile or other insurance coverage, could materially adversely affect the Company's business, results of operations and financial condition.



     The National Association of Insurance Commissioners ("NAIC") has adopted a system of assessing the financial condition and stability of insurance companies, known as "IRIS ratios," and a system to test the adequacy of statutory capital, known as "risk-based capital," each of which applies to Federated National. The IRIS ratios consist of 11 ratios that are compiled annually from an insurance company's statutory financial reports and then compared against the NAIC-established "usual range" for each ratio. The IRIS ratios are used by state insurance departments to moniter and evaluate insurance companies; however, insurance companies which do not fall within the usual range with respect to the IRIS ratios are not automatically subject to regulatory action, but may prompt state regulators to investigate such variance. As of December 31, 1997, the Florida Department of Insurance found that Federated National was outside the usual range with respect to four IRIS tests. Federated National fell outside the usual range with respect to two of the IRIS tests due to not reporting its underwriting results related to the Florida Joint Underwriting Association ("FJUA"), an assigned risk pool for automobile insurance drivers, in its statutory financial statements prior to 1996 because it was unaware it was required to do so at the time. The full results of its FJUA participation since Federated National's inception were reported in the 1996 underwriting year. If the FJUA results are not considered, Federated National still falls outside the usual range with respect to two IRIS tests. Although the Florida Department of Insurance found that Federated National was outside the usual range with respect to the four IRIS tests, no regulatory action has been taken to date. There can be no assurance, however, that IRIS-related regulatory action will not be taken in the future. The risk-based capital rules establish statutory capital requirements based on levels of risk retained by an insurance company. The Florida Department of Insurance could require Federated National to cease operations in the event Federated National fails to maintain the required statutory capital. Federated National's adjusted capital at December 31, 1997 exceeded the applicable risk-based standards as established by the NAIC. Federated National's ratio of statutory surplus to its Authorized Control Level ("ACL") was 260.6% at December 31, 1997 and 290.6% at December 31, 1996. Regulatory action is triggered if surplus falls below 200% of the ACL amount. There can be no assurance that Federated National will be able to maintain the required capital levels or IRIS ratios. Failure to maintain risk-based capital at the required levels, or IRIS ratios within the NAIC's usual range, could adversely affect Federated National's ability to secure regulatory approvals as necessary or appropriate and would materially adversely affect the Company's business, results of operations and financial condition. See "Business--Regulation."



RISKS RELATING TO INSURANCE AGENTS


     The Company's insurance programs are managed by Assurance MGA, its managing general agent, which has underwriting authority on behalf of Federated National and third-party insurance companies which it represents. The Company markets Federated National's and third-party insurer's products and its other services through a network of 15 Company-owned agencies and approximately 300 active independent agents. Both Company-employed and independent agents may under certain circumstances have the ability to bind the Company. Since many of the agents are independent, the Company has only limited ability to exercise control over these agents. In the event that an independent agent exceeds its authority by binding the Company on a risk which does not comply with the Company's underwriting guidelines, the Company is at risk for that policy until it receives the application and effects a cancellation. Although the Company has not experienced a material loss from improper use of binding authority of its agents, improper use of such authority may result in losses which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Insurance Operations."



RISKS RELATING TO CLAIMS EXPERIENCE


     Nonstandard automobile insurance, which is the Company's primary product, generally involves the potential for increased loss exposure and higher claims experience. Abnormally high severity or frequency of claims in any period could have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview," and "Business--Insurance Operations."



LIMITED EXPERIENCE IN THE INSURANCE INDUSTRY


     Although certain of the Company's operations have been conducted since 1983 and certain of its executive officers and directors have substantial experience in the insurance industry, Federated National only commenced underwriting nonstandard automobile insurance in 1992, mobile home property and casualty insurance in 1997 and standard automobile insurance in August 1998. Accordingly, Federated National has relatively limited experience in the automobile insurance and mobile home property and casualty insurance businesses. In addition, Federated National will have limited or no experience in the additional insurance products which Federated National plans on introducing as part of its business strategy. There can be no assurance that the Company's lack of experience will not have a material adverse effect on the Company's business, results of operations and financial condition.


COMPETITION


     The Company operates in a highly competitive market and faces competition from both national and regional insurance companies, many of whom are larger and have greater financial and other resources than the Company, have favorable A.M. Best ratings and offer more diversified insurance coverage. The Company's competitors include other companies which market their products through agents, as well as companies which sell insurance directly to their customers. Large national writers may have certain competitive advantages over agency writers, including increased name recognition, increased loyalty of their customer base and reduced policy acquisition costs. The Company may also face competition from new or temporary entrants in its niche markets. In some cases, such entrants may, because of inexperience, desire for new business or other reasons, price their insurance below that of the Company. Although the Company's pricing is inevitably influenced to some degree by that of its competitors, management of the Company believes that it is generally not in the Company's best interest to compete solely on price, choosing instead to compete on the basis of underwriting criteria, its distribution network and high quality service to its agents and insureds. The Company competes with respect to personal automobile insurance in Florida with more than 100 companies which underwrite personal automobile insurance. Companies of comparable or smaller size, which compete with the Company in the nonstandard automobile insurance business include Fortune Insurance Company, U.S. Security Insurance Company, United Automobile Insurance Company, Direct General Insurance Company, and Security National Insurance Company, as well as major insurers such as Progressive Casualty Insurance Company. Competition could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Competition."

IMPORTANCE OF RATINGS BY INDUSTRY SERVICES


     Insurers compete for business on the basis of a number of factors, including the letter ratings assigned by A.M. Best and by other entities including Standard and Poor's Corporation and Demotech, Inc. A.M. Best's letter ratings for the industry currently range from "A++" (Superior) to "C-" (Fair) and some companies are not rated. These letter ratings are continually monitored and subject to adjustment by A.M. Best. In evaluating a company's financial and operating performance, A.M. Best reviews the company's profitability, leverage and liquidity as well as its book of business, the adequacy and soundness of its reinsurance, the quality and estimated market value of its assets, the adequacy of its reserves and the experience and competency of its management. Federated National has yet to receive an A.M. Best letter rating due to its limited operating history and there is no assurance that the letter rating will be obtained, and if obtained, that it will be favorable. Although Federated National has not yet received a letter rating from A.M. Best, A.M. Best has issued a Financial Performance Rating ("FPR") of "3 out of 9 (below average)" to Federated National. An FPR reflects A.M. Best's opinion of the financial strength and operating performance of property and casualty insurance companies on which it reports, that have not been assigned a letter rating due to, among other factors, insufficient operating history. A poor letter rating could adversely affect the Company. The Company expects Federated National to receive its rating in 1999. Federated National is rated "BBB" (Adequate and Secure) by Standard and Poor's Corporation and is rated "A" (Strong) by Demotech, Inc. If Federated National does receive a favorable A.M. Best letter rating (as to which there can be no assurance) and, if that rating or other available ratings were subsequently downgraded, the Company could also be adversely affected. See "Business--Regulation."


CATASTROPHE LOSSES


     Property and casualty insurance companies are subject to claims arising from catastrophes which may have a significant impact on their business, results of operations and financial condition. Catastrophe losses can be caused by a wide variety of events, including hurricanes, tropical storms, tornadoes, wind, hail, fires, riots and explosions, and their incidence and severity are inherently unpredictable. The extent of losses from a catastrophe is a function of two factors: the total amount of the insurance company's exposure in the area affected by the event and the severity of the event. Federated National's policyholders are currently concentrated in South Florida, which is periodically subject to adverse weather conditions such as hurricanes and tropical storms. Accordingly, the occurrence of a catastrophe in South Florida could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business".


RELIANCE ON KEY PERSONNEL


     The Company depends, and will continue to depend, on the services of its co-founders and principal shareholders, Edward J. Lawson, the Company's President and Chief Executive Officer, and Michele Lawson, its Vice President-Agency Operations and Treasurer. The Company will also be dependent on the services of other key personnel in the areas of administration, underwriting, claims and marketing. The ability of the Company to underwrite, market and distribute its insurance products is partially dependent upon its ability to retain these key personnel. The Company has entered into an employment agreement with each of Mr. and Mrs. Lawson; however, no assurance can be given that the Company can retain Mr. or Mrs. Lawson or its other key employees. The loss of Mr. or Mrs. Lawson or one or more of its other key employees could have a material adverse effect on the Company's business. The Company will be the sole beneficiary of key man life insurance policies in the amount of $1.0 million which it will maintain on each of Mr. and Mrs. Lawson effective upon consummation of this Offering. See "Management."


CONCENTRATION OF COMMON STOCK OWNERSHIP


     After giving effect to the sale of the 1,250,000 shares offered hereby, Edward J. Lawson and Michele V. Lawson will beneficially own approximately 37.8% of the issued and outstanding shares of

Common Stock. As the Company's largest shareholders, they are likely to have the power to influence significantly the election of the Company's directors and to effectively control the outcome of substantially all matters submitted to a vote of the Company's shareholders. See "Principal Shareholders."


DILUTION



     Purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution of $3.47 per share or 46.3% (assuming an initial public offering price of $7.50 per share) in the net tangible book value of their shares. See "Dilution."



ABSENCE OF PRIOR PUBLIC MARKET


     Prior to this Offering, there has been no public market for the Common Stock. There can be no assurance that an active trading market will develop or continue after this Offering. The initial public offering price has been determined by negotiations between the Company and the Representative and may not be indicative of the market price for the Common Stock after this Offering. The market price of the Common Stock is subject to significant fluctuations in response to variations in quarterly and annual operating results, general trends in the Company's industry actions taken by competitors, the overall performance of the stock market and other factors. See "Underwriting."


NASDAQ ELIGIBILITY AND MAINTENANCE REQUIREMENTS; POSSIBLE DELISTING OF COMMON STOCK FROM NASDAQ NATIONAL MARKET SYSTEM



     The Company has applied for listing of the Common Stock on the Nasdaq National Market upon the effective date of this Registration Statement. The Nasdaq National Market has certain criteria for the listing of securities, including standards for the maintenance of such listing. In order to qualify for initial quotation of securities on the Nasdaq National Market, an issuer, among other things, must have at least $6,000,000 in net tangible assets, $8,000,000 in market value of securities in the public float and a minimum bid price of $5.00 per share. For continued listing, an issuer, among other things, must have $4,000,000 in net tangible assets, $5,000,000 in market value of securities in the public float and a minimum bid price of $1.00 per share. If the Company is unable to satisfy the Nasdaq National Market's maintenance criteria in the future, its Common Stock may be delisted from the Nasdaq National Market. In such event, the Company would seek to list its securities on The Nasdaq SmallCap Market; however, if it is unable to do so, trading, if any, in the Company's Common Stock, would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the OTC Bulletin Board. As a consequence of any such delisting, an investor would likely find it more difficult to dispose of, or to obtain quotations as to the price of, the Company's Common Stock.



POTENTIAL ADVERSE MARKET IMPACT OF SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this Offering, the Company will have 3,350,000 shares of Common Stock outstanding. The 1,250,000 shares of Common Stock sold in this Offering will be freely tradable without restriction under the Securities Act, except for shares which are acquired by an "affiliate" of the Company. The holders of all 2,100,000 currently outstanding shares have agreed not to offer, sell or otherwise dispose of their shares for 13 months after the date of this Prospectus without the prior written consent of the Representative. After this period, all of the shares subject to this restriction will be eligible for sale in the public market, subject to the volume limitations and other restrictions contained in Rule 144 under the Securities Act. Future sales of the shares of Common Stock held by existing shareholders, or the perception that such sales may occur, could have an adverse effect on the price of the Common Stock. See "Shares Eligible for Future Sale."


AUTHORIZATION OF PREFERRED STOCK


     The Company's Amended and Restated Articles of Incorporation (the "Articles") authorize the issuance of preferred stock with designations, rights and preferences determined from time to time by its Board of Directors. Accordingly, the Company's Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that it will not do so in the future. See "Description of Capital Stock."


ANTITAKEOVER EFFECTS OF CERTAIN ARTICLES AND BYLAW PROVISIONS AND CERTAIN PROVISIONS OF FLORIDA LAW


     Certain provisions of the Articles and the Company's Bylaws (the "Bylaws") may be deemed to have antitakeover effects and may delay, defer or prevent a hostile takeover of the Company, including: a classified Board of Directors, prohibition of shareholder action by written consent and advance notice requirements for shareholder proposals and director nominations. In addition, Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in a "control share acquisition" will not possess any voting rights unless such voting rights are approved by a majority of the corporation's disinterested shareholders. A "control share acquisition" is an acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding "control shares" of a publicly held Florida corporation. "Control shares" are shares, which, except for the Florida Control Share Act, would have voting power that, when added to all other shares owned by a person or in respect to which such person may exercise or direct the exercise of voting power, would entitle such person, immediately after acquisition of such shares, directly or indirectly, alone or as a part of a group, to exercise or direct the exercise of voting power in the election of directors within any of the following ranges: (a) at least 20% but less than 331/3% of all voting power,
(b) at least 331/3% but less than a majority of all voting power; or (c) a majority or more of all voting power. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). See "Description of Capital Stock."


NO DIVIDENDS


     The Company has not paid any dividends on its Common Stock and anticipates that for the foreseeable future all earnings, if any, will be retained for the operation and expansion of the Company's business. Moreover, the ability of the Company to pay dividends, if and when its Board of Directors determines to do so, may be restricted by regulatory limits on the amount of dividends which Federated National is permitted to pay to the Company. See "Dividend Policy" and "Business--Regulation."


HOLDING COMPANY STRUCTURE; DIVIDENDS AND OTHER RESTRICTIONS



     The Company is an insurance holding company with assets consisting primarily of the capital stock of its subsidiaries. The Company's operations and the Company's ability to service its indebtedness are and will continue to be limited by the earnings of the Company's subsidiaries and the distribution or other payment of such earnings to the Company in the form of dividends, loans, advances or the reimbursement of expenses. The payment of dividends, the making of loans and advances or the reimbursement of expenses to the Company by its subsidiaries is contingent upon the earnings of those subsidiaries and is subject to various business considerations. In addition, payments of dividends to the Company or its affiliates by the Company's subsidiaries is subject to various statutory and regulatory insurance industry restrictions. Although the Company believes that amounts required for it to meet its financial and operating obligations will be available for distribution to the Company, there can be no assurance in this regard.

YEAR 2000 ISSUE


     The Company has evaluated its internal systems, both hardware and software, facilities, and interactions with business partners in relation to year 2000 issues. In 1996, the Company began converting its computer systems to be year 2000 compliant. As of December 31, 1997, the Company believes that it had completed its efforts to bring the systems into compliance. The Company will continue to contact its business partners (including agents, banks, motor vehicle departments and rating agencies) to determine the status of their compliance and to assess the impact of noncompliance on the Company. The Company believes that it is taking the necessary measures to mitigate issues that may arise relating to the year 2000. However, there can be no assurance that significant year 2000-related computer operating problems or expenses will not arise with the Company's computer systems and software or in the computer systems and software of the Company's business partners and have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Matters."


REPRESENTATIVE'S WARRANTS



     In connection with the Offering, the Company will sell to the Representative, for nominal consideration, the Representative's Warrants. The Representative's Warrants are initially exercisable at a price per share equal to 145.0% of the initial public offering price for a period of four years commencing one year after the date of this Prospectus and are restricted from sale, transfer, assignment or hypothecation for a period of 12 months from the date hereof, except to officers of the Representative. The Representative's Warrants also provide for adjustment in the number of shares of Common Stock issuable upon the exercise thereof as a result of certain subdivisions and combinations of the Common Stock. The Representative's Warrants grant to the holders thereof certain rights of registration for the shares of Common Stock issuable upon exercise of the Representative's Warrants. The holders of the Representative's Warrants will have the opportunity to profit from a rise in the market price of the Common Stock, if any. The terms on which the Company may obtain additional financing during the period that the Representative's Warrants are outstanding may be adversely affected by the existence of the Representative's Warrants. The holders of the Representative's Warrants may exercise them at a time when the Company might be able to obtain additional capital through a new offering of securities on terms more favorable than those provided by the Representative's Warrants. See "Description of Capital Stock", "Underwriting", and "Shares Eligible for Future Sale."



REPRESENTATIVE'S RIGHT TO DESIGNATE A PERSON FOR ELECTION TO THE COMPANY'S BOARD OF DIRECTORS


     In connection with the Offering, the Company has agreed, for a three-year period following the effective date of the Registration Statement of which this Prospectus forms a part, to elect one designee of the Representative to the Company's Board of Directors. In the event that the Representative does not designate a person for election to the Company's Board of Directors, the Representative is entitled to information and observer rights with respect to meetings of the Company's Board of Directors and executive committees, if any. The ability to designate a person for election to the Company's Board of Directors gives the Representative the power to influence decisions made by the Company's Board of Directors. See "Underwriting."


BROAD DISCRETION IN APPLICATION OF PROCEEDS; UNSPECIFIED ACQUISITIONS



     Approximately 50.2% of the net proceeds of this Offering will be applied to acquisitions, working capital and general corporate purposes. Accordingly, management of the Company will have broad discretion over the use of such proceeds. Although the Company may utilize a portion of the net proceeds for potential acquisitions, as of the date hereof, the Company does not have any understanding, commitments, arrangements or agreements with respect to any acquisition. The Company's shareholders may have no opportunity to approve specific acquisitions or to review the financial condition of any potential target company. Moreover, there can be no assurance that any such acquisition opportunities will become available, that the Company will be successful in acquiring any such acquisition candidate on favorable terms, or that the Company will be successful in marketing the products or services of any entity acquired by it. See "Use of Proceeds."




                                USE OF PROCEEDS



     The net proceeds to the Company from the sale of the 1,250,000 shares of Common Stock being offered hereby at an assumed initial public offering price of $7.50 per share are estimated to be approximately $8,037,500 ($9,303,125 if the Over-Allotment Option is exercised in full) after deducting the underwriting discount, the non-accountable expense allowance and other estimated offering expenses payable by the Company.



     The net proceeds are expected to be used as follows:




                                                                        APPROXIMATE     APPROXIMATE
                                                                           AMOUNT       PERCENTAGE
                                                                       -------------   ------------
Contribution to the capital of Federated National ..................    $2,500,000          31.1%
Repayment of a portion of the amount outstanding under the Company's
 Credit Facility(1) ................................................     1,500,000          18.7
Financing of Acquisitions(2) .......................................     2,500,000          31.1
Working capital and general corporate purposes .....................     1,537,500          19.1
                                                                        ----------         -----
Total ..............................................................    $8,037,500         100.0%
                                                                        ==========         =====


----------------
(1) The Company intends to repay a portion of the amount outstanding under the Credit Facility and to borrow under the Credit Facility in the future as the need arises. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

(2) The Company is continually exploring various acquisition opportunities, but does not currently have any understandings, commitments, arrangements or agreements with respect to any acquisition.


     The amounts and timing of the above expenditures may vary and will depend on numerous factors. The net proceeds from the exercise of the Over-Allotment Option, if any, will be used for working capital and general corporate purposes. The Company believes that the net proceeds of this Offering, when combined with its current capital resources, will be sufficient to support current operations and expected growth for at least 24 months from completion of this Offering. See "Risk Factors--Broad Discretion in Application of Proceeds; Unspecified Acquisitions."


     Pending use of the proceeds as described above, the net proceeds will be invested in bank deposits and short-term, investment grade securities, including government obligations and money market instruments.



                                DIVIDEND POLICY


     The Company has not paid dividends on its Common Stock and anticipates that for the foreseeable future all earnings, if any, will be retained for the operation and expansion of the Company's business. Moreover, the ability of the Company to pay dividends if and when its Board of Directors determines to do so, may be restricted by regulatory limits on the amount of dividends which Federated National is permitted to pay to the Company. See "Business--Regulation."

                                    DILUTION



     As of June 30, 1998, the net tangible book value of the Company was $5,459,176 or $2.60 per share. Net tangible book value represents the amount of total assets including deferred policy acquisition costs, less any intangible assets and total liabilities. After giving effect to the sale of 1,250,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $7.50 per share) and after deducting the underwriting discount, the non-accountable expense allowance and other estimated expenses of this Offering, the pro forma net tangible book value as of June 30, 1998 would have been $13,496,676 or $4.03 per share. This represents an immediate increase in net tangible book value of $1.43 per share to existing shareholders and an immediate dilution of $3.47 per share or 46.3% per share to investors in this Offering. The following table illustrates this per share dilution:





Assumed public offering price ..........................................                 $  7.50
  Net tangible book value per share at June 30, 1998 ...................    $  2.60
  Increase attributable to new investors ...............................       1.43
                                                                            -------
Pro forma net tangible book value per share after the offering .........                    4.03
                                                                                         -------
Dilution to new investors ..............................................                 $  3.47
                                                                                         =======



     If the Over-Allotment Option is exercised in full, the pro forma net tangible book value per share of Common Stock after the Offering would be $4.17, which would result in dilution to new investors in this Offering of $3.33 per share or 44.4% per share of Common Stock.



     The following table shows, at June 30, 1998, a comparison of the total number of shares of Common Stock purchased from the Company, the total consideration paid and the average price paid per share by existing shareholders and to be paid by investors who purchase shares of Common Stock in this Offering (at an assumed initial public offering price of $7.50 per share):



                                     SHARES PURCHASED          TOTAL CONSIDERATION
                                  -----------------------   --------------------------    AVERAGE PRICE
                                     NUMBER      PERCENT        DOLLARS       PERCENT       PER SHARE
                                  -----------   ---------   --------------   ---------   --------------
Existing Shareholders .........   2,100,000        62.7%     $ 4,584,445        32.8%        $ 2.18
New Investors .................   1,250,000        37.3        9,375,000        67.2         $ 7.50
                                  ---------       -----      -----------       -----
  Total .......................   3,350,000       100.0%     $13,959,445       100.0%
                                  =========       =====      ===========       =====

                                 CAPITALIZATION


     The following table sets forth the actual capitalization of the Company as of June 30, 1998 and as adjusted to give effect to the sale of 1,250,000 shares of Common Stock offered hereby (at an assumed initial public offering price at of $7.50 per share) and the receipt of the net proceeds therefrom. This table should be read in conjunction with the Company's consolidated and combined financial statements and the notes thereto included elsewhere in this Prospectus.




                                                                                  JUNE 30, 1998
                                                                            -------------------------
                                                                              ACTUAL      AS ADJUSTED
                                                                            ----------   ------------
                                                                             (DOLLARS IN THOUSANDS)
                                                                                   (UNAUDITED)
Current maturities of debt ..............................................     $4,250       $ 2,750
                                                                              ======       =======
Total debt excluding current maturities .................................         --            --
Shareholders' equity: ...................................................
 Preferred Stock, $.01 par value, authorized 1,000,000 shares, issued and
   outstanding no shares ................................................         --            --
 Common Stock, $.01 par value. Authorized 25,000,000 shares, issued and
   outstanding 2,100,000 shares (3,350,000 as adjusted) .................         21            34
 Additional paid-in capital .............................................      4,564        12,589
 Accumulated other comprehensive income .................................       (109)         (109)
 Retained earnings ......................................................      2,389         2,389
                                                                              ------       -------
  Total shareholders' equity ............................................      6,865        14,903
                                                                              ------       -------
  Total capitalization ..................................................     $6,865       $14,903
                                                                              ======       =======

               SELECTED CONSOLIDATED AND COMBINED FINANCIAL DATA

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)


     The following selected consolidated and combined financial data of the Company under the caption "Statement of Income Data" for the years ended December 31, 1997, and 1996 and under the caption "Balance Sheet Data" as of December 31, 1997 are derived from the Company's consolidated and combined financial statements, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The following selected consolidated and combined financial data of the Company under the caption "Statement of Income Data" for the six months ended June 30, 1998 and 1997 and under the caption "Balance Sheet Data" as of June 30, 1998 are derived from unaudited interim consolidated and combined financial statements contained elsewhere herein and includes all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial position and the results of operations as of and for these periods. Operating results for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. This selected consolidated and combined financial data should be read in conjunction with the consolidated and combined financial statements, the unaudited interim consolidated and combined financial statements and the notes thereto and the other financial information appearing elsewhere in this Prospectus.



                                                     SIX MONTHS ENDED               YEARS ENDED
                                                          JUNE 30                   DECEMBER 31
                                                 -------------------------   -------------------------
                                                     1998          1997         1997          1996
                                                 ------------   ----------   ----------   ------------
                                                        (UNAUDITED)
STATEMENT OF INCOME DATA:
Revenue:
 Gross premiums written ......................     $ 12,169       $8,842      $17,675       $ 14,850
 Net premiums written ........................        8,397        6,802       13,016          9,248
 Net premiums earned .........................        6,678        4,978       10,924          9,643
 Commission income ...........................          979        1,567        2,358          1,535
 Net investment income .......................          506          453        1,047            850
 Net realized gains (losses) .................          389          (34)         (19)           155
 Other income ................................        1,551          553        1,439          2,117
                                                   --------       ------      -------       --------
 Total revenue ...............................       10,103        7,517       15,749         14,300
Expenses:
 Losses and LAE ..............................        4,681        3,272        7,414          7,660
 Operating and underwriting expenses .........        2,106        1,495        3,301          3,513
 Other expenses ..............................        1,537        1,980        3,682          2,423
                                                   --------       ------      -------       --------
 Total expenses ..............................        8,324        6,747       14,397         13,596
                                                   --------       ------      -------       --------
 Net income ..................................        1,112          641        1,070            626
 Net income per share ........................     $   0.53       $ 0.31      $  0.51       $   0.30
 Weighted average shares outstanding .........        2,100        2,100        2,100          2,100
STATUTORY OPERATING RATIOS:
 Loss ratio ..................................           77%          73%          75%            85%
 Expense ratio ...............................           23%          32%          24%            23%
                                                   --------      -------      -------       --------
 SAP Combined ratio ..........................          100%         105%          99%           108%
                                                   ========      =======      =======       ========

                                           JUNE 30, 1998     DECEMBER 31, 1997
                                          ---------------   -------------------
                                            (UNAUDITED)
BALANCE SHEET DATA:
 Total investments ....................      $ 17,839            $ 15,760
 Finance contract receivables .........         4,943               2,344
 Total assets .........................        33,883              25,677
 Unpaid losses and LAE ................         7,623               6,726
 Unearned premiums ....................        10,100               7,500
 Revolving credit outstanding .........         3,850               1,594
 Shareholders' equity .................         6,865               5,102
 Book value per share .................          3.27                2.43

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW


     The Company, through its subsidiaries, is engaged in the insurance underwriting, distribution and claims business. Federated National, the Company's insurance subsidiary, generates revenues from the collection and investment of premiums. The Company's agency operations generate income from policy fees, commissions, premium financing referral fees, auto tag agency fees and the marketing of ancillary services. Federated Premium generates revenue from premium financing provided to Company and third party insureds. Assurance MGA, the Company's managing general agent, generates revenue through policy fee income and other administrative fees from the marketing of third parties' insurance products through the Company's distribution network.


     The Company's business, results of operations and financial condition are subject to fluctuations due to a variety of factors. Abnormally high severity or frequency of claims in any period could have a material adverse effect on the Company's business, results of operations and financial condition. Also, if Federated National's estimated liabilities for unpaid losses and LAE is less than actual losses and LAE, Federated National will be required to increase reserves with a corresponding reduction in Federated National's net income in the period in which the deficiency is identified. The Company operates in a highly competitive market and faces competition from both national and regional insurance companies, many of whom are larger and have greater financial and other resources than the Company, have favorable A.M. Best ratings and offer more diversified insurance coverage. The Company's competitors include other companies which market their products through agents, as well as companies which sell insurance directly to customers. Large national writers may have certain competitive advantages over agency writers, including increased name recognition, increased loyalty of their customer base and reduced acquisition costs. The Company may also face competition from new or temporary entrants in its niche markets. In some cases, such entrants may, because of inexperience, desire for new business or other reasons, price their insurance below that of the Company. Although the Company's pricing is inevitably influenced to some degree by that of its competitors, management of the Company believes that it is generally not in the Company's best interest to compete solely on price, choosing instead to compete on the basis of underwriting criteria, its distribution network and superior service to its agents and insureds. The Company competes with respect to automobile insurance in Florida with more than 100 companies which underwrite personal automobile insurance.


RESULTS OF OPERATIONS


  SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30, 1997


     GROSS PREMIUMS WRITTEN. Gross premiums written increased 38.6% to $12.2 million for the six month period ended June 30, 1998 from $8.8 million for the same period in 1997. The increase in gross premiums written is primarily attributable to an increase in the number of independent agents working with the Company from 1997 to 1998. Marketing efforts also contributed to the increase in the amount of premiums written through independent agents to approximately 40.9% or $9.3 million for the six month period ended June 30, 1998 from $6.6 million for the same period in 1997. The increase in gross premiums written was also attributable to an increase in premiums written by Company-owned agencies of approximately 31.8% to $2.9 million in 1998 from $2.2 million in 1997.


     NET PREMIUMS WRITTEN. Net premiums written increased 23.5% to $8.4 million for the six month period ended June 30, 1998 from $6.8 million for the same period in 1997. The difference in growth rates for gross and net premiums written reflects the impact of reinsurance, because $3.8 million or 31.1% of premiums written were ceded to a reinsurer for the six month period ended June 30, 1998 as compared to $2.0 million or 22.7% for the same period in 1997. Net premiums written grew at a faster rate than gross premiums written as a result of the April 1997 modification of a reinsurance agreement wherein the percentage of future premiums written ceded was reduced to 30.0% from 50.0%. The modification was prospective in nature with the intent to earn premiums ceded as well as reinsure against future loss at the new ceding rate of 30%. This modification resulted in $1.3 million of gross premiums previously ceded being refunded to the Company from the reinsurer. The refund represented the 20% reduction in the ceding rate of the unearned portion of existing policy terms. There was no effect on the net premiums earned or loss and loss adjustment expense incurred as a result of the modification.



     NET PREMIUMS EARNED. Net premiums earned increased 34.0% to $6.7 million for the six month period ended June 30, 1998 from $5.0 million for the same period in 1997.


     COMMISSION INCOME. Commission income decreased 37.5% to $1.0 million for the six month period ended June 30, 1998 from $1.6 million for the same period in 1997. Commission income consists of fees earned by the Company-owned agencies placing business with third party insurers and third party premium finance companies. The decrease is partially attributable to a $300,000 decrease in commissions earned on business placed with third party insurers. The remainder of the decrease is attributable to the fact that during 1997, premium financing was placed almost exclusively with third party companies for which commissions were received, as compared to 1998, where premium financing was placed substantially with Federated Premium for which no commissions are paid.


     FINANCE REVENUES. Finance revenues increased to $716,000 for the six month period ended June 30, 1998 from approximately $22,000 for the same period in 1997. The increase was attributable to an increase in the number of premium contracts financed by Federated Premium to 10,129 for the six month period ended June 30, 1998 from zero for the same period in 1997. In order to terminate a premium finance lending arrangement which was not favorable to the Company's overall growth strategy, Federated Premium ceased all new premium financing with its customers in July 1996 and subsequently terminated the premium finance lending arrangement with its lender in early 1997. In September 1997, a new premium finance lending arrangement was established and the Company recommenced its premium financing activities.


     INVESTMENT INCOME. Investment income consists of net investment income and net realized gains (losses). Investment income increased 113.6% to $895,000 for the six month period ended June 30, 1998 from $419,000 for the same period in 1997. The Company experienced realized gains of $390,000 for the six month period ended June 30, 1998 compared to realized losses of ($34,000) for the same period in 1997.


     OTHER INCOME. Other income increased 57.3% to $835,000 for the six month period ended June 30, 1998 from $531,000 for the same period in 1997. Other income is comprised mainly of the managing general agent's policy fee income on all new and renewal insurance policies, and revenue on auto tag products.


     LOSSES AND LAE. The Company's Loss Ratio, as determined in accordance with GAAP, for the six month period ended June 30, 1998 was 77.0% compared with 73.0% for the same period in 1997. Losses and LAE incurred increased 42.4% to $4.7 million for the six month period ended June 30, 1998 from $3.3 million for the same period in 1997 as compared to net premiums earned which increased by 34.0% to $6.7 million for the six month period ended June 30, 1998 from $5.0 million for the same period in 1997. Losses and LAE, the Company's most significant expense, represent actual payments made and changes in estimated future payments to be made to or on behalf of its policyholders, including expenses required to settle claims and losses. Losses and LAE are influenced by loss severity and frequency. Because the Loss Ratio is dependent on net premiums earned and the fact that the ratio of net premiums earned over gross premiums written decreased to 54.9% for the six month period ended June 30, 1998 from 56.8% for the same period in 1997, the Loss Ratio increased by a nominal amount compared to the decrease in the ratio of net premiums earned to gross premiums written. The Company believes that the severity and frequency of claims remained stable for the periods under comparison.


     OPERATING AND UNDERWRITING EXPENSES. Operating and underwriting expenses increased 40.0% to $2.1 million for the six month period ended June 30, 1998 from $1.5 million for the same period in 1997.

This increase is primarily attributable to the increase in costs associated with supporting the growth of the Company's operations. This increase is also due to the increase in interest expense of $150,000 for the six month period ended June 30, 1998 from $0 for the same period in 1997. This increase is attributable to the initiation of the premium finance funding arrangement between Federated Premium and a lender in September 1997.


     SALARIES AND WAGES. Salaries and wages remained relatively constant at approximately $1.6 million for the six month periods ended June 30, 1998 and 1997.



     AMORTIZATION OF DEFERRED POLICY ACQUISITION COSTS. Amortization of deferred policy acquisition costs decreased to $(197,000) for the six month period ended June 30, 1998 from $395,000 for the same period in 1997. Amortization of deferred policy acquisition costs consists of the actual amortization of deferred policy acquisition costs less commissions earned on reinsurance ceded. The decrease in the amortization of deferred policy acquisition costs is attributable to the increase in commissions from reinsurance ceded by Federated National of 118.0% to $1.2 million for the six month period ended June 30, 1998 from $550,000 for the same period in 1997. This increase is primarily the result of the modification of the reinsurance agreement in April 1997 which resulted in a refund to the reinsurer for $375,000 of commissions. Additional commissions were generated from the increase in gross premiums written in 1998. The decrease in the amortization of deferred policy acquisition costs was partially offset by the increase of the actual amortization of deferred policy acquisition costs of 6.0% to $1.0 million at June 30, 1998 from $943,000 at June 30, 1997. This increase is attributable to the premiums written by independent agencies which increased by 40.9% to $9.3 million for the six month period ended June 30, 1998 from $6.6 million for the same period in 1997.



     INCOME TAX EXPENSE. The Company's estimated effective income tax rate was 37.5% for the six months ended June 30, 1998 compared with an estimated effective income tax rate of 16.7% for the same period in 1997. This increase is primarily the result of the January and February 1998 acquisition by the Company of certain insurance agencies and other affiliated companies which prior to their acquisition were S Corporations for Federal income tax purposes.



  YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996


     GROSS PREMIUMS WRITTEN. Gross premiums written increased 18.8% to $17.7 million in 1997 from $14.9 million in 1996. The increase in premiums written is primarily attributable to an increase in the number of independent agents from 1996 to 1997. Marketing efforts also contributed to the increase in the amount of gross premiums written through independent agents by $3.3 million to $13.2 million in 1997 from $9.9 million in 1996. The increase in gross premiums written was partially offset by a nominal decrease in gross premiums written by Company-owned agencies of $430,000. The increase in gross written premiums can also be attributed to an increase in the average price of non-standard automobile insurance in the South Florida area.


     NET PREMIUMS WRITTEN. Net premiums written increased 41.3% to $13.0 million in 1997 from $9.2 million in 1996. The difference in growth rates for gross and net premiums written reflects the impact of reinsurance, because $4.7 million or 26.6% of premiums written were ceded to a reinsurer in 1997 compared to $5.6 million or 37.6% in 1996. Net premiums written grew at a slower rate than gross premiums written as a result of the April 1997 modification of a reinsurance agreement. On December 31, 1996, the Company modified the reinsurance agreement to increase the percentage of future written premiums ceded from 30.0% to 50.0%. The modification was prospective in nature with the intent to earn premiums ceded as well as reinsure against future loss at the new ceding rate of 50%. This modification resulted in an additional $1.2 million of premiums written being ceded to the reinsurer. The ceded amount represented the 20% increase in the ceding rate of the unearned portion of existing policy terms. There was no effect on the net premiums earned or loss and loss adjustment expense incurred as a result of the modification. Effective April 1, 1997, the Company again modified the reinsurance agreement to reduce the percentage of future premiums written ceded to the original 30.0%. The modification was prospective in nature with the intent to earn premiums ceded as well as reinsure against future loss at the new ceding rate of 30%. This modification resulted in $1.3 million of premiums ceded being refunded to the Company from the reinsurer. The refund represented the 20% reduction in the ceding rate of the unearned portion of existing policy terms. There was no effect on the net premiums earned or loss and loss adjustment expense incurred as a result of the modification.


     NET PREMIUMS EARNED. Net premiums earned increased 13.5% to $10.9 million in 1997 from $9.6 million in 1996.


     COMMISSION INCOME. Commission income increased 60.0% to $2.4 million in 1997 from $1.5 million in 1996. The increase in commission income is primarily attributable to the increase in Company-owned agency fees of 40.0% to $2.1 million in 1997 from $1.5 million in 1996 which was due to an increase in the number of Company-owned agencies to 12 in 1997 from 11 in 1996. The increase in commission income was also attributable to an increase of $300,000 in premium financing commissions due to the fact that during 1997, premium financing was placed almost exclusively with third party premium finance companies for which commissions were received, as compared to 1996, where premium financing was placed substantially with Federated Premium for which no commissions are paid.


     FINANCE REVENUES. Finance revenues decreased 77.6% to $220,000 in 1997 from $982,000 in 1996. The decrease was attributable to a decrease in the number of premium contracts financed by Federated Premium of 57.7% to 4,497 in 1997 from 10,634 in 1996. In order to terminate a premium finance lending arrangement which was not favorable to the Company's overall growth strategy, Federated Premium ceased all new premium financing with its customers in July 1996 and subsequently terminated the premium finance lending arrangement with its lender in early 1997. In September 1997, a new premium finance lending arrangement was established and the Company recommenced its premium financing activities. Nearly all of the $220,000 in finance revenue earned for the year was earned in the fourth quarter of 1997.


     INVESTMENT INCOME. Investment income remained relatively constant at $1.0 million in 1997 and 1996. This was primarily the result of a decrease in the average investment yield as lower yielding securities were sold or matured and reinvestments were made at lower market rates offset by an increase in total amounts invested. The Company experienced realized losses of ($19,000) in 1997 compared to realized gains of $155,000 in 1996.


     OTHER INCOME. Other income increased 9.1% to $1.2 million in 1997 from $1.1 million in 1996. Other income is comprised mainly of the managing general agent's policy fee income on all new and renewal insurance policies and revenue on auto tag products.


     LOSSES AND LAE. The Company's Loss Ratio, as determined in accordance with GAAP, for 1997 was 75.0% compared with 85.0% in 1996. The loss and LAE decreased 3.9% to $7.4 million in 1997 from $7.7 million in 1996 as compared to net premium earned which increased by 13.5% to $10.9 million in 1997 from $9.6 million in 1996. The lower Loss Ratio in 1997 was primarily attributable to the hiring of an experienced manager and key personnel, improvement on the claims evaluation process implementing a strategy to minimize legal expenses and introducing revised claims evaluation procedures. In addition, the Loss Ratio related to the mobile home product was below that of non-standard automobile products and the introduction of this product in 1997 reduced the Loss Ratio in 1997. Non-standard automobile insurance rates increased in the South Florida area in 1997, further contributing to the decrease in the Loss Ratio.


     OPERATING AND UNDERWRITING EXPENSES. Operating and underwriting expenses decreased 5.7% to $3.3 million in 1997 from $3.5 million in 1996. This decrease is primarily due to the decrease in interest expense of $410,000 to $50,000 in 1997 from $460,000 in 1996. This is attributable to the termination of the premium finance funding arrangement between the Company's Federated Premium subsidiary and a lender in early 1997. This decrease was offset by the costs of expanded marketing and advertising expenses.

     SALARIES AND WAGES. Salaries and wages increased 24.0% to $3.1 in 1997, from $2.5 million in 1996. The $600,000 increase is primarily a result of the hiring of six key management executives in 1997 and the latter half of 1996 and the increase in personnel required to manage the increased volume in underwriting and claims, as well as the increase in the number of affiliated agencies to 12 in 1997 from 11 in 1996. The Company's employee count increased approximately 21.7% to 129 at year end 1997 from 106 at year end 1996.


     AMORTIZATION OF DEFERRED POLICY ACQUISITION COSTS. Amortization of deferred policy acquisition costs increased to $496,000 in 1997 from $(149,000) in 1996. The increase is attributable to the increase in the actual amortization of deferred policy acquisition costs of 38.5% to $1.8 million in 1997 from $1.3 million in 1996. This increase is attributable to the premiums written by independent agencies which increased by 31.8% to $11.2 million in 1997 from $8.5 million in 1996. This increase was also attributable to a decrease in commissions earned from reinsurance ceded by Federated National to $1.3 million in 1997 from $1.4 million in 1996. The net decrease in commissions ceded is primarily the result of the return of $375,000 of commissions to the reinsurer related to the refund of premiums ceded to the Company based on the reinsurance modification in April 1997. This was offset by the increase in additional ceding commissions related to the increase in premiums written earned in 1997.



     INCOME TAX EXPENSE. The Company's estimated effective income tax rate was 20.9% for 1997 compared with 11.2% for 1996. This increase in the effective tax rate is primarily the result of the January 1997 acquisition by the Company of Assurance MGA, Federated Premium and Superior which, prior to their acquisition, were S Corporations for Federal income tax purposes.



LIQUIDITY AND CAPITAL RESOURCES


     The Company's primary sources of capital are revenues generated from operations, investment income and borrowings under credit facilities. Because the Company is a holding company, it is largely dependent upon dividends from its subsidiaries for cash flow.


     In September 1997, Federated Premium entered into the Credit Facility, as amended, which is used to fund its operations. Each advance is subject to availability under a borrowing base calculation based upon a percentage of eligible accounts receivable, with maximum advances outstanding not to exceed the maximum credit commitment of $4.0 million. The outstanding balance of the Credit Facility as of September 30, 1998 was $3,648,828. The annual interest rate on borrowings under the Credit Facility is the prime rate plus 1.75%. The Credit Facility contains various operating and financial covenants and is collateralized by a first lien and assignment of all of Federated Premium's finance contracts receivable. Federated Premium was in compliance with all covenants under the Credit Facility as of June 30, 1998. The Credit Facility expires on September 30, 2000.


     The Company is also party to a $400,000 line of credit which expires on December 30, 1998. The line of credit has an annual interest rate at 1.25% over the lender's variable base rate. The line was fully utilized and outstanding at June 30, 1998. These funds were used for a November 1997 acquisition of an unaffiliated agency.


     For the 30-month period ended June 30, 1998, operations generated operating cash flow of $9.8 million, and operating cash flow is expected to be positive in both the short-term and reasonably foreseeable future. In addition, the Company's investment portfolio is highly liquid as it consists almost entirely of readily marketable securities.


     The Company believes that the net proceeds of this Offering, when combined with its current capital resources, will be sufficient to support current operations and expected growth for at least 24 months from the completion of this Offering.


     In October 1996, Federated National purchased land in Plantation, Florida to construct a headquarters building. In August 1998, the building was completed and the Company consolidated its executive offices and administrative operations in the building, which consists of approximately 14,000 square feet. The cost of the project was approximately $1.5 million of which approximately $925,000 has been paid as of June 30, 1998.



     To retain its certificate of authority, the Florida insurance laws and regulations require that Federated National maintain capital surplus equal to the greater of 10.0% of its liabilities or the 1997 statutory minimum capital and surplus requirement of $2.1 million as defined in the Florida Insurance Code. The Company is also required to adhere to prescribed premium-to-capital surplus ratios. The Company is in compliance with these requirements.


     The maximum amount of dividends which can be paid by Florida insurance companies without prior approval of the Florida Commissioner is subject to restrictions relating to statutory surplus. The maximum dividend that may be paid in 1998 by the Company without prior approval is limited to the lesser of statutory net income from operations of the preceding calendar year or 10.0% of statutory unassigned capital surplus as of the preceding December 31, and amounted to $0 at December 31, 1997.


     The Company is party to the Consent Order which limits the amount of premiums it can underwrite in 1998 and 1999. See "Business--Regulation."



     The Company is required to comply with the NAIC's risk-based capital requirements. The NAIC's risk-based capital requirements are a method of measuring the amount of capital appropriate for an insurance company to support its overall business operations in light of its size and risk profile. NAIC's risk-based capital standards are used by regulators to determine appropriate regulatory actions relating to insurers who show signs of weak or deteriorating condition. As of June 30, 1998, based on calculations using the appropriate NAIC formula, the Company's total adjusted capital is in excess of ratios which would require any form of regulatory action. GAAP differs in some respects from reporting practices prescribed or permitted by the Florida Department of Insurance. Federated National's statutory capital surplus was approximately $4,112,265 as of December 31, 1997 and $4,708,291 as of June 30, 1998.
Statutory net income was $493,089 for the year ended December 31, 1997 and $721,314 for the six months ended June 30, 1998.



IMPACT OF INFLATION AND CHANGING PRICES


     The consolidated and combined financial statements and related data presented herein have been prepared in accordance with GAAP which requires the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary assets and liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the effects of the general levels of inflation. Interest rates do not necessarily move in the same direction or with the same magnitude as the cost of paying losses and LAE.


     Insurance premiums are established before the Company knows the amount of loss and LAE and the extent to which inflation may affect such expenses. Consequently, the Company attempts to anticipate the future impact of inflation when establishing rate levels. While the Company attempts to charge adequate rates, the Company may be limited in raising its premium levels for competitive and regulatory reasons. Inflation also affects the market value of the Company's investment portfolio and the investment rate of return. Any future economic changes which result in prolonged and increasing levels of inflation could cause increases in the dollar amount of incurred loss and LAE and thereby materially adversely affect future liability requirements.


YEAR 2000 MATTERS


     In 1996, the Company began converting its computer systems to be year 2000 compliant. The Company has evaluated its internal systems, both hardware and software, facilities, and interactions with business partners in relation to year 2000 issues. As of December 31, 1997, the Company believes that it had completed its efforts to bring the systems in compliance. The total cost incurred during the year ended December 31, 1997 to modify these existing systems, which include both internal and external costs of programming, coding and testing, was not material. The Company continually evaluates computer hardware and software upgrades and, therefore, many of the costs to replace existing items with year 2000 compliant upgrades are not likely to be incremental costs to the Company. During 1998, the Company will continue to contact its business partners (including agents, banks, motor vehicle departments and rating agencies) to determine the status of their compliance and to assess the impact of noncompliance on the Company. The Company believes that it is taking the necessary measures to mitigate issues that may arise relating to the year 2000. To the extent that any additional issues arise, the Company will evaluate the impact on its business, results of operations and financial condition and, if material, make the necessary disclosures and take appropriate remedial action.

                                    BUSINESS


GENERAL


     The Company is a vertically integrated insurance holding company which, through its subsidiaries, controls substantially all aspects of the insurance underwriting, distribution and claims process. The Company underwrites nonstandard and standard personal automobile insurance and mobile home property and casualty insurance in the State of Florida through its subsidiary, Federated National. The Company has underwriting authority for third-party insurance companies which it represents through a wholly-owned managing general agent, Assurance MGA. The Company internally processes claims made by Federated National's insureds through a wholly-owned claims adjusting company, Superior. The Company also offers premium financing to its own and third-party insureds through its wholly-owned subsidiary, Federated Premium, and offers auto title loans and other ancillary services through its wholly-owned subsidiary, Florida Auto Title.


     The Company markets and distributes Federated National's and third-party insurers' products and its other services primarily in South Florida, through a network of 15 Company-owned agencies and approximately 300 active independent agents. The Company believes that it can be distinguished from its competitors because it generates revenue from substantially all aspects of the insurance underwriting, distribution and claims process. The Company provides quality service to both its agents and insureds by utilizing an integrated computer system which links the Company's insurance and service entities. The Company's computer and software systems allow for rapid automated premium quotation, policy issuance, billing and payment and claims processing and enable the Company to continuously monitor substantially all aspects of its business. Using these systems, the Company's agents can access a customer's driving record, quote a premium, offer premium financing and, if requested, generate a policy on-site. The Company believes that these systems have facilitated its ability to market and underwrite insurance products on a cost-efficient basis, and that they will enhance the Company's ability to expand to other regions in Florida and to other states.


     The Company's primary product is nonstandard personal automobile insurance, which is principally provided to insureds who are unable to obtain preferred or standard insurance coverage because of their payment history, driving record, age, vehicle type or other factors, including market conditions for preferred or standard risks. Underwriting standards for preferred or standard insurance coverage have become more restrictive, thereby requiring more drivers to seek coverage in the nonstandard automobile insurance market. These factors have contributed to an increase in the size of the nonstandard personal automobile insurance market. Based on information provided by A.M. Best, a leading rating agency for the insurance industry, from 1993 to 1997, the nonstandard personal automobile insurance market in the United States grew from approximately $14.2 billion to approximately $22.0 billion of annual premium volume and from approximately 15.1% to approximately 19.2% of the total personal automobile insurance market. Also according to A.M. Best, from 1993 to 1997 annual premium volume in the nonstandard personal automobile insurance market in Florida grew from approximately $1.5 billion to approximately $2.6 billion and from approximately 27.8% to approximately 35.6% of the total personal automobile insurance market in Florida.


BUSINESS STRATEGY


     The Company's strategy is to seek continued growth of its business by capitalizing on the efficiencies of its vertical integration and


      /bullet/ selectively expanding the Company's product offerings by underwriting additional insurance products and programs such as standard automobile insurance, which the Company commenced offering in August 1998, commercial vehicle insurance and homeowners' insurance, and marketing these products and programs through its distribution network;

      /bullet/ further penetrating the Florida market by acquiring additional insurance agencies and establishing relationships with additional independent agents in order to expand the Company's distribution network to and market its products and services in other regions of Florida;


      /bullet/ expanding direct marketing of insurance products to customers through mailings, media advertising and the Internet;


      /bullet/ maintaining a commitment to provide quality service to its agents and insureds by emphasizing customer service;


      /bullet/ encouraging agents to place a high volume of quality business with the Company by providing them with attractive commission structures tied to premium levels and loss ratios;


      /bullet/ identifying and reviewing opportunities to acquire additional insurers; and


      /bullet/ employing the business practices developed and used in Florida to ultimately expand to other selected states.


     The Company is continually exploring various acquisition opportunities, but does not currently have any understandings, commitments, arrangements or agreements with respect to any acquisition.


BACKGROUND


     The Company commenced operations in November 1983 when Edward J. Lawson and Michele V. Lawson, the Company's co-founders, opened an independent insurance agency in South Florida to sell private passenger automobile insurance. Through internal growth and acquisitions, the number of Company-owned agencies has expanded to 15, located principally in South Florida. In September 1987, Mr. and Mrs. Lawson organized Federated Premium to offer premium financing services.


     In January 1992, Federated National was established to underwrite private passenger automobile insurance and enhance operating margins. In October 1994, Assurance MGA was formed to manage underwriting, policy administration, marketing, accounting and financial services and to participate in the negotiation of reinsurance contracts for the Company. Additional corporations were subsequently formed or acquired to handle the Company's insurance claims internally in order to reduce ultimate loss payments, lower LAE and improve customer service, manage the Company's agencies and to provide customers with short-term auto title loans. In January 1997 and January and February 1998, the Company effected the Consolidation in which the Company became the holding company for all of the Company's operating subsidiaries.


INSURANCE OPERATIONS


  UNDERWRITING


     GENERAL. The Company underwrites its nonstandard and standard personal automobile insurance and mobile home property and casualty insurance through Federated National. Federated National is licensed to conduct business only in Florida. From 1992 when Federated National commenced operations as an insurer, to 1997, gross written premiums grew at a 34.0% compound annual rate from $4.1 million to $17.7 million.


     In connection with the Company obtaining approval from the Florida Department of Insurance to underwrite mobile home insurance, the Company entered into a Consent Order with the Florida Department of Insurance which limits the amount of premiums it may underwrite. Consent orders are normally entered into by an insurance company with the Florida Department of Insurance when an insurance company desires to underwrite a new product. In 1998, Federated National may only underwrite $21.0 million in gross premiums written and $14.0 million in total net premiums written. In 1999, this limit increases to $24.0 million and $15.0 million, respectively. Federated National is also required to maintain a minimum capital surplus to support its underwriting program. In 1998 and 1999, Federated National is also required to have capital surplus of $4.7 million and $5.9 million, respectively. The premium limits and capital surplus requirements impact Federated National's potential growth. Federated National's potential to exceed the premium limits and capital surplus requirements is great and its ability to exceed these requirements will be subject to the prior approval of the Florida Department of Insurance. The Florida Department of Insurance has indicated in writing its willingness to modify the Consent Order and increase Federated National's underwriting authority, subject to the completion of this Offering. The Company believes that as a result of the capital generated by this Offering, Federated National will have capital surplus significantly in excess of the required minimum. Accordingly, the Company believes it will be able to substantially increase the amount of premiums Federated National may underwrite. However, there can be no assurance that the Company will obtain the approval of the Florida Department of Insurance to exceed the underwriting limitations or that it will not be subject to other regulatory limits on the amount of premiums it can underwrite.

     The following tables set forth the amount and percentages of Federated National's gross premiums written and premiums ceded to reinsurers and net premiums written by line of business for the periods indicated.


                                                 SIX MONTHS ENDED JUNE 30,
                                    ---------------------------------------------------
                                             1998                       1997
                                    -----------------------   -------------------------
                                      PREMIUM      PERCENT      PREMIUM       PERCENT
                                    -----------   ---------   -----------   -----------
                                                  (DOLLARS IN THOUSANDS)
Written:
 Nonstandard Automobile .........    $ 11,043        90.7%     $  8,842         100.0%
 Mobile Home ....................       1,126         9.3            --            --
                                     --------       -----      --------         -----
  Total Written .................      12,169       100.0%        8,842         100.0%
Ceded:
 Nonstandard Automobile .........      (3,308)       87.7%       (2,040)        100.0%
 Mobile Home ....................        (464)       12.3            --            --
                                     --------       -----      --------         -----
  Total Ceded ...................      (3,772)      100.0%       (2,040)        100.0%
Net:
 Nonstandard Automobile .........       7,735        92.1%        6,802         100.0%
 Mobile Home ....................         662         7.9            --            --
                                     --------       -----      --------         -----
  Total Net .....................    $  8,397       100.0%     $  6,802         100.0%
                                     ========       =====      ========         =====


                                                 YEARS ENDED DECEMBER 31,
                                    ---------------------------------------------------
                                             1997                       1996
                                    -----------------------   -------------------------
                                      PREMIUM      PERCENT      PREMIUM       PERCENT
                                    -----------   ---------   -----------   -----------
                                                  (DOLLARS IN THOUSANDS)
Written:
 Nonstandard Automobile .........    $ 17,332        98.1%     $ 14,851         100.0%
 Mobile Home ....................         343         1.9            --            --
                                     --------       -----      --------         -----
  Total Written .................      17,675       100.0%       14,851         100.0%
Ceded:
 Nonstandard Automobile .........      (4,536)       97.4%       (5,603)        100.0%
 Mobile Home ....................        (123)        2.6            --            --
                                     --------       -----      --------         -----
  Total Ceded ...................      (4,659)      100.0%       (5,603)        100.0%
Net:
 Nonstandard Automobile .........      12,796        98.3%        9,248         100.0%
 Mobile Home ....................         220         1.7            --            --
                                     --------       -----      --------         -----
  Total Net .....................    $ 13,016       100.0%     $  9,248         100.0%
                                     ========       =====      ========         =====

     Following completion of this Offering, the Company intends to expand its business by identifying and reviewing opportunities to acquire additional insurers, agencies, and other related businesses. The Company is continually exploring various acquisition opportunities, but does not currently have any understandings, commitments, arrangements or agreements with respect to any acquisition.


     NONSTANDARD AUTOMOBILE. Nonstandard personal automobile insurance is principally provided to insureds who are unable to obtain standard insurance coverage because of their payment history, driving record, age, vehicle type or other factors, including market conditions. Underwriting standards for preferred and standard coverage have become more restrictive, thereby requiring more insureds to seek nonstandard coverage and contributing to increase in the size of the nonstandard automobile market. Nonstandard automobile insurance, however, generally involves the potential for increased loss exposure and higher claims experience. Loss exposure is limited because premiums usually are at higher rates than those charged for standard insurance coverage and because approximately 32.0% of the policies issued by Federated National provide the minimum coverage required of the policyholder by statute and provide no bodily injury coverage. Federated National currently underwrites nonstandard personal automobile insurance in Florida, where the minimum limits are $10,000 per individual and $20,000 per accident for bodily injury and $10,000 per accident for property damage and comprehensive and collision up to $50,000. The average annual premium on policies currently in force is approximately $650. Federated National underwrites this coverage on an annual and semi-annual basis.


     Due to the purchasing habits of nonstandard automobile insureds (for example, insureds seeking the least expensive insurance required of the policyholder by statute which satisfies the requirements of state laws to register a vehicle), policy renewal rates tend to be low compared to standard policies. Federated National's experience has been that a significant number of existing policyholders allow their policies to lapse and then reapply for insurance as new policyholders. Federated National's average policy renewal rate is 35.0%. The success of Federated National's nonstandard automobile insurance program, therefore, depends in part on its ability to replace non-renewing insureds with new policyholders through marketing efforts.


     The Company markets Federated National's nonstandard personal automobile coverage primarily through its network of Company-owned agencies and independent agents. The Company also markets its insurance on a limited basis directly to insureds through direct mail and media advertising.


     The Company emphasizes customer service to both its agents and insureds by utilizing an integrated computer system which links all of the Company's insurance and service entities. The Company's computer and software systems allow for rapid automated premium quotation, policy issuance, billing and payment and claims processing and enable the Company to monitor substantially all aspects of its business. This system enables the Company's agent's to rapidly access the customer's driving record, quote a premium and, if requested, generate the policy on-site.


     Following the completion of this Offering, the Company intends to focus its efforts on further penetrating the Florida nonstandard personal automobile insurance market. Ultimately, the Company intends to expand to other selected states. The Company will select states for expansion based on a number of criteria, including the size of the personal automobile insurance market, statewide loss results, competition and the regulatory climate. The Company's ability to expand into other states will be subject to the prior regulatory approval of each state. Certain states impose seasoning requirements upon licensee applicants, which, due to the Company's limited operating history, may impose burdens on the Company's ability to obtain a license to conduct insurance business in those other states. There can be no assurance that the Company will be able to obtain the required licenses, and the failure to do so would limit the Company's ability to expand geographically.


     STANDARD AUTOMOBILE. Standard personal automobile insurance is principally provided to insureds that present an average risk profile in terms of payment history, driving record, vehicle type and other factors. As part of its expansion strategy, in August 1998 Federated National commenced underwriting standard personal automobile insurance. Limits on standard personal automobile insurance are generally significantly higher than those for nonstandard coverage, but typically provide for deductibles and other restrictive terms. Federated National is initially underwriting standard personal automobile insurance policies providing coverage no higher than $100,000 per individual and $300,000 per accident for bodily injury and $50,000 per accident for property damage and comprehensive and collision up to $50,000 per accident, with deductibles ranging from $200 to $1,000. The Company is marketing Federated National's standard personal automobile insurance through its network of Company-owned agencies and independent agents.


     MOBILE HOME. In 1997, Federated National commenced underwriting homeowners insurance for mobile homes, principally in Central and Northern Florida, where the Company believes that the risk of catastrophe loss from hurricanes is less than in other areas of the state. Homeowners insurance generally protects an owner of real or personal property against covered causes of loss to that property. Homeowners insurance for mobile homes generally involves the potential for above-average loss exposure. In the absence of major catastrophe losses, loss exposure is limited because premiums usually are at higher rates than those charged for non-mobile home property and casualty insurance. Additionally, Federated National's property lines typically provide maximum coverage in the amount of $75,000, with the average policy limit being approximately $31,000. In addition, the Company presently intends to limit its mobile home coverage to no more than 10.0% of its underwriting exposure. The average annual premium on policies currently in force is approximately $379 and the typical deductible is $500. As the Company-owned agencies are located primarily in South Florida, the Company markets Federated National's mobile home property and casualty insurance through independent agents in Central and Northern Florida.


     FUTURE PRODUCTS. The Company intends to expand its product offerings by underwriting additional insurance products and programs and marketing them through its distribution network. Within one year after completion of this Offering, the Company intends to expand its product offerings to include homeowners' insurance and increase its current limited offering of commercial vehicle insurance. The Company currently has not taken any affirmative steps toward expanding the foregoing product offerings. Expansion of the Company's product offerings will result in an increase in expenses due to additional costs incurred in additional actuarial rate justifications, software and personnel. Future products, such as homeowners' insurance, may require regulatory approval. There can be no assurance that the Company can successfully obtain the necessary regulatory approval and underwrite and profitably market and distribute any of these products.


     In connection with the Company obtaining approval from the Florida Department of Insurance to underwrite mobile home insurance, the Company entered into a Consent Order with the Florida Department of Insurance which limits the amount of premiums it may underwrite. Consent orders are normally entered into by an insurance company with the Florida Department of Insurance when an insurance company desires to underwrite a new product. In 1998, Federated National may only underwrite $21.0 million in gross premiums written and $14.0 million in total net premiums written. In 1999, Federated National is limited to $24.0 million and $15.0 million, respectively. Federated National also is required to maintain a minimum capital surplus to support its underwriting program. In 1998 and 1999, Federated National is required to have capital surplus of $4.7 million and $5.9 million, respectively. The premium limits and capital surplus requirements impact Federated National's potential growth. Federated National's potential to exceed the premium limits and capital surplus requirements is great and its ability to exceed these requirements will be subject to the prior approval of the Florida Department of Insurance. The Florida Department of Insurance has indicated in writing its willingness to modify the Consent Order and increase Federated National's underwriting authority, subject to the completion of this Offering. The Company believes that as a result of the capital generated by this Offering, Federated National will have capital surplus significantly in excess of the required minimum. There can be no assurance that Federated National will obtain the approval of the Florida Department of Insurance to exceed the underwriting limitations or that it will not be subject to other regulatory limits on the amount of premiums it can underwrite. See "Regulation."

  ASSURANCE MGA


     Assurance MGA acts as Federated National's managing general agent. Assurance MGA currently provides all underwriting policy administration, marketing, accounting and financial services to Federated National and the Company's agencies and participates in the negotiation of reinsurance contracts.


     Assurance MGA has established a relationship with and has underwriting authority for Gainsco, Inc. for commercial property and casualty lines and Lloyds of London for various other insurance products. Assurance MGA also generates revenue through policy fee income and other administrative fees from the marketing of these companies' products through the Company's distribution network. Assurance MGA plans to establish relationships with additional carriers and add additional insurance products and products.


  SUPERIOR


     The Company internally processes claims made by Federated National's insureds through Superior. The Company-owned agencies and independent agents have no authority to settle claims or otherwise exercise control over the claims process. Management believes that the employment of salaried claims personnel, as opposed to independent adjusters, results in reduced ultimate loss payments, lower LAE and improved customer service. The Company only retains independent appraisers and adjusters on an as needed basis.


     Claims settlement authority levels are established for each adjuster or manager based on the employee's ability and level of experience. Upon receipt, each claim is reviewed and assigned to an adjuster based on the type and severity of the claim. All claim-related litigation is monitored by Company personnel. The claims policy of the Company emphasizes prompt and fair settlement of meritorious claims and the establishment of appropriate liability for claims. The Company believes that the internal processing of claims enables it to provide quality customer service while controlling claims adjustment expenses.


  FEDERATED PREMIUM


     Federated Premium provides premium financing to both Federated National's insureds and to third-party insureds. Premium financing is marketed through the Company's distribution network of Company-owned agencies and independent agents. Lending operations are supported by Federated Premium's own capital base and are currently leveraged through the Credit Facility.


     Premiums for property and casualty insurance are typically payable at the time a policy is placed in force or renewed. Federated Premium's services allow the insured to pay a portion of the premium when the policy is placed in force and the balance in monthly installments over the life of the policy. As security, Federated Premium retains a contractual right, if a premium installment is not paid when due, to cancel the insurance policy and to receive the unearned premium from the insurer (or in the event of insolvency of an insurer, from the Florida Guarantee Association, subject to a $100 per policy deductible). In the event of cancellation, Federated Premium applies the unearned premium towards the payment obligation of the insured. As part of its premium financing offered to third-party insureds, Federated Premium may advance funds for financed premiums to independent insurance agencies who represent third-party insurers. If remittance is not made by the agency to the third-party insurer, advances made by Federated Premium may only be recoverable to the extent that the agency's receipt of such advances is received by the third-party insurer. Premium financing which the Company offers to its own insureds involves limited credit risk.

     The following table sets forth the amount and percentages of premiums financed for Federated National and other insurers for the periods indicated:


                                            SIX MONTHS ENDED JUNE 30,
                                  ----------------------------------------------
                                           1998                   1997(1)
                                  ----------------------   ---------------------
                                   PREMIUMS     PERCENT     PREMIUMS     PERCENT
                                  ----------   ---------   ----------   --------
                                              (DOLLARS IN THOUSANDS)
   Federated National .........    $ 5,460        62.1%         --          --
   Other insurers .............      3,334        37.9          --          --
                                   -------       -----     ----------   --------
     Total ....................    $ 8,794       100.0%         --          --
                                   =======       =====     ==========   ========


                                              YEARS ENDED DECEMBER 31,
                                  ------------------------------------------------
                                           1997                     1996
                                  ----------------------   -----------------------
                                   PREMIUMS     PERCENT     PREMIUMS      PERCENT
                                  ----------   ---------   ----------   ----------
                                               (DOLLARS IN THOUSANDS)
   Federated National .........    $ 1,972        51.4%     $ 3,973         40.2%
   Other insurers .............      1,865        48.6        5,908         59.8
                                   -------       -----      -------        -----
     Total ....................    $ 3,837       100.0%     $ 9,881        100.0%
                                   =======       =====      =======        =====

----------------
(1) In July 1996 the Company ceased all new premium financing because of an unfavorable premium finance lending arrangement. In early 1997 the premium finance lending arrangement was terminated and in September 1997 a new premium finance lending arrangement was established and the Company recommended premium financing activities.


  AUTO TITLE LOANS AND ANCILLARY SERVICES


     In 1998, the Company began offering auto title loans, which are short-term (30-day) loans secured by free and clear automobile titles. These loans bear interest rates which by law may range from 5.0% to 22.0% per month and, in the Company's case, average 7.0% per month. The criteria for a loan is that the borrower must show proof that he or she is currently employed and has utility (telephone and electricity) accounts. If a borrower qualifies, he or she may obtain a loan for up to 50.0% of the wholesale book value of the automobile. Insurance is required and a lien is taken out on the title for security. The Company offers ancillary automobile services at most of its Company-owned agencies such as the issuance of license tags and renewals. Auto title loan and ancillary services are presently offered exclusively through the 15 Company-owned agencies, although the Company intends to offer these services throughout its entire distribution network in the future.


MARKETING AND DISTRIBUTION


     The Company markets and distributes Federated National's and third-party insurers' products and its other services primarily in South Florida, through a network of 15 Company-owned agencies and approximately 300 active independent agents. The Company's agencies are located in Miami-Dade, Broward and Polk Counties, Florida, and its network of independent agents are located primarily in South Florida. The Company supports its agency network by advertising in various media.


     Company-employed and independent agents have the authority to sell and bind insurance coverages in accordance with procedures established by Assurance MGA. Assurance MGA reviews all coverages bound by the agents promptly and generally accepts all coverages which fall within stated underwriting criteria. Assurance MGA also has the right within a period of 60 days from a policy's inception to cancel any policy upon 45 days notice, even if the risk falls within its underwriting criteria.


     The Company believes that it provides its independent agents with attractive commission structures. The Company compensates its agents by paying a commission based on a percentage of premiums produced. The Company also offers its agents a contingent commission based on premium levels and loss ratios, which is intended to encourage the agents to place an increased portion of their profitable business with the Company.

     The Company believes that its integrated computer system, which allows for rapid automated premium quotation and policy issuance by its agents, is a key element in providing quality service to both its agents and insureds. For example, upon entering a customer's basic personal information, the customer's driving record is accessed and a premium rate is quoted. If the customer chooses to purchase the insurance, the system generates the policy on-site.


     The Company believes that its distribution system will ultimately enable it to lower its expense ratio and operate with more favorable loss experience. A lower expense ratio will, in turn, allow the Company to more effectively compete with larger providers of nonstandard automobile and other forms of insurance.


     The following table sets forth the amount and percentages of insurance premiums written through Company-owned agencies and independent agents for the periods indicated:



                                                      SIX MONTHS ENDED JUNE 30,
                                           ------------------------------------------------
                                                    1998                     1997
                                           ----------------------   -----------------------
                                            PREMIUMS     PERCENT     PREMIUMS      PERCENT
                                           ----------   ---------   ----------   ----------
                                                        (DOLLARS IN THOUSANDS)
Through Company-owned agencies .........    $ 2,908        23.9%      $2,223         25.1%
Through independent agents .............      9,262        76.1        6,619         74.9
                                            -------       -----       ------        -----
  Total ................................    $12,170       100.0%      $8,842        100.0%
                                            =======       =====       ======        =====


                                                       YEARS ENDED DECEMBER 31,
                                           ------------------------------------------------
                                                    1997                     1996
                                           ----------------------   -----------------------
                                            PREMIUMS     PERCENT     PREMIUMS      PERCENT
                                           ----------   ---------   ----------   ----------
                                                        (DOLLARS IN THOUSANDS)
Through Company-owned agencies .........    $ 4,518        26.1%     $ 4,950         33.3%
Through independent agents .............     13,157        73.9        9,900         67.6
                                            -------       -----      -------        -----
  Total ................................    $17,675       100.0%     $14,850        100.0%
                                            =======       =====      =======        =====

     Following completion of this Offering, the Company will seek to expand its distribution network and market its products and services in other regions of Florida by acquiring additional insurance agencies and establishing relationships with additional independent agents. Ultimately, as the Company expands its insurance operations to other states, the Company will seek to replicate its distribution network in those states. There can be no assurance that the Company will be able to obtain the required regulatory approvals to offer additional insurance products or expand into states other than Florida. Moreover, pursuant to the Consent Order, the Company's growth in Florida is currently subject to limits on the amount of premiums it can underwrite. See "Regulation."


     In addition to its agency network, the Company currently markets its insurance products on a limited basis directly to customers. Such marketing efforts are concentrated in geographic areas of Florida where the Company does not have an extensive network of agents. Following completion of this Offering, the Company intends to expand its direct marketing efforts through additional media and Internet advertising, as well as direct mail promotions.


REINSURANCE


     Federated National follows the customary industry practice of reinsuring a portion of its risks and paying for that protection based upon premiums received on all policies subject to such reinsurance. Reinsurance involves an insurance company transferring or "ceding" all or a portion of its exposure on insurance underwritten by it to another insurer, known as a "reinsurer." The reinsurer assumes a portion of the exposure in return for a portion, or quota share, of the premium, and pays the ceding company a commission based upon the amount of insurance ceded. The ceding of insurance does not legally discharge the insurer from its primary liability for the full amount of the policies. If the reinsurer fails to meet its obligations under the reinsurance agreement, the ceding company is still required to pay the loss.


     Reinsurance is ceded under separate contracts or "treaties" for the separate lines of business underwritten. The Company ceded $5,978,636 in premiums written for the 12 month period ended September 30, 1998. Federated National's reinsurance for automobile insurance is primarily ceded with Transatlantic Re, an A++ rated reinsurance company. Federated National cedes 30.0% of automobile premiums written to Transatlantic Re. Federated National maintains reinsurance contracts for mobile home insurance with A-rated reinsurers including Transatlantic Re. Federated National cedes 40.0% of mobile home premiums written to Transatlantic Re, Everest Reinsurance Company ("Everest Re"), CNA Reinsurance Company Limited ("CNA Re") and Terranova Insurance Company Limited ("Terranova Re"). Everest Re, CNA Re and Terranova Re are A rated reinsurance companies. The reinsurance program renews annually, although the Company continually reviews the program and may elect to change it more frequently. Reinsurance is placed directly by the Company and through national reinsurance intermediaries.


     The Company is selective in choosing a reinsurer and considers numerous factors, the most important of which is the financial stability of the reinsurer, its history of responding to claims and its overall reputation. In an effort to minimize its exposure to the insolvency of a reinsurer, the Company evaluates the acceptability and reviews the financial condition of the reinsurer at least annually. The Company's current policy is to use only reinsurers that have an A.M. Best rating of "A (Excellent)" or better.


LIABILITY FOR UNPAID LOSSES AND LAE


     The Company is directly liable for loss and LAE payments under the terms of the insurance policies that it writes. In many cases, several years may elapse between the occurrence of an insured loss, the reporting of the loss to the Company and the Company's payment of that loss. As required by insurance regulations and accounting rules, the Company reflects its liability for the ultimate payment of all incurred losses and LAE by establishing a liability for those unpaid losses and LAE for both reported and unreported claims, which represent estimates of future amounts needed to pay claims and related expenses.


     When a claim involving a probable loss is reported, the Company establishes a liability for the estimated amount of the Company's ultimate loss and LAE payments. The estimate of the amount of the ultimate loss is based upon such factors as the type of loss, jurisdiction of the occurrence, knowledge of the circumstances surrounding the claim, severity of injury or damage, potential for ultimate exposure, estimate of liability on the part of the insured, past experience with similar claims and the applicable policy provisions.


     All newly reported claims received with respect to nonstandard personal automobile policies are set up with an initial average liability. The average liability for these claims are determined every quarter by dividing the number of closed claims into the total amount paid during the three month period. If a claim is open more than 30 days, that open case liability is evaluated and the liability is adjusted upward or downward according to the facts and damages of that particular claim. The Company anticipates that it will adopt a similar policy with respect to standard automobile policies.


     In addition, management provides for a liability on an aggregate basis to provide for IBNR. The Company utilizes independent actuaries to help establish its liability for unpaid losses and LAE. The Company does not discount the liability for unpaid losses and LAE for financial statement purposes. There are no differences in the liability for unpaid losses and LAE established under GAAP and those established under SAP.


     The estimates of the liability for unpaid losses and LAE are subject to the effect of trends in claims severity and frequency and are continually reviewed. As part of this process, the Company reviews historical data and considers various factors, including known and anticipated legal developments, changes in social attitudes, inflation and economic conditions. As experience develops and other data become available, these estimates are revised, as required, resulting in increases or decreases to the existing liability for unpaid losses and LAE. Adjustments are reflected in results of operations in the period in which they are made and the liabilities may deviate substantially from prior estimates.


     Among the classes of insurance underwritten by the Company, the automobile and mobile home liability claims historically tend to have longer time lapses between the occurrence of the event, the reporting of the claim to the Company and the final settlement than do automobile physical damage and mobile home property claims. Liability claims often involve parties filing suit and therefore may result in litigation. By comparison, property damage claims tend to be reported in a relatively shorter period of time and settle in a shorter time frame with less occurrence of litigation.


     There can be no assurance that the Company's liability for unpaid losses and LAE will be adequate to cover actual losses. If the Company's liability for unpaid losses and LAE proves to be inadequate, the Company will be required to increase the liability with a corresponding reduction in the Company's net income in the period in which the deficiency is identified. Future loss experience substantially in excess of established liability for unpaid losses and LAE could have a material adverse effect on the Company's business, results of operations and financial condition.


     The following table sets forth a reconciliation of beginning and ending liability for unpaid losses and LAE as shown in the Company's consolidated and combined financial statements for the periods indicated.


                                            SIX MONTHS ENDED JUNE 30,    YEARS ENDED DECEMBER 31,
                                           ---------------------------   ------------------------
                                                1998           1997          1997         1996
                                           -------------   -----------   -----------   ----------
                                                           (DOLLARS IN THOUSANDS)
                                                   (UNAUDITED)
Balance at January 1 ...................     $ 6,726        $  6,234      $  6,234      $  4,756
 Less reinsurance recoverables .........      (2,091)         (1,702)       (1,702)       (1,068)
                                             --------       --------      --------      --------
  Net balance at January 1 .............     $ 4,635        $  4,532      $  4,532      $  3,688
                                             ========       ========      ========      ========
Incurred related to:
 Current year ..........................     $ 4,686        $  3,582      $  7,612      $  7,598
 Prior years ...........................            (5)         (311)         (198)           62
                                             ----------     --------      --------      --------
  Total incurred .......................     $ 4,681        $  3,271      $  7,414      $  7,660
                                             =========      ========      ========      ========
Paid related to:
 Current year ..........................     $ 2,038        $  1,564      $  4,459      $  4,178
 Prior years ...........................       1,895           2,267         2,852         2,638
                                             ---------      --------      --------      --------
  Total paid ...........................     $ 3,933        $  3,831      $  7,311      $  6,816
                                             =========      ========      ========      ========
Net balance at period ending ...........     $ 5,383        $  3,972      $  4,635      $  4,532
 Plus reinsurance recoverables .........       2,240           1,774         2,091         1,702
                                             ---------      --------      --------      --------
  Balance at period ending .............     $ 7,623        $  5,746      $  6,726      $  6,234
                                             =========      ========      ========      ========

     Based upon consultations with the Company's independent actuarial consultants and their statement of opinion on losses and LAE, the Company believes that the liability for unpaid losses and LAE is adequate to cover all claims and related expenses which may arise from incidents reported and IBNR.

     The following table presents total unpaid loss and LAE, net and total reinsurance recoverables shown in the Company's consolidated and combined financial statements for the periods indicated.



                                               SIX MONTHS ENDED           YEARS ENDED
                                                   JUNE 30,              DECEMBER 31,
                                             ---------------------   ---------------------
                                                1998        1997        1997        1996
                                             ---------   ---------   ---------   ---------
                                                        (DOLLARS IN THOUSANDS)
Loss and LAE, net ........................    $ 3,325     $2,712      $3,383      $3,166
IBNR, net ................................      2,058      1,260       1,252       1,366
                                              -------     ------      ------      ------
  Total unpaid loss and LAE, net .........    $ 5,383     $3,972      $4,635      $4,532
                                              =======     ======      ======      ======
Reinsurance recoverable ..................      1,373      1,176       1,267       1,045
IBNR recoverable .........................        867        598         824         657
                                              -------     ------      ------      ------
  Total reinsurance recoverable ..........    $ 2,240     $1,774      $2,091      $1,702
                                              =======     ======      ======      ======

     The following table presents the liability for unpaid losses and LAE for the Company for the years ended December 31, 1997, 1996, 1995, 1994, 1993 and 1992. The top line of the table shows the estimated net liabilities for unpaid losses and LAE at the balance sheet date for each of the periods indicated. These figures represent the estimated amount of unpaid losses and LAE for claims arising in all prior years that were unpaid at the balance sheet date, including losses that had been incurred but not yet reported. The portion of the table labeled "Cumulative paid as of" shows the net cumulative payments for losses and LAE made in succeeding years for losses incurred prior to the balance sheet date. The lower portion of the table shows the re-estimated amount of the previously recorded liability based on experience as of the end of each succeeding year.


                                                                   YEARS ENDED DECEMBER 31,(1)
                                               -------------------------------------------------------------------
                                                  1997        1996        1995        1994        1993       1992
                                               ---------   ---------   ---------   ---------   ---------   -------
                                                                     (DOLLARS IN THOUSANDS)
Balance Sheet Liability ....................    $ 4,635     $ 4,532     $3,688      $3,355      $2,507      $611
Cumulative paid as of:
 One year later ............................                  2,852      2,638       2,449       1,964       499
 Two years later ...........................                             2,658       2,792       2,426       554
 Three years later .........................                                         3,018       2,449       585
 Four years later ..........................                                                     2,529       580
 Five years later ..........................                                                                 583
Re-estimated net liability as of:
 End of year ...............................    $ 4,635     $ 4,532     $3,688      $3,355      $2,507      $611
 One year later ............................                  4,334      3,750       3,570       2,566       628
 Two years later ...........................                             3,252       3,231       2,780       586
 Three years later .........................                                         3,305       2,596       593
 Four years later ..........................                                                     2,619       580
 Five years later ..........................                                                                 583
Cumulative redundancy (deficiency) .........         --     $   198     $  436      $   50      $ (112)     $ 28

----------------
(1) To evaluate the information in the table properly it should be noted that, although the Company recorded its participation in the FJUA from 1992 until 1995 in its 1996 statutory financial statements, this table properly reflects the Company's participation in the FJUA in the corresponding years.


     The cumulative redundancy or deficiency represents the aggregate change in the estimates over all prior years. A deficiency indicates that the latest estimate of the liability for losses and LAE is higher than the liability that was originally estimated and a redundancy indicates that such estimate is lower. It should be emphasized that the table presents a run-off of balance sheet liability for the periods indicated rather than accident or policy loss development for those periods. Therefore, each amount in the table includes the cumulative effects of changes in liability for all prior periods. Conditions and trends that have affected liabilities in the past may not necessarily occur in the future.

     Underwriting results of insurance companies are frequently measured by their Combined Ratios. However, investment income, Federal income taxes and other non-underwriting income or expense are not reflected in the Combined Ratio. The profitability of property and casualty insurance companies depends on income from underwriting, investment and service operations. Underwriting results are considered profitable when the Combined Ratio is under 100% and unprofitable when the Combined Ratio is over 100%. The following table sets forth Loss Ratios, Expense Ratios and Combined Ratios for the periods indicated for the nonstandard automobile insurance business of the Company. The Ratios shown in the table below are computed based upon GAAP.



                           SIX MONTHS ENDED        YEARS ENDED
                               JUNE 30,           DECEMBER 31,
                           -----------------   -------------------
                            1998      1997       1997       1996
                           ------   --------   --------   --------
Loss Ratio .............     77%        73%        75%        85%
Expense Ratio ..........     18         29         27         23
                             --         --         --         --
Combined Ratio .........     95%       102%       102%       108%
                             ==        ===        ===        ===

INVESTMENTS


     The Company's investment objective is to maximize total rate of return after Federal income taxes while maintaining liquidity and minimizing risk. The Company's current investment policy limits investment in non-investment grade fixed maturity securities (including high-yield bonds), and limits total investments in equity securities and mortgage notes receivable to approximately 20.0% and 5.0%, respectively, of total consolidated investments. The Company also complies with applicable laws and regulations which further restrict the type, quality and concentration of investments. In general, these laws and regulations permit investments, within specified limits and subject to certain qualifications, in Federal, state and municipal obligations, corporate bonds, preferred and common equity securities and real estate mortgages.


     The Company's investment policy is established by the Board of Directors and is reviewed on a regular basis. Pursuant to this investment policy, as of June 30, 1998, approximately 89.8% of the Company's investments were in investment-grade fixed income securities and short-term investments, which are considered to be either available for sale or held to maturity, based upon the Company's intent at the time of purchase. Fixed maturities are considered available for sale and are marked to market. The Company may in the future also consider fixed maturities held to maturity and carried at amortized cost. The Company does not use any material swaps, options, futures or forward contracts to hedge or enhance its investment portfolio.


     The Company's investment portfolio is managed by the Company's Investment Committee consisting of the Company's President, the President of Federated National and one outside advisor, in accordance with guidelines established by the Florida Department of Insurance.

     The table below sets forth investment results for the periods indicated.



                                                  SIX MONTHS ENDED          YEARS ENDED
                                                      JUNE 30,              DECEMBER 31,
                                               ----------------------   --------------------
                                                  1998         1997        1997        1996
                                               ----------   ---------   ----------   -------
                                                          (DOLLARS IN THOUSANDS)
Interest on fixed maturities ...............      $ 439       $ 391       $  817      $ 601
Dividends on equity securities .............         49          31          147        105
Interest on short-term investments .........         19          24           38        132
Other ......................................         (1)          7           64         25
                                                  -----       -----       ------      -----
Total investment income ....................        506         453        1,066        863
Investment expense .........................         --          --          (19)       (13)
Net investment income ......................      $ 506       $ 453       $1,047      $ 850
                                                  =====       =====       ======      =====
Net realized gain (losses) .................      $ 390       $ (34)      $  (19)     $ 155
                                                  =====       =====       ======      =====

     The following table summarizes, by type, the investments of the Company as of June 30, 1998.



                                                               CARRYING     PERCENT OF
                                                                AMOUNT        TOTAL
                                                              ----------   -----------
                                                               (DOLLARS IN THOUSANDS)
Fixed maturities, at market:
 U.S. government agencies and authorities .................    $  2,013        11.3%
 Obligations of states and political subdivisions .........      11,453        64.2
 Corporate securities .....................................       2,083        11.7
 Collateralized mortgage obligations ......................         462         2.6
                                                               --------        ----
  Total fixed maturities ..................................      16,011        89.8
                                                               --------        ----
 Equity securities, at market .............................       1,647         9.2
 Mortgage notes receivable ................................         181         1.0
                                                               --------        ----
  Total investments .......................................    $ 17,839         100%
                                                               ========        ====

     Fixed maturities are carried on the Company's balance sheet at market. At June 30, 1998, fixed maturities had the following quality ratings (by Moody's Investors Service, Inc. ("Moody's") and for securities not assigned a rating by Moody's, by Standard and Poor's Corporation):



                  CARRYING     PERCENT OF
                   AMOUNT        TOTAL
                 ----------   -----------
                  (DOLLARS IN THOUSANDS)
AAA ..........    $  4,959        31.0%
AA ...........       3,801        23.7
A ............       2,222        13.9
BBB ..........       5,029        31.4
BB++ .........          --          --
                  --------       -----
                  $ 16,011       100.0%
                  ========       =====

     The following table summarizes, by maturity, the fixed maturities of the Company as of June 30, 1998.



                                      CARRYING     PERCENT OF
                                       AMOUNT        TOTAL
                                     ----------   -----------
                                      (DOLLARS IN THOUSANDS)
Matures In:
One year or less .................    $    309         1.9%
One year to five years ...........         676         4.2
Five years to 10 years ...........       4,499        28.1
More than 10 years ...............      10,527        65.8
                                      --------       -----
  Total fixed maturities .........    $ 16,011       100.0%
                                      ========       =====

     At June 30, 1998, the average maturity of the fixed maturities portfolio was 13 years.


COMPETITION


     The Company operates in a highly competitive market and faces competition from both national regional insurance companies, many of whom are larger and have greater financial and other resources than the Company, have favorable A.M. Best ratings and offer more diversified insurance coverage. The Company's competitors include other companies which market their products through agents, as well as companies which sell insurance directly to their customers. Large national writers may have certain competitive advantages over agency writers, including increased name recognition, increased loyalty of their customer base and reduced policy acquisition costs. The Company may also face competition from new or temporary entrants in its niche markets. In some cases, such entrants may, because of inexperience, desire for new business or other reasons, price their insurance below that of the Company. Although the Company's pricing is inevitably influenced to some degree by that of its competitors, management of the Company believes that it is generally not in the Company's best interest to compete solely on price, choosing instead to compete on the basis of underwriting criteria, its distribution network and superior service to its agents and insureds. The Company competes with respect to automobile insurance in Florida with more than 100 companies which underwrite personal automobile insurance. Companies of comparable or smaller size which compete with the Company in the nonstandard automobile insurance industry include Fortune Insurance Company, U.S. Security Insurance Company, United Automobile Insurance Company, Direct General Insurance Company and Security National, as well as major insurers such as Progressive Casualty Insurance Company. Competition could have a material adverse effect on the Company's business, results of operations and financial condition.


REGULATION


  GENERAL


     The Company is subject to the laws and regulations in Florida and will be subject to the laws and regulations of any other states in which it seeks to conduct business in the future. The regulations cover all aspects of its business and are generally designed to protect the interests of insurance policyholders, as opposed to the interests of shareholders. Such regulations relate to authorized lines of business, capital and surplus requirements, allowable rates and forms (particularly for the nonstandard auto segment), investment parameters, underwriting limitations, transactions with affiliates, dividend limitations, changes in control, market conduct, maximum amount allowable for premium financing service charges, maximum amount of interest allowable for title loans and a variety of other financial and non-financial components of the Company's business.



     In connection with the Company obtaining approval from the Florida Department of Insurance to underwrite mobile home insurance, the Company entered into a Consent Order with the Florida Department of Insurance which limits the amount of premiums it may underwrite. Consent orders are normally entered into by an insurance company with the Florida Department of Insurance when an insurance company desires to underwrite a new product. In 1998, Federated National only may underwrite $21.0 million in gross premiums written and $14.0 million in total net premiums written. In 1999, Federated National is limited to $24.0 million and $15.0 million, respectively. Federated National also is required to maintain a minimum capital surplus to support its underwriting program. In 1998 and 1999, Federated National is required to have capital surplus of $4.7 million and $5.9 million, respectively. The premium limits and capital surplus requirements impact Federated National's potential growth. Federated National's potential to exceed the premium limits and capital surplus requirements is great and its ability to exceed these requirements will be subject to the prior approval of the Florida Department of Insurance. The Florida Department of Insurance has indicated in writing its willingness to modify the Consent Order and increase Federated National's underwriting authority, subject to the completion of this Offering. The Company believes that as a result of the capital generated by this Offering, Federated National will have capital surplus significantly in excess of the required minimum. There can be no assurance that the Company will obtain the prior approval of the Florida Department of Insurance to exceed the underwriting limitations or that it will not be subject to other regulatory limits on the amount of premiums Federated National may underwrite. The failure of the Company to comply with certain provisions of applicable insurance laws and regulations could have a material adverse effect on the Company's business, results of operations or financial condition. In addition, any changes in such laws and regulations including the adoption of consumer initiatives regarding rates charged for automobile or other insurance coverage, could materially adversely affect the operations of the Company's, ability to expand its operations. The Company, however, is unaware of any consumer initiatives which could have a material adverse effect on the Company's business, results of operations or financial condition.


     Florida has recently adopted laws regarding personal injury protection. The Company believes that these recently adopted laws will not have a material adverse effect on the Company's business, results of operations or financial condition.



     Many states have also enacted laws which restrict an insurer's underwriting discretion, such as the ability to terminate policies, terminate agents or reject insurance coverage applications, and many state regulators have the power to reduce, or to disallow increases in, premium rates. These laws may adversely affect the ability of an insurer to earn a profit on its underwriting operations.


     Most states have insurance laws requiring that rate schedules and other information be filed with the state's insurance regulatory authority, either directly or through a rating organization with which the insurer is affiliated. The regulatory authority may disapprove a rate filing if it finds that the rates are inadequate, excessive or unfairly discriminatory. Rates, which are not necessarily uniform for all insurers, vary by class of business, hazard covered, and size of risk. The Company is permitted to file rates for nonstandard policies which are usually higher than those charged for standard risks, reflecting the higher probability of loss. Florida and several states have recently adopted laws or their legislatures are considering proposed laws which, among other things, limit the ability of insurance companies to effect rate increases or to cancel, reduce or non-renew insurance coverage with respect to existing policies, particularly private passenger automobile insurance.


     Most states require licensure or regulatory approval prior to the marketing of new insurance products. Typically, licensure review is comprehensive and includes a review of a company's business plan, solvency, reinsurance, character of its officers and directors, rates, forms and other financial and non-financial aspects of the Company. The regulatory authorities may not allow entry into a new market by withholding approval or not granting a license which, in turn, would have a material adverse effect on the Company's ability to expand its operations.


     All insurance companies must file quarterly and annual statements with certain regulatory agencies and are subject to regular and special examinations by those agencies. The last regulatory examination of Federated National covered the three-year period ended on December 31, 1995. No material deficiencies were found during this regulatory examination.

     In some instances, various states routinely require deposits of assets for the protection of policyholders either in those states or for all policyholders. As of December 31, 1997, securities representing $250,000 or 1.5% of the carrying value of the Company's total investments, were on deposit with the State of Florida.


  INSURANCE HOLDING COMPANY REGULATION


     The Company is subject to laws governing insurance holding companies in Florida where Federated National is domiciled. These laws, among other things,
(i) require the Company to file periodic information with the Florida Department of Insurance, including information concerning its capital structure, ownership, financial condition and general business operations, (ii) regulate certain transactions between the Company and its affiliates, including the amount of dividends and other distributions and the terms of surplus notes and (iii) restrict the ability of any one person to acquire certain levels of the Company's voting securities without prior regulatory approval. Any purchaser of 5% or more of the outstanding shares of Common Stock of the Company will be presumed to have acquired control of Federated National unless the Florida Insurance Commissioner, upon application, has determined otherwise.



     Under Florida law, a domestic insurer may not pay any dividend or distribute cash or other property to its shareholders except out of that part of its available and accumulated capital surplus funds which is derived from realized net operating profits on its business and net realized capital gains. A Florida domestic insurer may not make dividend payments or distributions to shareholders without prior approval of the Florida Department of Insurance if the dividend or distribution would exceed the larger of (i) the lesser of (a) 10.0% of capital surplus or (b) net income, not including realized capital gains, plus a two-year carryforward, (ii) 10.0% of capital surplus with dividends payable constrained to unassigned funds minus 25% of unrealized capital gains or (iii) the lesser of (a) 10.0% of capital surplus or (b) net investment income plus a three-year carryforward with dividends payable constrained to unassigned funds minus 25.0% of unrealized capital gains. Alternatively, a Florida domestic insurer may pay a dividend or distribution without the prior written approval of the Florida Department of Insurance (i) if the dividend is equal to or less than the greater of (a) 10.0% of the insurer's capital surplus as regards policyholders derived from realized net operating profits on its business and net realized capital gains or (b) the insurer's entire net operating profits and realized net capital gains derived during the immediately preceding calendar year, (ii) the insurer will have policyholder capital surplus equal to or exceeding 115.0% of the minimum required statutory capital surplus after the dividend or distribution, (iii) the insurer files a notice of the dividend or distribution with the department at least ten business days prior to the dividend payment or distribution and
(iv) the notice includes a certification by an officer of the insurer attesting that, after the payment of the dividend or distribution, the insurer will have at least 115.0% of required statutory capital surplus as to policyholders. Except as provided above, a Florida domiciled insurer may only pay a dividend or make a distribution (i) subject to prior approval by the Florida Department of Insurance or (ii) 30 days after the Florida Department of Insurance has received notice of such dividend or distribution and has not disapproved it within such time.


     Under these laws, Federated National is not permitted to pay dividends to the Company in 1998 without prior regulatory approval. Although the Company believes that amounts required for it to meet its financial and operating obligations will be available, there can be no assurance in this regard. Further, there can be no assurance that, if requested, the Florida Department of Insurance will allow any dividends to be paid by Federated National in the future.


     The maximum dividends permitted by state law are not necessarily indicative of an insurer's actual ability to pay dividends or other distributions to a parent company, which also may be constrained by business and regulatory considerations, such as the impact of dividends on capital surplus, which could affect an insurer's competitive position, the amount of premiums that can be written and the ability to pay future dividends. Further, state insurance laws and regulations require that the statutory capital surplus of an insurance company following any dividend or distribution by it be reasonable in relation to its outstanding liabilities and adequate for its financial needs.

     While the non-insurance company subsidiaries are not subject directly to the dividend and other distribution limitations, insurance holding company regulations govern the amount which a subsidiary within the holding company system may charge any of the insurance companies for service (e.g., management fees and commissions).



     In order to enhance the regulation of insurer solvency, the NAIC enacted a model law (the "Model Law") to implement its risk-based capital requirements for insurance companies. The Model Law became effective with respect to property and casualty insurance companies as of year-end 1994. The requirements are designed to assess capital adequacy and to raise the level of protection that statutory surplus provides for policyholders. The Model Law measures three major areas of risk facing property and casualty insurers: (i) underwriting risks, which encompass the risk of adverse loss developments and inadequate pricing; (ii) declines in asset values arising from credit risk; and (iii) other business risks from investments. Insurers having less statutory surplus than required by the Model Law will be subject to varying degrees of regulatory action, depending on the level of capital inadequacy. The Model Law establishes various levels of regulatory action. Based upon the 1997 statutory financial statements for Federated National, the Company's insurance subsidiary, Federated National's statutory surplus exceeds all regulatory action levels established by the NAIC. The Florida Department of Insurance could require Federated National to cease operations in the event Federated National fails to maintain the required statutory capital.


     The extent of regulatory intervention and action increases as the ratio of an insurer's statutory surplus to its Authorized Control Level ("ACL"), as calculated under the Model Law, decreases. The first action level, the Company Action Level, requires an insurer to submit a plan of corrective actions to the insurance regulators if statutory surplus falls below 200.0% of the ACL amount. The second action level, the Regulatory Action Level, requires an insurer to submit a plan containing corrective actions and permits the insurance regulators to perform an examination or other analysis and issue a corrective order if statutory surplus falls below 150.0% of the ACL amount. The Authorized Control Level, the third action level, allows the regulators to rehabilitate or liquidate an insurer in addition to the aforementioned actions if statutory surplus falls below the ACL amount. The fourth action level is the Mandatory Control Level which requires the regulators to rehabilitate or liquidate the insurer if statutory surplus falls below 70.0% of the ACL amount. Federated National's ratio of statutory surplus to its ACL, as calculated under the Model Law, was 260.6% at December 31, 1997 and 290.6% at December 31, 1996. Regulatory action is triggered if surplus falls below 200.0% of the ACL amount.



     The NAIC has also developed IRIS ratios to assist state insurance departments in identifying companies which may be developing performance or solvency problems, as signaled by significant changes in the companies' operations. Such changes may not necessarily result from any problems with an insurance company, but may merely indicate changes in certain ratios outside the ranges defined as normal by the NAIC. When an insurance company has four or more ratios falling outside "usual ranges", state regulators may investigate to determine the reasons for the variance and whether corrective action is warranted. As of December 31, 1997, the Florida Department of Insurance found that Federated National was outside the usual range with respect to four IRIS tests. Federated National fell outside the usual range with respect to two of the IRIS tests due to not reporting its underwriting results related to the FJUA, in its statutory financial statements prior to 1996 because it was unaware it was required to do so at the time. The full results since Federated National's inception of its FJUA participation were reported in the 1996 underwriting year. If the FJUA results are not considered, Federated National still falls outside the usual range with respect to two IRIS tests. Although the Florida Department of Insurance found that Federated National was outside the usual range with respect to the four IRIS tests, no regulatory action has been taken to date. There can be no assurance, however, that IRIS-related regulatory action will not be taken in the future.


     The Company's premium financing program is also subject to certain laws governing the operation of premium finance companies. These laws pertain to such matters as books and records that must be kept, forms, licensing, fees and charges. For example, in Florida, the maximum late payment fee Federated Premium may charge is the greater of $10 per month or 5% of the amount of the overdue payment.

  UNDERWRITING AND MARKETING RESTRICTIONS


     During the past several years, various regulatory and legislative bodies have adopted or proposed new laws or regulations to deal with the cyclical nature of the insurance industry, catastrophic events and insurance capacity and pricing. These regulations include (i) the creation of "market assistance plans" under which insurers are induced to provide certain coverages, (ii) restrictions on the ability of insurers to rescind or otherwise cancel certain policies in mid-term, (iii) advance notice requirements or limitations imposed for certain policy non-renewals and (iv) limitations upon or decreases in rates permitted to be charged.


  LEGISLATION


     From time to time, new regulations and legislation are proposed to limit damage awards, to control plaintiffs' counsel fees, to bring the industry under regulation by the Federal government, to control premiums, policy terminations and other policy terms and to impose new taxes and assessments. It is not possible to predict whether, in what form or in what jurisdictions, any of these proposals might be adopted, or the effect, if any, on the Company.


  INDUSTRY RATINGS SERVICES


     Federated National does not qualify for a letter rating by A.M. Best because of insufficient operating history. Typically, A.M. Best requires a company to have a five-year operating history before issuing ratings. Such period may be extended by management or operational changes such as the Consolidation. Federated National expects to receive an A.M. Best letter rating in 1999. Although Federated National has not yet received a letter rating from A.M. Best, A.M. Best has issued a FPR of "3 out of 9 (below average)" to Federated National. An FPR reflects A.M. Best's opinion of the financial strength and operating performance of property and casualty insurance companies on which it reports, that have not been assigned a letter rating due to, among other factors, insufficient operating history. A.M. Best's ratings are based upon factors of concern to agents, reinsurers and policyholders are not primarily directed toward the protection of investors. Federated National is rated "BBB" (Adequate and Secure) by Standard and Poor's Corporation and is rated "A" (Strong) by Demotech, Inc.


EMPLOYEES


     As of June 30, 1998, the Company and its subsidiaries had 128 employees, including three executive officers. The Company is not a party to any collective bargaining agreement and has not experienced work stoppages or strikes as a result of labor disputes. The Company considers relations with its employees to be satisfactory.


FACILITIES


     In August 1998, the Company consolidated its executive offices and administrative operations into a 14,000 square foot facility built to its specifications in Plantation, Florida. The facility is owned by the Company. Prior to such consolidation, these operations were based in four locations in Fort Lauderdale, Florida. See "Certain Transactions."


     The Company's agencies are located in leased locations pursuant to leases expiring at various times through February 2004. The aggregate annual rental for the facilities is approximately $422,000. See "Certain Transactions."


LEGAL PROCEEDINGS


     The Company is subject to routine legal proceedings in the ordinary course of business. The Company believes that the ultimate resolution of these lawsuits will not have a material adverse effect on its business, financial condition or results of operations. The Company provides for a liability for both the amount of estimated damages attributable to these lawsuits and the estimated costs of litigation.

                                   MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS


     Set forth below is certain information concerning the directors and executive officers of the Company:



NAME                                  AGE    POSITION
----------------------------------   -----   -------------------------------------------------
Edward J. Lawson(1)(3) ...........    48     President, Chief Executive Officer and Director
Michele V. Lawson ................    40     Vice President--Agency Operations, Treasurer and
                                             Director
Ronald A. Raymond(3) .............    53     President, Federated National and Director
Patrick D. Doyle(1)(2) ...........    38     Secretary and Director
Joseph A. Epstein(1)(2) ..........    43     Director
Carla L. Leonard .................    36     Director
Bruce Simberg(2) .................    50     Director

----------------
(1) Member of Compensation Committee.

(2) Member of Audit Committee.

(3) Member of Investment Committee.


     EDWARD J. LAWSON co-founded the Company and has served as its President and Chief Executive Officer since inception. Mr. Lawson has over 15 years experience in the insurance industry commencing with the founding of the Company's initial insurance agency in 1983.


     MICHELE V. LAWSON, co-founded the Company and has served as a director and executive officer since inception. Mrs. Lawson is currently the Company's Vice President--Agency Operations, and Treasurer. Mrs. Lawson has 15 years experience in the insurance industry commencing with the founding of the Company's initial insurance agency in 1983 and also holds a property and casualty license in Florida.


     RONALD A. RAYMOND has served as a director of the Company and as Federated National's President since June 1995. From May 1970 to the present date, Mr. Raymond has been a shareholder and president of Raymond/Patterson Agency, Inc., a managing general agency, in Ft. Lauderdale, Florida. From May 1992 to the present date, Mr. Raymond has been a shareholder of Gulfstream Insurance Group, Inc., a multi-lines insurance agency, in Fort Lauderdale, Florida. Mr. Raymond holds general lines, surplus lines, and life insurance licenses in Florida and is a past President of the Independent Insurance Agents of Broward County.


     PATRICK D. DOYLE has served as Secretary and a director of the Company since April 1998. Since April 1990, Mr. Doyle has been Chief Financial Officer of Efjohn North America Limited, a lessor and manager of cruise ships. From May 1982 to April 1990, Mr. Doyle was employed by KPMG Peat Marwick LLP, most recently as a Senior Manager focusing on the emerging growth business sector. Mr. Doyle is a certified public accountant. Mr. Doyle is also currently a director of a subsidiary of Silja OY AB, a Finish company.


     JOSEPH A. EPSTEIN has served as a director of the Company since April 1998. Since January 1998, Mr. Epstein has been the Chief Financial Officer at the Center for English Studies, Inc., a provider of language services. From November 1996 to January 1998, Mr. Epstein was a partner at the accounting firm of Mallah, Furman & Company, P.A. From May 1989 to October 1996, Mr. Epstein was a shareholder of the accounting firm of Rachlin, Cohen & Holtz.


     CARLA L. LEONARD has served as a director of the Company since its inception. Since September 1983, Ms. Leonard has also owned and operated Statewide Insurance and Auto Tag Agency, Inc., an independent insurance agency.

     BRUCE SIMBERG has served as a director of the Company since January 28, 1998. Mr. Simberg has been a practicing attorney for the last 22 years, most recently as managing partner of Conroy, Simberg & Ganon, a law firm in Fort Lauderdale, Florida since October 1979.


     Edward J. Lawson and Michele V. Lawson are husband and wife. There are no other family relationships among the Company's directors and executive officers.


     The Company's Articles provide that the Board of Directors is divided into three classes and directors serve staggered three-year terms. Joseph A. Epstein and Carla L. Leonard will hold office until the annual meeting of shareholders scheduled to be held in 1999, Bruce Simberg and Patrick Doyle will hold office until the 2000 annual meeting, and Edward J. Lawson, Michele V. Lawson and Ronald A. Raymond will hold office until the 2001 annual meeting.


     The Company has also agreed, for a three-year period following the effective date of the Registration Statement, to elect one designee of the Representative to the Company's Board of Directors. In the event the Representative does not designate a person for election to the Company's Board of Directors, the Representative is entitled to information and observer rights with respect to meetings of the Company's Board of Directors and executive committees, if any. No designee has been chosen as of the date of this Prospectus. See "Underwriting."


     Officers of the Company serve at the pleasure of the Board of Directors and until the first meeting of the Board of Directors following the next annual meeting of the Company's shareholders and until their successors have been chosen and qualified. The Company is actively seeking to secure the services of a Chief Financial Officer.


DIRECTOR COMPENSATION


     The Company has historically paid fees to all of its directors. Such fees were paid at the rate of $6,000 per annum during 1996 and 1997 and at rates ranging from $12,000 to $25,000 per annum since January 1, 1998. In addition, directors of Federated National are paid directors fees at the rate of $2,000 per annum.


     Effective September 1, 1998, the Company will no longer compensate employee directors for their services as directors of either the Company or Federated National. Non-employee directors will receive a fee of $500 per meeting of the Board of Directors or committee thereof attended, and will receive annual grants of stock options under the 1998 Plan to purchase 3,000 shares of Common Stock. All directors will, however, also be reimbursed for travel and lodging expenses in connection with their attendance at meetings.


     In September 1998, each of Ms. Leonard and Messrs. Doyle, Epstein and Simberg were granted ten-year options under the 1998 Plan to purchase 3,000 shares of Common Stock at an exercise price of $10.00 per share. Such options will vest over a four-year period commencing September 1999. Mr. Doyle has also been granted additional options under the 1998 Plan. See "1998 Stock Option Plan."


INDEMNIFICATION AGREEMENTS


     The Company has entered into an indemnification agreement with each of its directors and executive officers. Each indemnification agreement provides that the Company will indemnify such person against certain liabilities (including settlements) and expenses actually and reasonably incurred by him or her in connection with any threatened or pending legal action, proceeding or investigation (other than actions brought by or in the right of the Company) to which he or she is, or is threatened to be, made a party by reason of his or her status as a director, officer or agent of the Company, provided that such director or executive officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company and, with respect to any criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. With respect to any action brought by or in the right of the Company, a director or executive officer will also be indemnified, to the extent not prohibited by applicable law, against expenses and amounts paid in settlement, and certain liabilities if so determined by a court of competent jurisdiction, actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company. The Company also intends to secure $3.0 million in directors' and officers' liability insurance, effective upon consummation of this Offering.


EXECUTIVE COMPENSATION


                           SUMMARY COMPENSATION TABLE


     The following table sets forth information concerning compensation for 1997 received by the Chief Executive Officer (the "CEO") and for the other executive officers whose annual salary and bonus exceeded $100,000 for 1997 (collectively, with the CEO, the "Named Executive Officers").



                                                                         LONG TERM
                                                                        COMPENSATION
                                                 ANNUAL COMPENSATION       AWARDS
                                                 -------------------   -------------
                                                                         SECURITIES      ALL OTHER
                                                   SALARY     BONUS      UNDERLYING     COMPENSATION
NAME AND PRINCIPAL POSITION        FISCAL YEAR      ($)        ($)       OPTION(#)         ($)(1)
-------------------------------   ------------   ---------   -------   -------------   -------------
Edward J. Lawson                         1997    290,936        --               --           3,000
 President and CEO
Michele V. Lawson                        1997    192,991        --               --           2,000
 Vice President--Agency
 Operations and Treasurer
Ronald A. Raymond                        1997    106,000        --               --           5,000
 President, Federated National

----------------
(1) Represents $3,000 in contributions for Mr. Lawson and Mr. Raymond to the Company's 401(k) Plan and $2,000 in directors fees for Ms. Lawson and Mr. Raymond.


  EMPLOYMENT AGREEMENTS


     Effective September 1, 1998, the Company entered into employment agreements with each of Edward J. Lawson, the Company's President and Chief Executive Officer and Michele V. Lawson, the Company's Vice President--Agency Operations and Treasurer. Each employment agreement, which is filed as an exhibit to the Company's Registration Statement, has a "rolling" two-year term, so that at all times the remaining term of the agreement is two years. The employment agreements provide for annual salaries initially set at $156,000 for Mr. Lawson, and $78,000 for Mrs. Lawson, and such bonuses and increases as may be awarded by the Board of Directors.


     Each employment agreement provides that the executive officer will continue to receive his salary for a period of two years after termination of employment, if his or her employment is terminated by the Company for any reason other than death, disability or Cause (as defined in the employment agreement), or for a period of 24 months after termination of the agreement as a result of his or her disability and a bonus equal to twice the amount paid to the executive officer during the 12 months preceding the termination, and the executive officer's estate will receive a lump sum payment equal to two year's salary plus a bonus equal to twice the amount paid to the executive officer during the 12 months preceding the termination by reason of his death. Each employment agreement also prohibits the executive officer from directly or indirectly competing with the Company for one year after termination for any reason except a termination without Cause. Notwithstanding the foregoing, no assurance can be given that a court of competent jurisdiction will enforce the provisions restricting these executives from competing with the Company. If a Change of Control (as defined in the employment agreement) occurs, the employment agreement provides for the continued employment of the executive officer for a period of two years following the Change of Control. In addition, following the Change of Control, if the executive officer's employment is terminated by the Company other than for Cause or by reason of his death or disability, or by the executive officer for certain specified reasons (such as a reduction of compensation or a diminution of duties), he or she will receive a lump sum cash payment equal to 299% of the cash compensation received by him or her during the 12 calendar months prior to such termination.


  OPTION GRANTS IN LAST FISCAL YEAR


     The Company did not grant any options during 1997.


1998 STOCK OPTION PLAN


     Under the 1998 Plan, as amended, an aggregate of 350,000 shares of Common Stock are reserved for issuance upon exercise of options ("1998 Plan Options"). 1998 Plan Options are designed to serve as incentives for retaining qualified and competent directors, employees, consultants and independent contractors of the Company.


     The Company's Board of Directors, or a committee thereof, administers and interprets the 1998 Plan and is authorized to grant 1998 Plan Options thereunder to all eligible employees of the Company, including directors (whether or not employees) and executive officers of the Company, as well as consultants and independent contractors hired by the Company. The 1998 Plan provides for the granting of both "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended) and nonstatutory stock options. Incentive stock options may only be granted, however, to employees. 1998 Plan Options can be granted on such terms and at such prices as determined by the Board, or a committee thereof, except that the per share exercise price of incentive 1998 Plan Options will not be less than the fair market value of the Common Stock on the date of grant and, in the case of an incentive 1998 Plan Option granted to a 10% shareholder, the per share exercise price will not be less than 110% of such fair market value as defined in the 1998 Plan.


     In accordance with the Internal Revenue Service Code, options granted under the 1998 Plan that would otherwise qualify as incentive stock options will not be treated as incentive stock options to the extent that the aggregate fair market value of the shares covered by the incentive stock options which are exercisable for the first time by any individual during any calendar year exceeds $100,000.


     1998 Plan Options will be exercisable after the period or periods specified in the option agreement, provided, however, that incentive 1998 Plan Options vest in three annual installments commencing one year from the date of grant. 1998 Plan Options granted are not exercisable after the expiration of ten years from the date of grant and are not transferable other than by will or by the laws of descent and distribution. Adjustments in the number of shares subject to 1998 Plan Options can be made by the Board of Directors or the appropriate committee in the event of a stock dividend or recapitalization resulting in a stock split-up, combination or exchange of shares. Under the 1998 Plan, options may become immediately exercisable in the event of a change in control or approval by stockholders of the Company of a merger, consolidation, liquidation, dissolution or disposition of all or substantially all of the assets of the Company. The 1998 Plan also authorizes the Company to make loans to optionees to enable them to exercise their options.


     As of the date of this Prospectus, the Company has 1998 Plan Options outstanding to purchase an aggregate of 282,400 shares of Common Stock at an exercise price of $10.00 per share, including options to purchase 16,000, 10,000, 10,000 and 10,000 shares outstanding to Mr. Lawson, Mrs. Lawson, Mr. Raymond and Mr. Doyle, respectively. All such options vest over a four-year period commencing one year from the date of grant and expire ten years from the date of grant. Of these options, 169,400 are incentive stock options and 113,000 are non-statutory stock options.

                              CERTAIN TRANSACTIONS


SALES AND REDEMPTION OF COMMON STOCK


     In June 1997, the Company redeemed 33,348 shares of Common Stock held by Carla Leonard for cash consideration of $120,000.


     In December 1997, the Company sold 33,348 shares of Common Stock to Bruce Simberg in a private transaction for cash consideration of $120,000.


THE CONSOLIDATION


     In January 1997, the Company acquired all of the issued and outstanding capital stock of each of Assurance MGA, Federated Premium and Superior for cash consideration of $65,000, $42,500 and $2,500, respectively. Edward J. Lawson, Michele V. Lawson and Ronald A. Raymond were principal shareholders of Assurance MGA, Federated Premium and Superior.


     In January 1998, the Company acquired all of the issued and outstanding capital stock of eight affiliated corporations, principally the Company's insurance agencies, in exchange for the issuance of 954,124 shares of Common Stock to eight persons. Included in such shares were 377,481 shares of Common Stock issued to each of Edward J. Lawson and Michele V. Lawson, who were principal shareholders of seven of such corporations and 18,526 shares of Common Stock issued to Ronald A. Raymond, who was the principal shareholder of the eighth corporation.


     In February 1998, the Company acquired all of the issued and outstanding capital stock of one additional insurance agency in exchange for the issuance of 27,792 shares of Common Stock to five persons, including 6,948 shares of Common Stock issued to each of Edward J. Lawson and Michele V. Lawson, who were principal shareholders of the agency.


REAL ESTATE TRANSACTIONS


     In October 1997, the Company sold an office property housing one of its agencies to Edward J. Lawson and Michele V. Lawson for $255,000. In connection with the sale, the Company lent the Lawsons the sum of $200,000. Such loan is evidenced by a promissory note which matures in October 2002, bearing interest at the rate of 8.0% per annum and providing for monthly payments of principal and interest. The outstanding balance of the promissory note was $180,561 and $197,278 at June 30, 1998 and December 31, 1997, respectively. The promissory note is secured by a first mortgage lien on the property. The Company leases the property from the Lawsons at a rental of $3,000 per month, pursuant to a lease expiring in May 2001.


     The Company also leases a second insurance agency location from Edward J. Lawson and Michele V. Lawson at a rental of $3,500 per month pursuant to a lease expiring in May 2001.


     Prior to the Company's consolidation of its executive offices and administrative operations, the Company leased a location from Ronald A. Raymond at a rental of $2,650 per month and two other locations from Edward J. Lawson and Michele V. Lawson at a rental of $6,500 per month.


     The Company believes that its arrangements with Edward J. Lawson, Michele
V. Lawson and Ronald A. Raymond are on terms at least as favorable as those the Company could secure from a non-affiliated third party.


OTHER TRANSACTIONS


     Bruce F. Simberg, a director of the Company, is a partner of the Fort Lauderdale, Florida law firm of Conroy, Simberg & Ganon, which renders legal services to the Company. For the year ended

December 31, 1997 and the nine months ended September 30, 1998, the Company paid legal fees to Conroy, Simberg & Ganon for services rendered in the amount of $113,929 and $208,465, respectively.


APPROVAL OF AFFILIATED TRANSACTIONS


     No further transactions between the Company and its executive officers, directors, principal shareholders or their affiliates are currently contemplated. The Company has adopted a policy that any transactions between the Company and its executive officers, directors, principal shareholders or their affiliates take place on an arms-length basis and require the approval of a majority of the independent directors of the Company.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock, as of the date of this Prospectus and as adjusted to reflect the sale of 1,250,000 shares offered hereby the Company, of (i) each of the shareholders of the Company owning more than 5% of the outstanding shares of Common Stock; (ii) each director of the Company; (iii) each of the Named Executive Officers; and (iv) all directors and executive officers of the Company as a group:

                                                                                   PERCENTAGE OF CLASS
                                                     NUMBER OF SHARES      -----------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)            BENEFICIALLY OWNED(2)    BEFORE OFFERING     AFTER OFFERING
-----------------------------------------------   ----------------------   -----------------   ---------------
Edward J. Lawson(3) ...........................          1,269,078                60.4%              37.9%
Michele V. Lawson(4) ..........................          1,269,078                60.4               37.9
Ronald A. Raymond .............................            318,659                15.2                9.5
Patrick D. Doyle ..............................                 --                  --                 --
Joseph A. Epstein .............................                 --                  --                 --
Carla L. Leonard ..............................            166,740                 7.9                5.0
Bruce Simberg .................................             33,348                 1.6                1.0
All directors and executive officers as a group
  (seven persons) .............................          1,787,825                85.1%              53.4%

----------------

(1) The address of each person named in the table is c/o 21st Century Holding Company, 4161 N.W. 5th Street, Plantation, Florida 33317.


(2) Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock listed, which include shares of Common Stock that such persons have the right to acquire a beneficial interest within 60 days from the date of this Prospectus.

(3) Includes 634,539 shares of Common Stock held of record by Mrs. Lawson.

(4) Includes 634,539 shares of Common Stock held of record by Mr. Lawson.


                          DESCRIPTION OF CAPITAL STOCK


     After this Offering, the authorized capital stock of the Company will consist of (i) 25,000,000 shares of Common Stock, par value $.01 per share, 3,350,000 shares of which will be outstanding and (ii) 1,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), none of which are outstanding. The Company had 16 holders of record of its Common Stock as of September 30, 1998.


COMMON STOCK

     Subject to the rights of the holders of any Preferred Stock that may be outstanding, each holder of Common Stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment of providing for the payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Each holder of Common Stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of shareholders, including the election of directors. Holders of Common Stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to such stock. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, when issued, fully paid and nonassessable.

PREFERRED STOCK

     The Company's Board of Directors has the authority to issue 1,000,000 shares of Preferred Stock in one or more series and to fix, by resolution, conditional, full, limited or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including the number of shares in such series (which the Board of Directors may increase or decrease as permitted by Florida law), liquidation preferences, dividend rates, conversion or exchange rights, redemption provisions of the shares constituting any series and such other special rights and protective provisions with respect to any class or series as the Board of Directors may deem advisable without any further vote or action by the shareholders. Any shares of Preferred Stock so issued would have priority over the Common Stock with respect to dividend or liquidation rights or both and could have voting and other rights of shareholders. The Company has no present plans to issue shares of Preferred Stock.


CERTAIN FLORIDA LEGISLATION


     Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in a "control share acquisition" will not possess any voting rights unless such voting rights are approved by a majority of the corporation's disinterested shareholders. A "control share acquisition" is an acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding "control shares" of a publicly held Florida corporation. "Control shares" are shares, which, except for the Florida Control Share Act, would have voting power that, when added to all other shares owned by a person or in respect to which such person may exercise or direct the exercise of voting power, would entitle such person, immediately after acquisition of such shares, directly or indirectly, alone or as a part of a group, to exercise or direct the exercise of voting power in the election of directors within any of the following ranges: (i) at least 20% but less than 331/3% of all voting power;
(ii) at least 331/3% but less than a majority of all voting power; or (iii) a majority or more of all voting power. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). Florida law and the Company's Articles and Bylaws also authorize the Company to indemnify the Company's directors, officers, employees and agents. In addition, the Company's Articles and Florida law presently limit the personal liability of corporate directors for monetary damages, except where the directors (i) breach their fiduciary duties, and (ii) such breach constitutes or includes certain violations of criminal law, a transaction from which the directors derived an improper personal benefit, certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct.


ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE ARTICLES AND BYLAWS


     Certain provision of the Articles and Bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt, including attempts that might result in a premium being paid over the market price for the shares held by shareholders. The following provisions may not be amended in the Articles or Bylaws without the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock.


     CLASSIFIED BOARD OF DIRECTORS. The Articles and Bylaws provide for the Board of Directors to be divided into three classes serving staggered terms. As a result, approximately one-third of the Board of Directors will be elected each year. The Articles and Bylaws also provide that directors may only be removed for cause and only upon the affirmative vote of the holders of at least two-thirds of the outstanding shares of capital stock entitled to vote. These provisions, when coupled with the provision of the Articles and Bylaws authorizing only the Board of Directors to fill vacant directorships or increase the size of the Board of Directors, may deter a shareholder from removing incumbent directors and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with its own nominees.

     SPECIAL MEETINGS OF SHAREHOLDERS; PROHIBITION OF ACTION BY WRITTEN CONSENT. The Articles and Bylaws prohibit the taking of shareholder action by written consent without a meeting and provide that special meetings of shareholders of the Company may be called only by a majority of the Board of Directors, the Company's Chief Executive Officer or holders of not less than one-third of the Company's outstanding voting stock.

     ADVANCE NOTICE REQUIREMENTS FOR SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. The Bylaws provide that shareholders seeking to bring business before an annual meeting of shareholders, or to nominate candidates for election as directors at an annual or special meeting of shareholders, must provide timely notice thereof in writing. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder, to be timely, must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever is first. The Bylaws also specify certain requirements as to the content and form of a shareholder's notice. These provisions may preclude shareholders from bringing matters before the shareholders at an annual or special meeting or from making nomination for directors at an annual or special meeting.


     AMENDMENT OF BYLAWS. Except for the provisions identified above requiring a two-thirds vote of the outstanding shares to alter, amend or repeal, the Bylaws may only be altered, amended or repealed by the Board of Directors or the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the Company.


TRANSFER AGENT


     The transfer agent for the Common Stock is Continental Stock Transfer & Trust Company, New York, New York.


REPORTS TO SHAREHOLDERS


     The Company intends to furnish registered holders with annual reports containing financial statements audited by its independent accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this Offering, the Company will have 3,350,000 shares of Common Stock outstanding. Of these shares, 1,250,000 shares of Common Stock sold in this Offering will be freely tradeable without restriction under the Securities Act, except for such shares which are acquired by an "affiliate" of the Company as that term is defined in Rule 144 under the Securities Act (an "Affiliate"), which shares generally may be sold publicly without registration under the Securities Act only in compliance with Rule 144.


     In general, under Rule 144 as currently in effect, if a period of at least one year has elapsed since the later of the date the "restricted shares" (as that phrase is defined in Rule 144) were acquired from the Company and the date they were acquired from an Affiliate, then the holder of such restricted shares (including an Affiliate) is entitled to sell a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding shares of the Common Stock or the average weekly reported volume of trading of the Common Stock on The Nasdaq National Market during the four calendar weeks preceding such sale. The holder may only sell such shares through unsolicited brokers' transactions or directly to market makers. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning the Company. Affiliates may sell shares not constituting restricted shares in accordance with the foregoing volume limitations and other requirements but without regard to the one-year holding period.


     Under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted shares were acquired from the Company and the date they were acquired from an Affiliate, as applicable, a holder of such restricted shares who is not an Affiliate at the time of the sale and has not been an Affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above.


     Shareholders who collectively own all 2,100,000 currently outstanding shares of Common Stock have agreed that they will not directly or indirectly, sell, offer, contract to sell, make a short sale, pledge or otherwise dispose of any shares of Common Stock (or any securities convertible into or exchangeable or exercisable for any other rights to purchase or acquire Common Stock other than shares of Common Stock issuable upon exercise of outstanding options) owned by them, for a period of 13 months after the effective date of this Prospectus, without the prior written consent of the Representative. After the 13 month period, all of such shares subject to the sale restriction will be eligible for sale in the public market under the Securities Act, subject to the volume limitations and other restrictions contained in Rule 144 under the Securities Act.


     Prior to this Offering, there has been no market for the Common Stock of the Company. The Company can make no predictions as to the effect, if any, that sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of the Common Stock in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices.

                                  UNDERWRITING


     Subject to the terms and conditions set forth in the Underwriting Agreement between the Company and the Representative (the "Underwriting Agreement"), the Underwriters below have severally agreed to purchase from the Company, and the Company has agreed to sell to the several Underwriters, the number shares of Common Stock set forth opposite their names below:



                                                 NUMBER
NAME OF UNDERWRITER                             OF SHARES
--------------------------------------------   ----------
   Gilford Securities Incorporated .........

     Total .................................   1,250,000
                                               =========

     The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The nature of the Underwriters' obligation is such that they are committed to purchase and pay for all of the above shares offered hereby if any are purchased.


     The Underwriters propose to offer the shares of Common Stock directly to the public at the offering price set forth on the cover page of this
Prospectus, and at such price less a concession not in excess of $       per
share to certain securities dealers, of which a concession not in excess of
$       per share may be reallowed to certain other securities dealers. After this Offering, the public offering price and other selling terms may be changed by the Underwriters.


     The Underwriters have been granted a 45-day over-allotment option to purchase from the Company up to an aggregate of 187,500 additional shares of Common Stock exercisable at the public offering price less the underwriting discount. If the Underwriters exercise such over-allotment option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof as the number of shares to be purchased by it bears to the total number of shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby.



     Upon consummation of this Offering, the Company has agreed to sell to the Representative, for nominal consideration, the Representative's Warrants to purchase from the Company 125,000 shares of Common Stock. The Representative's Warrants are initially exercisable at a price per share equal to 145.0% of the initial public offering price for a period of four years commencing one year after the date of this Prospectus and are restricted from sale, transfer, assignment or hypothecation for a period of 12 months form the date hereof, except to officers of the Representative. The Representative's Warrants also provide for adjustment in the number of shares of Common Stock issuable upon the exercise thereof as a result of certain subdivisions and combinations of the Common Stock. The Representative's Warrants grant to the holders thereof certain rights of registration for the shares of Common Stock issuable upon exercise of the Representative's Warrants.


     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to certain payments that the Underwriters may be required to make in respect thereof. The Company has also agreed to pay the Representative an expense allowance on a non-accountable basis equal to two percent of the gross proceeds of this Offering, of which $50,000 has been paid to date.



     The Company has also agreed, for a three-year period following the effective date of the Registration Statement of which this Prospectus forms a part, to elect one designee of the Underwriter to the Company's Board of Directors. In the event the Underwriter does not designate a person for election to the Company's Board of Directors, the Underwriter is entitled to information and observer rights with respect to meetings of the Company's Board of Directors and executive committees, if any. No designee has been chosen as of the date of this Prospectus.


     The holders of all 2,100,000 currently outstanding shares have agreed that for a period of 13 months from the date of this Prospectus they will not offer for sale, sell, or otherwise dispose of the shares of Common Stock beneficially owned by them, without the prior written consent of the Representative.


     Prior to this Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the Common Stock has been determined by negotiations between the Company and the Underwriters and is not necessarily related to the Company's asset value, net worth or other established criteria of value. The factors considered in such negotiations, in addition to prevailing market conditions, included the history of and prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure and certain other factors as were deemed relevant.


     In connection with this Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company and in such a case may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 187,500 shares of Common Stock, by exercising the over-allotment option. In addition, the Representative may impose "penalty bids" under contractual arrangements with the Underwriters, whereby it may reclaim from an Underwriter (or dealer participating in the offering) for the account of other Underwriters, the selling concession with respect to Common Stock that is distributed in any offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.


     In connection with this Offering, the Underwriters and selling group members (if any) or their respective affiliates intend to engage in passive market making transactions in the Common Stock of the Company on the Nasdaq National Market in accordance with Regulation M under the Exchange Act during the two business day period before commencement of offers or sales of the shares of Common Stock offered hereby. The passive market making transactions must be identified as such and comply with applicable volume and price limits. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded. The Underwriters do not intend to confirm sales to discretionary accounts.




                                 LEGAL MATTERS


     The validity of the Common Stock offered hereby is being passed upon for the Company by Broad and Cassel, a partnership including professional associations, Miami, Florida. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Baker & McKenzie, Miami, Florida.

                                    EXPERTS


     The consolidated and combined financial statements of the Company as of December 31, 1997 and for the years ended December 31, 1997 and 1996 are included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.



                             AVAILABLE INFORMATION


     The Company will be subject to the informational requirements of the Exchange Act upon effectiveness of the Registration Statement, and, in accordance therewith, will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission (the "Commission") at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates and may also be obtained from the website that the Commission maintains at http://www.sec.gov.


     The Company has filed with the Commission a Registration Statement (of which this Prospectus is a part and which term shall encompass any amendments thereto) on Form SB-2 pursuant to the Securities Act with respect to the Common Stock being offered in this Offering. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain portions of which are omitted as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to any such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the mater involved, and each such statement shall be deemed qualified in its entirety by reference to the Registration Statement and to the financial statements, schedules and exhibits filed as a part thereof.

                           GLOSSARY OF SELECTED TERMS


CEDE..............................   To transfer to an insurer or reinsurer
                                     all or a part of the insurance written by an insurance entity.


CEDING COMMISSION.................   A payment by a reinsurer to the ceding
                                     company, generally on a proportional basis, to compensate the ceding company for its policy acquisition costs.


EXPENSE RATIO.....................   Under SAP, the ratio of underwriting
                                     expenses to net written premiums. On a GAAP basis, the ratio of underwriting expenses to net premiums earned.


GENERALLY ACCEPTED ACCOUNTING
 PRINCIPLES ("GAAP")..............   Accounting practices and principles, as
                                     defined principally by the American
                                     Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the Commission. GAAP is the method of accounting typically used by the Company for reporting to persons or entities other than insurance regulatory authorities.


GROSS PREMIUMS WRITTEN............   The total of premiums received or to be
                                     received for insurance written by an
                                     insurer during a specific period of time without any reduction for reinsurance ceded.


HARD MARKET.......................   The portion of the market cycle of the
                                     property and casualty insurance industry characterized by constricted industry capital and underwriting capacity, increasing premium rates and, typically, enhanced underwriting performance.


INCURRED BUT NOT REPORTED
 LOSSES ("INBR")..................   The estimated liability of an insurer, at
                                     a given point in time, with respect to
                                     losses that have been incurred but not yet reported to the insurer, and for potential future developments on reported claims.


INSURANCE REGULATORY
 INFORMATION SYSTEM ("IRIS")......   A system of ratio analysis developed by
                                     the NAIC primarily intended to assist state insurance departments in executing their statutory mandates to oversee the financial condition of insurance companies.


LOSS ADJUSTMENT EXPENSE ("LAE")...   The expenses of investigating and
                                     settling claims, including legal fees,
                                     outside adjustment expenses and other
                                     general expenses of administering the
                                     claims adjustment process.

LOSS RATIO........................   For SAP and GAAP, net losses and LAE
                                     incurred, divided by net premiums earned, expressed as a percentage.


LOSS RESERVES.....................   The estimated liability of an insurer, at
                                     a given point in time, with respect to
                                     unpaid incurred losses, including losses which are INBR and related LAE.


LOSSES INCURRED...................   The total of all policy losses sustained
                                     by an insurance company during a period, whether paid or unpaid. Incurred losses include a provision for claims that have occurred but have not yet been reported to the insurer.


MODEL LAW.........................   A Model Law to implement RBC requirements
                                     for insurance companies. The Model Law
                                     became effective with respect to property and casualty insurance companies as of year-end 1994.


NATIONAL ASSOCIATION OF INSURANCE
 COMMISSIONERS ("NAIC")...........   A voluntary organization of state
                                     insurance officials that promulgates model laws regulating the insurance industry, values securities owned by insurers, develops and modifies insurer financial reporting statements and insurer performance criteria and performs other services with respect to the insurance industry.


NET PREMIUMS EARNED...............   The amount of net premiums written
                                     allocable to the expired period of an
                                     insurance policy or policies.


NET PREMIUMS WRITTEN..............   The gross premiums written during a
                                     specific period of time, less the portion of such premiums ceded to (reinsured by) other insurers.


NONSTANDARD.......................   Risks that generally have been found
                                     unacceptable by standard lines insurers for various underwriting reasons.


REINSURANCE.......................   A procedure whereby a primary insurer
                                     transfers (or "cedes") a portion of its
                                     risk to a reinsurer in consideration of a payment of premiums by the primary insurer to the reinsurer for their assumption of such portion of the risk. Reinsurance can be effected by a treaty or individual risk basis. Reinsurance does not legally discharge the primary insurer from its liabilities with respect to its obligations to the insured.


REINSURERS........................   Insurers (known as the reinsurer or
                                     assuming company) who agree to indemnify another insurer (known as the reinsured or ceding company) against all or part of a loss which the latter may incur under a policy or policies it has issued.

RISK-BASED CAPITAL
 REQUIREMENTS ("RBC").............   Capital requirements for property and
                                     casualty insurance companies adopted by the NAIC to assess minimum capital requirements and to raise the level of protection that statutory surplus provides for policyholder obligations.


SOFT MARKET.......................   The portion of the market cycle of the
                                     property and casualty insurance industry characterized by heightened premium rate competition among insurers, increased underwriting capacity and, typically, depressed underwriting performance.


STANDARD AUTOMOBILE INSURANCE.....   Personal automobile insurance written for
                                     those individuals presenting an average
                                     risk profile in terms of loss history,
                                     driving record, type of vehicle driven and other factors.


STATUTORY ACCOUNTING
 PRACTICES ("SAP")................   Those accounting principles and practices
                                     which provide the framework for the
                                     preparation of financial statements, and the recording of transactions, in accordance with the rules and procedures adopted by regulatory authorities, generally emphasizing solvency considerations rather than a going concern concept of accounting. The principal differences between SAP and GAAP are as follows: (a) under SAP, certain assets
                                     (non-admitted assets) are eliminated from the balance sheet; (b) under SAP, policy acquisition costs are expensed upon policy inception, while under GAAP they are deferred and amortized over the term of the policies; (c) under SAP, no provision is made for deferred income taxes; and (d) under SAP, certain reserves are recognized which are not recognized under GAAP.


UNDERWRITING......................   The process whereby an underwriter
                                     reviews applications submitted for
                                     insurance coverage and determines whether it will provide all or part of the coverage being requested, and the price of such premiums. Underwriting also includes an ongoing review of existing policies and their pricing.


UNDERWRITING EXPENSE..............   The aggregate of policy acquisition
                                     costs, including that portion of general and administrative expenses attributable to underwriting operations.


UNEARNED PREMIUMS.................   The portion of premiums written
                                     representing unexpired policy terms as of a certain date.

                         21ST CENTURY HOLDING COMPANY

            INDEX TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS



                                                                           PAGE
                                                                          -----
Report of Independent Certified Public Accountants ....................    F-2
Consolidated and Combined Balance Sheets
 as of June 30, 1998 (unaudited) and December 31, 1997 ................    F-3
Consolidated and Combined Statements of Income
 For the six months ended June 30, 1998 and 1997 (unaudited)
 and for the years ended December 31, 1997 and 1996 ...................    F-4
Consolidated and Combined Statements of Changes in Shareholders' Equity
 For the six months ended June 30, 1998 and 1997 (unaudited)
 and for the years ended December 31, 1997 and 1996 ...................    F-5
Consolidated and Combined Statements of Cash Flows
 For the six months ended June 30, 1998 and 1997 (unaudited)
 and for the years ended December 31, 1997 and 1996 ...................    F-6
Notes to Consolidated and Combined Financial Statements ...............    F-7

                         INDEPENDENT AUDITORS' REPORT



The Board of Directors
21st Century Holding Company:


     We have audited the accompanying consolidated and combined balance sheet of 21st Century Holding Company (the "Company") as of December 31, 1997, and the related consolidated and combined statements of income, changes in shareholders' equity, and cash flows for the years ended December 31, 1997 and 1996. These consolidated and combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated and combined financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the financial position of 21st Century Holding Company as of December 31, 1997 , and the results of their operations and their cash flows for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.





KPMG Peat Marwick LLP


Miami, Florida
August 31, 1998

                         21ST CENTURY HOLDING COMPANY

                   CONSOLIDATED AND COMBINED BALANCE SHEETS

                JUNE 30, 1998 (UNAUDITED) AND DECEMBER 31, 1997



                                                                      JUNE 30,       DECEMBER 31,
                                                                        1998             1997
                                                                   --------------   -------------
                                                                     (UNAUDITED)
                              ASSETS
Available for sale at fair value:
Investments
 Fixed maturities ..............................................    $16,010,879      13,267,284
 Equity securities .............................................      1,647,128       2,208,594
Mortgage loan ..................................................        180,562         283,712
                                                                    -----------      ----------
    Total investments ..........................................     17,838,569      15,759,590
                                                                    -----------      ----------
Cash and cash equivalents ......................................      1,416,768       1,684,450
Finance contracts receivable, net of allowance for credit losses
 of $34,390 and $36,980, respectively ..........................      4,942,987       2,343,851
Prepaid reinsurance premiums ...................................      3,099,169       2,217,664
Due from reinsurers ............................................      1,002,360       1,024,512
Deferred acquisition costs .....................................      1,110,827         761,472
Deferred income taxes ..........................................      1,016,645         518,322
Other assets ...................................................      2,049,854         890,929
Goodwill .......................................................      1,405,441         476,006
                                                                    -----------      ----------
    Total assets ...............................................    $33,882,620     $25,676,796
                                                                    ===========     ===========
                    LIABILITIES AND STOCKHOLDERS' EQUITY
Unpaid losses and loss adjustment expenses .....................    $ 7,623,147       6,726,462
Unearned premiums ..............................................     10,100,136       7,499,742
Premium deposit ................................................        642,724       1,844,556
Revolving credit outstanding ...................................      3,850,465       1,593,752
Bank overdraft .................................................      1,519,032         730,289
Unearned commissions ...........................................        604,113         645,594
Accounts payable and accrued expenses ..........................      1,947,519         654,883
Notes payable ..................................................        400,000         552,625
Drafts payable to insurance companies ..........................        304,617         269,160
Due to shareholders ............................................         26,250          57,250
                                                                    -----------     -----------
    Total liabilities ..........................................     27,018,003      20,574,313
                                                                    -----------     -----------
Shareholders' equity:
 Common stock of $0.01 par value. Authorized 25,000,000 shares, issued and outstanding 2,100,000 and 1,042,121 shares,
   respectively ................................................         21,000          10,421
 Common stock of $1 par value. Authorized, issued and
   outstanding 840 shares ......................................             --             840
 Additional paid-in capital ....................................      4,563,445       4,304,758
 Accumulated other comprehensive income ........................       (108,655)        124,677
 Retained earnings .............................................      2,388,827         661,787
                                                                    -----------     -----------
    Total shareholders' equity .................................      6,864,617       5,102,483
Commitments and contingencies ..................................
    Total liabilities and shareholders' equity .................    $33,882,620      25,676,796
                                                                    ===========     ===========

          See accompanying notes to consolidated and combined financial statements.

                         21ST CENTURY HOLDING COMPANY

                CONSOLIDATED AND COMBINED STATEMENTS OF INCOME

          FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997 (UNAUDITED)
              AND FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996



                                                           SIX MONTHS ENDED JUNE 30,                DECEMBER 31,
                                                        --------------------------------   -------------------------------
                                                             1998              1997             1997             1996
                                                        --------------   ---------------   --------------   --------------
                                                                  (UNAUDITED)
Revenue:
 Gross premiums written .............................    $ 12,169,337     $  8,842,004      $ 17,675,375     $ 14,850,484
 Gross premiums ceded ...............................      (3,772,747)      (2,039,621)       (4,659,378)      (5,602,538)
                                                         ------------     ------------      ------------     ------------
    Net premiums written ............................       8,396,590        6,802,383        13,015,997        9,247,946
Increase (decrease) in unearned premiums, net
 of prepaid reinsurance premiums ....................      (1,718,889)      (1,824,071)       (2,091,718)         395,310
                                                         ------------     ------------      ------------     ------------
    Net premiums earned .............................       6,677,701        4,978,312        10,924,279        9,643,256
Commission income ...................................         978,575        1,566,707         2,357,579        1,535,329
Finance revenue .....................................         715,927           22,167           220,434          982,438
Net investment income ...............................         505,647          452,517         1,047,348          850,262
Net realized (losses) gains .........................         389,541          (33,661)          (19,395)         154,616
Other income ........................................         835,173          530,698         1,218,895        1,134,479
                                                         ------------     ------------      ------------     ------------
    Total revenue ...................................      10,102,564        7,516,740        15,749,140       14,300,380
                                                         ------------     ------------      ------------     ------------
Expenses:
 Losses and loss adjustment expenses ................       4,681,226        3,271,674         7,414,151        7,660,298
 Operating and underwriting expenses ................       2,105,963        1,494,798         3,300,713        3,512,895
 Salaries and wages .................................       1,626,969        1,572,604         3,148,558        2,553,017
 Amortization of deferred acquisition costs .........        (196,868)         394,804           495,793         (149,445)
 Amortization of goodwill ...........................         106,279           13,308            38,102           19,294
                                                         ------------     ------------      ------------     ------------
    Total expenses ..................................       8,323,569        6,747,188        14,397,317       13,596,059
                                                         ------------     ------------      ------------     ------------
    Income before provision for income
       tax expense ..................................       1,778,995          769,552         1,351,823          704,321
Provision for income tax expense ....................         667,257          128,558           282,187           78,662
                                                         ------------     ------------      ------------     ------------
    Net income ......................................    $  1,111,738     $    640,994      $  1,069,636     $    625,659
                                                         ============     ============      ============     ============
    Net income per share ............................    $       0.53     $       0.31      $       0.51     $       0.30
                                                         ============     ============      ============     ============
    Net income per share--
       assuming dilution ............................    $       0.53     $       0.31      $       0.51     $       0.30
                                                         ============     ============      ============     ============
Pro forma information:
 Historical income before provisions for
   income tax expense ...............................              --          769,552         1,351,823          704,321
 Pro forma income tax expense .......................              --          262,661           466,861          277,231
 Pro forma net income ...............................              --          506,891           884,962          427,090
 Pro forma net income per share (basic) .............              --             0.24              0.42             0.20
 Pro forma net income per share (diluted) ...........              --             0.24              0.42             0.20
 Weighted average shares outstanding
   (basic) ..........................................              --        2,100,000         2,100,000        2,100,000
 Weighted average shares outstanding
   (diluted) ........................................              --        2,100,000         2,100,000        2,100,000

        See accompanying notes to the consolidated and combined financial statements.

                         21ST CENTURY HOLDING COMPANY

    CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

          FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997 (UNAUDITED)
              AND FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996



                                                                                ACCUMULATED
                                                               ADDITIONAL          OTHER                              TOTAL
                                                 COMMON          PAID-IN       COMPREHENSIVE       RETAINED       STOCKHOLDERS'
DESCRIPTION                                       STOCK          CAPITAL           INCOME          EARNINGS          EQUITY
-------------------------------------------   ------------   --------------   ---------------   --------------   --------------
Balance as of December 31, 1995 ...........    $  24,528       $3,961,100       $  (35,242)       $ (270,503)      $3,679,883
 Issuance of stock ........................        2,402          637,495               --                --          639,897
 Distributions to affiliated
   corporations' shareholders .............           --               --               --          (680,520)        (680,520)
 Net appreciation on investments,
   net of tax .............................           --               --           14,521                --           14,521
 Net income ...............................           --               --               --           625,659          625,659
                                               ---------       ----------       ----------        ----------       ----------
Balance as of December 31, 1996 ...........       26,930        4,598,595          (20,721)         (325,364)       4,279,440
 Capital contributions ....................           --          222,500               --                --          222,500
 Acquisition and consolidation of
   affiliates previously combined .........      (15,669)        (359,399)              --           375,068               --
 Distributions to affiliated
   corporations' shareholders .............           --               --               --          (457,553)        (457,553)
 Distributions to shareholders ............           --         (156,938)              --                --         (156,938)
 Net appreciation on investments,
   net of tax .............................           --               --          145,398                --          145,398
 Net income ...............................           --               --               --         1,069,636        1,069,636
                                               ---------       ----------       ----------        ----------       ----------
Balance as of December 31, 1997 ...........       11,261        4,304,758          124,677           661,787        5,102,483
 Acquisition and consolidation of
   affiliates previously combined .........        9,739          358,687               --           615,302          983,728
 Distributions to shareholders ............           --         (100,000)              --                --         (100,000)
 Net appreciation on investments,
   net of tax .............................           --               --         (233,332)               --         (233,332)
 Net income ...............................           --               --               --         1,111,738        1,111,738
                                               ---------       ----------       ----------        ----------       ----------
Balance as of June 30, 1998
 (unaudited) ..............................    $  21,000       $4,563,445       $ (108,655)       $2,388,827       $6,864,617
                                               =========       ==========       ==========        ==========       ==========

          See accompanying notes to consolidated and combined financial statements.

                         21ST CENTURY HOLDING COMPANY

              CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

          FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997 (UNAUDITED)
              AND FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996


                                                                         SIX MONTHS ENDED JUNE 30,
                                                                      --------------------------------
                                                                            1998             1997
                                                                      ---------------- ---------------
                                                                                (UNAUDITED)
Cash flow from operating activities:
 Net income .........................................................  $    1,111,738   $     640,994
 Adjustments to reconcile net income to net cash flow used in operating activities:
   Amortization of investment premiums ..............................           6,300              --
   Depreciation and amortization ....................................           9,926          13,281
   Amortization of goodwill .........................................         106,279          13,308
   Deferred income tax expense ......................................        (393,565)       (270,434)
   Loss (gain) on sale of investment securities .....................        (389,541)         33,661
   Gain on sale of property and equipment ...........................              --          (7,903)
   Provision for credit losses ......................................           2,590         (74,346)
   Changes in operating assets and liabilities:
    Finance contracts receivables ...................................      (2,601,726)        547,022
    Prepaid reinsurance premiums ....................................        (881,505)        891,964
    Due from reinsurers .............................................          22,152        (750,872)
    Deferred acquisition costs ......................................        (349,355)       (121,437)
    Other assets ....................................................        (453,350)         38,554
    Unpaid losses and loss adjustment expenses ......................         896,685        (487,026)
    Unearned premiums ...............................................       2,600,394         846,952
    Premium deposit .................................................      (1,201,832)        344,030
    Revolving credit outstanding ....................................       2,256,713          52,711
    Unearned commissions ............................................         (41,481)          9,016
    Accounts payable and accrued expenses ...........................       1,292,636         315,037
    Drafts payable to insurance companies ...........................          35,457              --
                                                                       --------------   -------------
     Net cash flow provided by operating activities .................       2,028,515       2,034,512
                                                                       --------------   -------------
Cash flow from investing activities:
 Proceeds from sale of investment securities available for sale .....      28,673,773       5,989,473
 Purchases of investment securities available for sale ..............     (30,764,738)     (7,449,288)
 Cost of mortgage loan ..............................................              --        (155,000)
 Sale of mortgage loan ..............................................         103,150         147,546
 Acquisition of affiliates previously combined ......................        (198,000)       (191,357)
 Purchases of property and equipment ................................        (715,501)       (111,894)
 Proceeds from sale of property and equipment .......................              --         267,504
                                                                       --------------   -------------
     Net cash flow used in investing activities .....................      (2,901,316)     (1,503,016)
                                                                       --------------   -------------
Cash flow from financing activities:
 Bank overdraft .....................................................         788,743         517,967
 Capital contribution ...............................................              --              --
 Distributions to shareholders ......................................              --        (456,489)
 Borrowings from bank ...............................................              --         177,500
 Repayment of indebtedness ..........................................        (183,625)       (616,969)
                                                                       --------------   -------------
     Net cash flow (used in) provided by financing activities .......         605,118        (377,991)
                                                                       --------------   -------------
     Net increase in cash and cash equivalents ......................        (267,683)        153,505
Cash and cash equivalents at beginning of year ......................       1,684,451       1,231,636
                                                                       --------------   -------------
Cash and cash equivalents at end of year ............................  $    1,416,768   $   1,385,141
                                                                       ==============   =============
Supplemental disclosure of cash flow information:
 Cash paid during the year for:
  Interest ..........................................................  $      143,224   $          --
                                                                       ==============   =============
  Income taxes ......................................................  $           --   $          --
                                                                       ==============   =============
 Cash received during the year from:
  Income taxes ......................................................  $           --   $          --
                                                                       ==============   =============












                                                                                DECEMBER 31,
                                                                      ---------------------------------
                                                                            1997             1996
                                                                      ---------------- ----------------
Cash flow from operating activities:
 Net income .........................................................  $    1,069,636   $      625,659
 Adjustments to reconcile net income to net cash flow used in operating activities:
   Amortization of investment premiums ..............................           1,175            4,750
   Depreciation and amortization ....................................          50,935           51,776
   Amortization of goodwill .........................................          38,102           19,294
   Deferred income tax expense ......................................          48,110           78,662
   Loss (gain) on sale of investment securities .....................          19,395         (154,616)
   Gain on sale of property and equipment ...........................         (11,433)         (18,747)
   Provision for credit losses ......................................          38,362          239,408
   Changes in operating assets and liabilities:
    Finance contracts receivables ...................................      (1,792,048)       4,337,341
    Prepaid reinsurance premiums ....................................         707,320         (746,739)
    Due from reinsurers .............................................        (484,134)        (542,443)
    Deferred acquisition costs ......................................        (186,246)        (149,802)
    Other assets ....................................................        (319,626)        (217,746)
    Unpaid losses and loss adjustment expenses ......................         492,502        1,478,249
    Unearned premiums ...............................................       1,255,201        1,122,154
    Premium deposit .................................................         901,826        2,576,586
    Revolving credit outstanding ....................................       1,593,752       (3,550,594)
    Unearned commissions ............................................          37,700          160,396
    Accounts payable and accrued expenses ...........................         384,954         (201,090)
    Drafts payable to insurance companies ...........................         269,160       (1,434,275)
                                                                       --------------   --------------
     Net cash flow provided by operating activities .................       4,114,643        3,678,223
                                                                       --------------   --------------
Cash flow from investing activities:
 Proceeds from sale of investment securities available for sale .....      21,088,211        6,440,189
 Purchases of investment securities available for sale ..............     (24,469,367)     (10,455,079)
 Cost of mortgage loan ..............................................        (200,000)           9,606
 Sale of mortgage loan ..............................................          89,421               --
 Acquisition of affiliates previously combined ......................         (80,175)        (120,000)
 Purchases of property and equipment ................................        (102,073)        (192,151)
 Proceeds from sale of property and equipment .......................         314,874           77,603
                                                                       --------------   --------------
     Net cash flow used in investing activities .....................      (3,359,109)      (4,239,832)
                                                                       --------------   --------------
Cash flow from financing activities:
 Bank overdraft .....................................................         211,477          513,600
 Capital contribution ...............................................         222,500          500,000
 Distributions to shareholders ......................................        (457,153)        (680,520)
 Borrowings from bank ...............................................         431,000          495,560
 Repayment of indebtedness ..........................................        (710,146)              --
                                                                       --------------   --------------
     Net cash flow (used in) provided by financing activities .......        (302,322)         828,640
                                                                       --------------   --------------
     Net increase in cash and cash equivalents ......................         453,212          267,031
Cash and cash equivalents at beginning of year ......................       1,231,638          964,607
                                                                       --------------   --------------
Cash and cash equivalents at end of year ............................  $    1,684,850   $    1,231,638
                                                                       ==============   ==============
Supplemental disclosure of cash flow information:
 Cash paid during the year for:
  Interest ..........................................................  $       21,758   $      465,970
                                                                       ==============   ==============
  Income taxes ......................................................  $       26,211   $       66,237
                                                                       ==============   ==============
 Cash received during the year from:
  Income taxes ......................................................  $       61,000   $           --
                                                                       ==============   ==============

See note 2(a) regarding non-cash financing and investing activities.


          See accompanying notes to consolidated financial statements

                         21ST CENTURY HOLDING COMPANY

            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

            JUNE 30, 1998 (UNAUDITED) AND DECEMBER 31, 1997 AND 1996


(1) ORGANIZATION AND BUSINESS


     The accompanying consolidated and combined financial statements include the accounts of 21st Century Holding Company and its wholly owned subsidiaries and those entities which are under common control through common ownership (collectively referred to as the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation.


     The Company is a vertically integrated insurance holding company performing all aspects of the insurance underwriting, distribution and claims process. The Company's Federated National Insurance Company ("Federated National") subsidiary underwrites nonstandard and standard personal automobile insurance and mobile home property and casualty insurance in the State of Florida. Through a wholly-owned managing general agent, Assurance Managing General Agents, Inc. ("Assurance MGA"), the Company has underwriting and claims authority for third-party insurance companies. The Company also offers premium financing, auto title loans and other ancillary services to its customers.


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES


 (A) BASIS OF ACCOUNTING


     In January 1997, the Company acquired all of the issued and outstanding capital stock of Assurance MGA, Federated Premium Finance, Inc. and Superior Adjusting, Inc., the Company's claims processing subsidiary, for cash consideration. Principal shareholders of the Company were also principal shareholders of Assurance MGA, Federated Premium Finance, Inc. and Superior Adjusting, Inc. The Company has accounted for the acquisitions at historical cost in a manner similar to that in pooling of interests accounting due to the entities being under the common control of the owners of 21st Century Holding Company. The cash paid to individuals of the control group for their shares in these entities was recorded as a distribution in the statement of changes in shareholders' equity. In addition, the Company purchased the assets of two independent agencies for cash consideration of $540,000. These transactions were accounted for by the purchase method of accounting, generating goodwill amounting to approximately $533,000.



     In January 1998, the Company acquired all of the issued and outstanding capital stock of eight affiliated corporations, principally the Company's insurance agencies, in exchange for the issuance of shares of common stock. The financial statements of these entities have been presented in the combined statements of the Company based on the common control of ownership interest. The minority interest relative to the ownership of the affiliated corporations, whose results are combined prior to their acquisition on January 1, 1998, was accounted for as a component of equity of the Company. This treatment was applied because the minority interest was in a deficit position due to distributions to shareholders in excess of basis and deemed uncollectible from the unaffiliated shareholders. The acquisition of the minority interest in the affiliated corporations was accounted for by the purchase method. The aggregate acquisition price was allocated to the portion of the net identifiable assets pertaining to the minority interest based on their fair value. The allocation of the acquisition price to the minority interest's net identifiable assets had an excess of fair value over the new adjusted book basis creating goodwill of approximately $1,035,000 and eliminated the minority interest deficit of approximately $113,000. The acquisition of the net retained deficit of the affiliated corporations which are presented on a combined basis and the elimination of their common stock resulted in the net credit

                         21ST CENTURY HOLDING COMPANY

            JUNE 30, 1998 (UNAUDITED) AND DECEMBER 31, 1997 AND 1996


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES--(CONTINUED)


to the equity of the Company of approximately $984,000. The issuance of $100,000 to individuals of the control group for their shares in these entities was recorded as a distribution in the statement of changes in shareholders' equity.


 (B) CASH AND CASH EQUIVALENTS


     The Company considers all short-term highly liquid investments with original maturities of three months or less to be cash equivalents.


 (C) INVESTMENTS AVAILABLE FOR SALE


     All of the Company's investment securities have been classified as available-for-sale in as much as, all of the Company's securities are available to be sold in response to the Company's liquidity needs, changes in market interest rates and asset-liability management strategies, among other reasons. Investments available-for-sale on the balance sheet are stated at fair value. Unrealized gains and losses are excluded from earnings and reported as a separate component of shareholders' equity, net of related deferred income taxes.


     A decline in the fair value of an available-for-sale security below cost that is deemed other than temporary results in a charge to income, resulting in the establishment of a new cost basis for the security. All declines in fair values of the Company's investment securities in 1997 and 1996 were deemed to be temporary.


     Premiums and discounts are amortized or accreted, respectively, over the life of the related fixed maturity security as an adjustment to yield using a method that approximates yield to maturity. Dividends and interest income are recognized when earned. Realized gains and losses are included in earnings and are derived using the specific-identification method for determining the cost of securities sold.


 (D) PREMIUM REVENUE


     Premium revenue on property and casualty insurance is earned on a pro rata basis over the life of the policies. Unearned premiums represent the portion of the premium related to the unexpired policy terms.


 (E) DEFERRED ACQUISITION COSTS


     Deferred acquisition costs represent commissions paid to the Company's agents at the time of policy issuance (to the extent they are recoverable from future premium income) and are amortized over the life of the related policy in relation to the amount of premiums earned. The method followed in computing deferred acquisition costs limits the amount of such deferred costs to their estimated realizable value, which gives effect to the premium to be earned, related investment income, unpaid losses and loss adjustment expenses and certain other costs expected to be incurred as the premium is earned. There is no indication that these costs will not be fully recoverable in the near term.

                         21ST CENTURY HOLDING COMPANY

            JUNE 30, 1998 (UNAUDITED) AND DECEMBER 31, 1997 AND 1996


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES--(CONTINUED)


     An analysis of deferred acquisition costs follows:



                                                       JUNE 30,                         DECEMBER 31,
                                            -------------------------------   ---------------------------------
                                                  1998             1997             1997              1996
                                            ---------------   -------------   ---------------   ---------------
                                                      (UNAUDITED)
   Balance, beginning of period .........    $    761,472      $  575,226      $    575,226      $    425,734
   Acquisition costs deferred ...........       1,359,269       1,064,569         1,943,786         1,400,680
   Amortized to expense during
    the period ..........................      (1,009,914)       (942,832)       (1,757,540)       (1,251,188)
                                             ------------      ----------      ------------      ------------
   Balance, end of period ...............    $  1,110,827      $  696,963      $    761,472      $    575,226
                                             ============      ==========      ============      ============

 (F) PREMIUM DEPOSITS


     Premium deposits represent premium received on policies not yet written. The Company takes approximately 35 working days to write the policy from the date the cash and policy application are received.


 (G) UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES


     Unpaid losses and loss adjustment expenses are provided for through the establishment of liabilities in amounts estimated to cover incurred losses and loss adjustment expenses. Such liabilities are determined based upon the Company's assessment of claims pending and the development of prior years' loss liability. These amounts include liabilities based upon individual case estimates for reported losses and loss adjustment expenses and estimates of such amounts that are incurred but not reported ("IBNR"). Changes in the estimated liability are charged or credited to operations as the estimates are revised. Unpaid losses and loss adjustment expenses are reported net of estimates for salvage and subrogation recoveries which totaled $338,320, net of reinsurance, at June 30, 1998 and $341,118, net of reinsurance, at December 31, 1997.


     The estimates of unpaid losses and loss adjustment expenses are subject to the effect of trends in claims severity and frequency and are continually reviewed. As part of the process, the Company reviews historical data and considers various factors, including known and anticipated legal developments, changes in social attitudes, inflation and economic conditions. As experience develops and other data becomes available, these estimates are revised, as required, resulting in increases or decreases to the existing unpaid losses and loss adjustment expenses. Adjustments are reflected in results of operations in the period in which they are made and the liabilities may deviate substantially from prior estimates.



     There can be no assurance that the Company's unpaid losses and loss adjustment expenses will be adequate to cover actual losses. If the Company's unpaid losses and loss adjustment expenses prove to be inadequate, the Company will be required to increase the liability with a corresponding reduction in the Company's net income in the period in which the deficiency is identified. Future loss experience substantially in excess of the established unpaid losses and loss adjustment expenses could have a material adverse effect on the Company's business, results of operations and financial condition.

                         21ST CENTURY HOLDING COMPANY

            JUNE 30, 1998 (UNAUDITED) AND DECEMBER 31, 1997 AND 1996


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES--(CONTINUED)


     The Company does not discount unpaid losses and loss adjustment expenses for financial statement purposes.


 (H) COMMISSION INCOME



     Commission income consists of fees earned by the Company-owned agencies placing business with third party insurers and third party premium finance companies. Commission income is earned on a pro rata basis over the life of the policies. Unearned commissions represent the portion of the commissions related to unexpired policy terms.



 (I) FINANCE REVENUE


     Interest and service income, resulting from the financing of insurance premiums, is recognized using a method which approximates the interest method. Late charges are recognized as income when chargeable.


 (J) CREDIT LOSSES


     Provisions for credit losses are charged to operations in amounts sufficient to maintain the allowance at a level considered adequate to cover anticipated losses in the existing finance contracts receivables.


 (K) POLICY FEES



     Policy fees represent a $25 non-refundable application fee for insurance coverage which is intended to reimburse the Company for the incurred cost. The fees are recognized as income when charged and are included in other income.



 (L) REINSURANCE


     The Company recognizes the income and expense on reinsurance contracts principally on a pro-rata basis over the life of the policies covered under the reinsurance agreements. The Company is reinsured under separate reinsurance agreements for the different lines of business underwritten. Reinsurance contracts do not relieve the Company from its obligations to policyholders. The Company continually monitors its reinsurers to minimize its exposure to significant losses from reinsurer insolvencies. The Company only cedes risks to reinsurers whom the Company believes to be financially sound. The Company's reinsurance is primarily ceded to Transatlantic Re, an A++ rated reinsurance company on a quota share basis. At June 30, 1998, all reinsurance recoverables are considered collectible.


 (M) INCOME TAXES


     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and

                         21ST CENTURY HOLDING COMPANY

            JUNE 30, 1998 (UNAUDITED) AND DECEMBER 31, 1997 AND 1996


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES--(CONTINUED)


operating loss and tax-credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


     Most of the combining affiliates of the Company have elected S corporation status. Accordingly, all income tax liabilities, as long as the S corporation status is effective, are the responsibility of the individual shareholders.


     Pro forma income taxes represent the total of historical income taxes that would have been reported had the respective entities filed income tax returns as taxable C corporation for each of the years presented.


 (N) CONTINGENT REINSURANCE COMMISSION


     The Company's reinsurance contracts provide ceding commissions for premiums written which are subject to adjustment. The amount of ceding commissions is determined by the loss experience for the reinsurance agreement term. The reinsurer provides commissions on a sliding scale with maximum and minimum achievable levels. The reinsurer provides the Company with the provisional commissions. The Company has recognized the commissions based on the current loss experience for the policy year premiums. This results in establishing a contingent liability, included in due from reinsurers, for the excess of provisional commissions retained compared to amounts recognized which is subject to variation until the ultimate loss experience is determinable.


 (O) CONCENTRATION OF CREDIT RISK


     Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of premiums receivable and amounts due from reinsurers on unpaid losses. The Company has not experienced significant losses related to premiums receivable from individual policyholders or groups of policyholders in a particular industry or geographic area. Management believes no credit risk beyond the amounts provided for collection losses is inherent in the Company's premiums receivable. In order to reduce credit risk for amounts due from reinsurers, the Company seeks to do business with financially sound reinsurance companies and regularly reviews the financial strength of all reinsurers used.


 (P) DUE FROM FLORIDA JOINT UNDERWRITING ASSOCIATION (THE "ASSOCIATION") PARTICIPATION


     The amount recorded as a component of other assets represents the Company's proportionate share of the net assets of the Association. The Company's proportionate share of premiums, losses, loss expenses, and other related items is recorded and presented in their respective accounts in the accompanying consolidated and combined financial statements.


 (Q) COMPREHENSIVE INCOME


     On January 1, 1998, the Company adopted FAS No. 130, "Reporting Comprehensive Income." Comprehensive income presents a measure of all changes in shareholders' equity except for changes

                         21ST CENTURY HOLDING COMPANY

            JUNE 30, 1998 (UNAUDITED) AND DECEMBER 31, 1997 AND 1996


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES--(CONTINUED)


resulting from transactions with shareholders in their capacity as shareholders. The Company's total comprehensive income presently consists of net unrealized holding gains (losses) on investments available for sale. Total comprehensive income was $(233,332) and $31,758 for the six months ended June 30, 1998 and 1997, respectively; and $219,648 and $22,002 for the years ended December 31, 1997 and 1996, respectively. The Statement also requires the separate presentation of the accumulated balance of comprehensive income other than net earnings in the consolidated and combined balance sheets.


 (R) ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED


     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, ("SFAS 131"), DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS 131 is effective for periods beginning after December 15, 1997. SFAS 131 establishes standards for the way that public business enterprises report information about operating segments, based on how the enterprise defines such segments. The Company will report operating segment information, to the extent such segments are defined, beginning with the year ended December 31, 1998.


 (S) USE OF ESTIMATES


     The preparation of the consolidated and combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported financial statement balances as well as the disclosure of contingent assets and liabilities. Actual results could differ materially from those estimates used.


     Similar to other property and casualty insurers, the Company's liability for unpaid losses and loss adjustment expenses, although supported by actuarial projections and other data is ultimately based on management's reasoned expectations of future events. Although considerable variability is inherent in these estimates, management believes that this liability is adequate. Estimates are reviewed regularly and adjusted as necessary. Such adjustments are reflected in current operations. In addition, the realization of the Company's deferred income tax assets is dependent on generating sufficient future taxable income. It is reasonably possible that the expectations associated with these accounts could change in the near term and that the effect of such changes could be material to the consolidated and combined financial statements.


 (T) NATURE OF OPERATION


     The following is a description of the most significant risks facing the Company and how it mitigates those risks:


       (I) LEGAL/REGULATORY RISKS--the risk that changes in the regulatory environment in which insurer operates will create additional expenses not anticipated by the insurer in pricing its products. That is, regulatory initiatives designed to reduce insurer profits, restrict underwriting practices and risk classifications, mandate rate reductions and refunds, and new legal theories or insurance company insolvencies through guaranty fund assessments may create costs for the insurer beyond those recorded in the financial statements. The Company attempts to mitigate this risk by

                         21ST CENTURY HOLDING COMPANY

            JUNE 30, 1998 (UNAUDITED) AND DECEMBER 31, 1997 AND 1996


     (2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES--(CONTINUED)


   monitoring proposed regulatory legislation and by assessing the impact of new laws. As the Company writes business only in the state of Florida, it is more exposed to this risk than some of its more geographically balanced competitors.


     (II) CREDIT RISK--the risk that issuers of securities owned by the Company will default or that other parties, including reinsurers to whom business is ceded, which owe the Company money, will not pay. The Company attempts to minimize this risk by adhering to a conservative investment strategy and by maintaining sound reinsurance agreements with a number of reinsurers, and by providing for any amounts deemed uncollectible.


     (III) INTEREST RATE RISK--the risk that interest rates will change and cause a decrease in the value of an insurer's investments. To the extent that liabilities come due more quickly than assets mature, an insurer might have to sell assets prior to maturity and potentially recognize a gain or a loss. The Company attempts to mitigate this risk by attempting to match the maturity schedule of its assets with the expected payouts of its liabilities.


 (U) FAIR VALUE


     The fair value of the Company's investments are estimated based on bid prices published by financial services or quotations received from securities dealers and is reflective of the interest rate environment that existed as of the close of business on December 31, 1997. Changes in interest rates subsequent to June 30, 1998 may affect the fair value of the Company's investments.


     The carrying amounts for the following financial instrument categories approximate their fair values at June 30, 1998 and December 31, 1997 because of their short-term nature: cash and cash equivalents, finance contracts receivable, due from reinsurers, prepaid reinsurance premiums, unearned premiums, finance contracts payable and notes payable.


     The fair value of mortgage loans is estimated using the present value of future cash flows based on the market rate for similar types of loans. Carrying value approximates market value as rates used are commensurate with market rate.


 (V) GOODWILL


     Goodwill, representing the excess of cost over the fair value of assets acquired and the cost of a purchased book of business, is amortized on a straight-line basis over seven years. The carrying value of goodwill is periodically reviewed by the Company based on the expected future undiscounted operating cash flows of the related item. Based upon its most recent analysis, the Company believes that no material impairment of goodwill exists at June 30, 1998.


 (W) NET INCOME PER SHARE


     Net income per share is computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during each year.

                         21ST CENTURY HOLDING COMPANY

            JUNE 30, 1998 (UNAUDITED) AND DECEMBER 31, 1997 AND 1996


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES--(CONTINUED)


     A reconciliation of the numerators and denominators of the "income per share" and "income per share-assuming dilution" computations for income before cumulative effect of change in accounting method' are presented below:



                                                             INCOME           SHARE         PER-SHARE
                                                          (NUMERATOR)     (DENOMINATOR)      AMOUNT
                                                         -------------   ---------------   ----------
   For the six months ended June 30, 1998 (unaudited):
    Income per share .................................    $1,111,738        $2,100,000       $ 0.53
                                                          ----------        ----------       ------
    Income per share assuming dilution ...............    $1,111,738        $2,100,000       $ 0.53
                                                          ==========        ==========       ======
   For the six months ended June 30, 1997 (unaudited):
    Income per share .................................    $  640,994        $2,100,000       $ 0.31
                                                          ----------        ----------       ------
    Income per share assuming dilution ...............    $  640,994        $2,100,000       $ 0.31
                                                          ==========        ==========       ======
   For the year ended December 31, 1997:
    Income per share .................................    $1,069,636        $2,100,000       $ 0.51
                                                          ----------        ----------       ------
    Income per share assuming dilution ...............    $1,069,636        $2,100,000       $ 0.51
                                                          ==========        ==========       ======
   For the year ended December 31, 1996: .............
    Income per share .................................    $  625,659        $2,100,000       $ 0.30
                                                          ----------        ----------       ------
    Income per share assuming dilution ...............    $  625,659        $2,100,000       $ 0.30
                                                          ==========        ==========       ======

     The weighted average shares outstanding gives effect to a 1.8-for-one, 1.2-for-one and 926.33-for-one stock splits effected in November 1996, January 1997 and September 1998, respectively; and gives effect to the consolidation of the Company effected in January 1997 and January 1998 and February 1998. The Company's par value of $.01 per share remained unchanged. All historical share and per share amounts have been restated to retroactively reflect the stock splits.



 (X) PRO FORMA NET INCOME


     Pro forma net income represents the results of operations for the six months ended June 30, 1997 (unaudited) and for the years ended December 31, 1997 and 1996, adjusted to reflect a provision for income tax on historical income before income taxes which gives effect to the change in the affiliated corporations' income tax status to C corporations.

                         21ST CENTURY HOLDING COMPANY

            JUNE 30, 1998 (UNAUDITED) AND DECEMBER 31, 1997 AND 1996

(3) INVESTMENTS


 (A) FIXED MATURITIES AND EQUITY SECURITIES


     A summary of the amortized cost, estimated fair value, gross unrealized gains and gross unrealized losses of fixed maturities and equity securities at June 30, 1998 (unaudited) and December 31, 1997 is as follows:


                                                                   GROSS          GROSS
                                                 AMORTIZED      UNREALIZED     UNREALIZED      ESTIMATED
                                                    COST           GAINS         LOSSES        FAIR VALUE
                                               -------------   ------------   ------------   -------------
   JUNE 30, 1998 (UNAUDITED)
   Fixed Maturities:
    U.S. treasury securities and obligations
      of U.S. government corporations
      and agencies .........................   $ 2,004,867       $  9,854       $  1,523     $ 2,013,198
    Mortgage-backed securities .............       466,774             --          5,053         461,721
    Obligations of states and political
      subdivisions .........................    11,548,834         35,984        132,301      11,452,517
    Corporate securities ...................     2,070,464         34,842         21,863       2,083,443
                                               -----------       --------       --------     -----------
                                               $16,090,939       $ 80,680       $160,740     $16,010,879
                                               ===========       ========       ========     ===========
   Equity Securities:
    Preferred stocks .......................   $    76,750       $     --       $  1,250     $    75,500
    Common stocks ..........................     1,649,305             --         77,677       1,571,628
                                               -----------       --------       --------     -----------
                                               $ 1,726,055       $     --       $ 78,927     $ 1,647,128
                                               ===========       ========       ========     ===========
   DECEMBER 31, 1997
   Fixed Maturities:
    U.S. treasury securities and obligations
      of U.S. government corporations
      and agencies .........................   $ 7,291,936       $105,335       $  3,135     $ 7,394,136
    Mortgage-backed securities .............       519,439             --          3,473         515,966
    Obligations of states and political
      subdivisions .........................     4,422,736        109,601             --       4,532,337
    Corporate securities ...................       804,420         21,029            604         824,845
                                               -----------       --------       --------     -----------
                                               $13,038,531       $235,965       $  7,212     $13,267,284
                                               ===========       ========       ========     ===========
   Equity Securities:
    Preferred stocks .......................   $ 1,089,268       $ 10,613       $  2,749     $ 1,097,132
    Common stocks ..........................     1,159,826          3,706         52,070       1,111,462
                                               -----------       --------       --------     -----------
                                               $ 2,249,094       $ 14,319       $ 54,819     $ 2,208,594
                                               ===========       ========       ========     ===========

                         21ST CENTURY HOLDING COMPANY

            JUNE 30, 1998 (UNAUDITED) AND DECEMBER 31, 1997 AND 1996


(3) INVESTMENTS--(CONTINUED)


     A summary of fixed maturities available for sale at June 30, 1998 (unaudited) and December 31, 1997 are shown below by contractual or expected maturity periods. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                               JUNE 30, 1998                   DECEMBER 31, 1997
                                       ------------------------------   -------------------------------
                                         AMORTIZED        ESTIMATED        AMORTIZED        ESTIMATED
                                            COST         FAIR VALUE          COST          FAIR VALUE
                                       -------------   --------------   --------------   --------------
                                                (UNAUDITED)
   Due in one year or less .........   $   311,744      $   308,879      $   275,850      $   275,358
   Due after one year through
    five years .....................       650,489          676,128        2,200,570        2,229,280
   Due after five years through ten
    years ..........................     4,505,258        4,498,879        5,491,936        5,592,622
   Due after ten years .............    10,623,448       10,526,993        5,070,175        5,170,024
                                       -----------      -----------      -----------      -----------
                                       $16,090,939      $16,010,879      $13,038,531      $13,267,284
                                       ===========      ===========      ===========      ===========

     A summary of the sources of net investment income follows:



                                         SIX MONTHS ENDED JUNE 30,    YEARS ENDED DECEMBER 31,
                                         -------------------------   ---------------------------
                                             1998          1997           1997           1996
                                         -----------   -----------   -------------   -----------
                                                (UNAUDITED)
   Fixed maturities ..................    $439,460      $390,652      $  816,904      $ 601,143
   Equity securities .................      48,661        30,598         146,942        105,348
   Cash and cash equivalents .........      19,376        23,588          38,463        132,309
   Other .............................      (1,850)        7,679          63,726         24,387
                                          --------      --------      ----------      ---------
     Total investment income .........     505,647       452,517       1,066,035        863,187
   Less investment expenses ..........          --            --         (18,687)       (12,925)
                                          --------      --------      ----------      ---------
     Net investment income ...........    $505,647      $452,517      $1,047,348      $ 850,262
                                          ========      ========      ==========      =========

     Proceeds on sales of fixed maturities and equity securities for the six months ending June 30, 1998 and 1997 (unaudited) are $28,673,773 and $5,984,473, respectively, and for the years ending December 31, 1997 and 1996 are $21,088,211 and $6,440,189, respectively.

                         21ST CENTURY HOLDING COMPANY

            JUNE 30, 1998 (UNAUDITED) AND DECEMBER 31, 1997 AND 1996


(3) INVESTMENTS--(CONTINUED)


     Realized gains and increases (decreases) in net unrealized gains (losses) follow:



                                                SIX MONTHS ENDED JUNE 30,       YEARS ENDED DECEMBER 31,
                                              ------------------------------   ---------------------------
                                                   1998             1997           1997           1996
                                              --------------   -------------   ------------   ------------
                                                       (UNAUDITED)
   Net realized gains (losses):
    Fixed maturities ......................     $  224,563       $ (49,188)     $  18,891       $ 26,831
    Equity securities .....................        164,978           2,793        (33,798)       127,785
    Other .................................             --          12,734             --             --
    Cash and cash equivalents .............             --              --         (4,488)            --
                                                ----------       ---------      ---------       --------
      Total ...............................     $  389,541       $ (33,661)     $ (19,395)      $154,616
                                                ==========       =========      =========       ========
   Change in net unrealized gains (losses):
    Fixed maturities ......................     $ (194,903)      $  12,884      $ 203,504       $ 29,296
    Equity securities .....................        (38,429)         18,874         16,144         (7,294)
                                                ----------       ---------      ---------       --------
      Total ...............................     $ (233,332)      $  31,758      $ 219,648       $ 22,002
                                                ==========       =========      =========       ========

 (B) MORTGAGE LOANS


     The amount represents outstanding balances from related party transactions. Refer to note 11 for details.


(4) REINSURANCE


     The Company reinsures (cedes) a portion of its written premiums on a quota-share basis to nonaffiliated insurance companies in order to limit its loss exposure. The Company also maintains coverages to limit losses from large exposures, which the Company believes are adequate for its current volume. To the extent that reinsuring companies are unable to meet their obligations assumed under the reinsurance agreements, the Company remains primarily liable to its policyholders.

                         21ST CENTURY HOLDING COMPANY

            JUNE 30, 1998 (UNAUDITED) AND DECEMBER 31, 1997 AND 1996


(4) REINSURANCE--(CONTINUED)


     The impact of reinsurance on the financial statements is as follows:



                                      SIX MONTHS ENDED JUNE 30,           YEARS ENDED DECEMBER 31,
                                   --------------------------------   --------------------------------
                                        1998              1997              1997             1996
                                   --------------   ---------------   ---------------   --------------
                                             (UNAUDITED)
   Premiums written:
     Direct ....................    $ 12,169,337     $  8,842,004      $ 17,675,375      $ 14,850,484
     Ceded .....................      (3,772,747)      (2,039,621)       (4,659,378)       (5,602,538)
                                    ------------     ------------      ------------      ------------
                                    $  8,396,590     $  6,802,383      $ 13,015,997      $  9,247,946
                                    ============     ============      ============      ============
   Premiums earned:
     Direct ....................    $  9,568,942     $  7,995,051      $ 16,420,172      $ 13,728,328
     Ceded .....................      (2,891,241)      (3,016,739)       (5,495,893)       (4,085,072)
                                    ------------     ------------      ------------      ------------
                                    $  6,677,701     $  4,978,312      $ 10,924,279      $  9,643,256
                                    ============     ============      ============      ============
   Losses and loss adjustment
    expenses incurred: .........
     Direct ....................    $  6,528,741     $  5,277,437      $ 11,241,218      $ 10,832,411
     Ceded .....................      (1,847,515)      (2,005,763)       (3,827,067)       (3,172,113)
                                    ------------     ------------      ------------      ------------
                                    $  4,681,226     $  3,271,674      $  7,414,151      $  7,660,298
                                    ============     ============      ============      ============


                                                      AS OF             AS OF
                                                     JUNE 30,        DECEMBER 31,
                                                       1998              1997
                                                 ---------------   ---------------
                                                   (UNAUDITED)
   Unpaid losses and loss adjustment expenses:
     Direct ..................................    $  7,623,147      $  6,726,462
     Ceded ...................................      (2,239,775)       (2,090,998)
                                                  ------------      ------------
                                                  $  5,383,372      $  4,635,464
                                                  ============      ============
   Unearned premiums:
     Direct ..................................    $ 10,100,136      $  7,499,742
     Ceded ...................................      (3,099,169)       (2,217,664)
                                                  ------------      ------------
                                                  $  7,000,967      $  5,282,078
                                                  ============      ============

     The Company received approximately $1.2 million and $548,000 in commissions on premiums ceded during the six months ended June 30, 1998 and 1997 (unaudited) and approximately $1.4 million and $1.3 million in commissions on premiums ceded during the years ended December 31, 1997 and 1996, respectively. Had all of the Company's reinsurance agreements been canceled at June 30, 1998, the Company would have returned a total of approximately $595,000 in contingent reinsurance commissions to its reinsurers; in turn, its reinsurers would have returned approximately $3.1 million in unearned premiums to the Company.

                         21ST CENTURY HOLDING COMPANY

            JUNE 30, 1998 (UNAUDITED) AND DECEMBER 31, 1997 AND 1996


(4) REINSURANCE--(CONTINUED)


     At June 30, 1998 (unaudited) and December 31, 1997, the Company had an unsecured aggregate recoverable for losses paid, unpaid losses and loss adjustment expenses including IBNR and unearned premiums with the following companies:



                                                                      JUNE 30,        DECEMBER 31,
                                                                        1998              1997
                                                                  ---------------   ---------------
                                                                    (UNAUDITED)
   Transatlantic Reinsurance Company (A++A.M. Best Rated):
     Unearned premiums ........................................    $  2,722,823      $  2,119,819
     Reinsurance recoverable on loss payments .................       1,177,448           717,569
     Unpaid losses and loss adjustment liability ..............       2,239,775         2,090,998
                                                                   ------------      ------------
                                                                      6,140,046         4,928,386
   Other:
     Unearned premium .........................................         376,346            97,845
                                                                   ------------      ------------
                                                                   $  6,516,392      $  5,026,231
                                                                   ============      ============
   Amounts due from reinsurers consisted of amounts related to:
     Unpaid losses and loss adjustment expense ................    $  2,239,775      $  2,090,998
     Paid losses and loss adjustment expense ..................       1,177,448           717,569
     Reinsurance payable ......................................      (1,820,291)       (1,114,520)
     Contingent ceded payable .................................        (594,572)         (669,535)
                                                                   ------------      ------------
                                                                   $  1,002,360      $  1,024,512
                                                                   ============      ============

(5) UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

     The liability for unpaid losses and loss adjustment expenses is determined on an individual-case basis for all incidents reported. The liability also includes amounts for unallocated expenses, anticipated future claim development and IBNR.

                         21ST CENTURY HOLDING COMPANY

            JUNE 30, 1998 (UNAUDITED) AND DECEMBER 31, 1997 AND 1996


(5) UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES--(CONTINUED)

     Activity in the liability for unpaid losses and loss adjustment expenses is summarized as follows:


                                                          JUNE 30,                          DECEMBER 31,
                                              ---------------------------------   ---------------------------------
                                                    1998              1997              1997              1996
                                              ---------------   ---------------   ---------------   ---------------
                                                         (UNAUDITED)
   Balance at January 1 ...................    $  6,726,462      $  6,233,962      $  6,233,962      $  4,756,273
    Less reinsurance recoverables .........      (2,090,998)       (1,701,685)       (1,701,685)       (1,068,560)
                                               ------------      ------------      ------------      ------------
      Net balance at January 1 ............    $  4,635,464      $  4,532,277      $  4,532,277      $  3,687,713
                                               ============      ============      ============      ============
   Incurred related to:
    Current year ..........................    $  4,685,733      $  3,582,493      $  7,612,167      $  7,597,874
    Prior years ...........................          (4,507)         (310,819)         (198,016)           62,424
                                               ------------      ------------      ------------      ------------
      Total incurred ......................    $  4,681,226      $  3,271,674      $  7,414,151      $  7,660,298
                                               ============      ============      ============      ============
   Paid related to:
    Current year ..........................    $  2,038,296      $  1,563,920      $  4,458,527      $  4,178,043
    Prior years ...........................       1,895,022         2,267,390         2,852,437         2,637,691
                                               ------------      ------------      ------------      ------------
      Total paid ..........................    $  3,933,318      $  3,831,310      $  7,310,964      $  6,815,734
                                               ============      ============      ============      ============
   Net balance at period ending ...........    $  5,383,372      $  3,972,641      $  4,635,464      $  4,532,277
    Plus reinsurance recoverables .........       2,239,775         1,774,295         2,090,998         1,701,685
                                               ------------      ------------      ------------      ------------
      Balance at period ending ............    $  7,623,147      $  5,746,936      $  6,726,462      $  6,233,962
                                               ============      ============      ============      ============

     Based upon consultations with the Company's independent actuarial consultants and their statement of opinion on losses and loss adjustment expenses, the Company believes that the liability for unpaid losses and loss adjustment expenses is adequate to cover all claims and related expenses which may arise from incidents reported.


(6) NOTES PAYABLE


     The following is a summary of outstanding debt at June 30, 1998 (unaudited) and for the year ended December 31, 1997:


                                                                           JUNE 30,      DECEMBER 31,
                                                                             1998            1997
                                                                         ------------   -------------
                                                                          (UNAUDITED)
   Notes payable:
    Line of credit, expiration date December 30, 1998, interest only at
      1.25% over bank's variable base rate is due monthly (bank's base rate at December 31, 1997 was 10%). Line is collateralized
      by all assets of 21st Century Holding Company ....................   $400,000        $400,000
    Bank loan, principal and interest due February 1998, interest at
      18.00%. Note is collateralized by finance contracts receivables of
      Federated Premium Finance, Inc. ..................................         --         152,625
                                                                           --------        --------
                                                                           $400,000        $552,625
                                                                           ========        ========

                         21ST CENTURY HOLDING COMPANY

            JUNE 30, 1998 (UNAUDITED) AND DECEMBER 31, 1997 AND 1996

(7) REVOLVING CREDIT OUTSTANDING


     On September 24, 1997, the Company, through Federated Premium Finance, Inc. entered into a revolving loan agreement ("Revolving Agreement") with Flaitron Funding Company LLC. Under the Revolving Agreement, the Company can borrow up to the maximum credit commitment of $4 million. The amount of an advance is subject to availability under a borrowing base calculation, with maximum advances outstanding not to exceed the maximum credit commitment. The annual interest rate on the loan is the prime rate plus 1.75 percent which amounted to 10.25 percent at June 30, 1998 (unaudited) and December 31, 1997. The Revolving Agreement contains various operating and financial covenants and is collateralized by a first lien and assignment of all of the Company's assigned finance contracts receivables. The Revolving Agreement expires on September 30, 2000. The balance of this account as of June 30, 1998 (unaudited) and December 31, 1997 amounted to $3,850,465 and $1,593,752, respectively, and interest expense for the six months ended June 30, 1998 (unaudited) and for the year ended December 31, 1997 totaled $126,113 and $12,702, respectively. At June 30, 1998 (unaudited) and December 31, 1997, the Company is in compliance with all revolving loan agreement covenants.


(8) INCOME TAXES


     A summary of the provision (benefit) for income tax expense for the six months ended June 30, 1998 and 1997 (unaudited) and for the years ended December 31, 1997 and 1996 is as follows:



                                   JUNE 30,                   DECEMBER 31,
                         -----------------------------   -----------------------
                              1998            1997           1997         1996
                         -------------   -------------   -----------   ---------
                                  (UNAUDITED)
   Federal:
    Current ..........    $  900,975      $  340,675      $195,623      $    --
    Deferred .........      (355,600)       (230,907)       42,422       70,945
                          ----------      ----------      --------      -------
                             545,375         109,768       238,045       70,945
                          ----------      ----------      --------      -------
   State:
    Current ..........       159,847          58,317        38,454           --
    Deferred .........       (37,965)        (39,527)        5,688        7,717
                          ----------      ----------      --------      -------
                             121,882          18,790        44,142        7,717
                          ----------      ----------      --------      -------
                          $  667,257      $  128,558      $282,187      $78,662
                          ==========      ==========      ========      =======

                         21ST CENTURY HOLDING COMPANY

            JUNE 30, 1998 (UNAUDITED) AND DECEMBER 31, 1997 AND 1996


(8) INCOME TAXES--(CONTINUED)


     The actual income tax expense differs from the "expected" income tax expense for the six months ended June 30, 1998 and 1997 (unaudited) and years ended December 31, 1997 and 1996 (computed by applying U.S. federal tax rate of 34 percent to income before provision for income tax expense) as follows:


                                                        JUNE 30,                     DECEMBER 31,
                                               ---------------------------   ----------------------------
                                                   1998           1997            1997           1996
                                               -----------   -------------   -------------   ------------
                                                       (UNAUDITED)
   Computed "expected" tax expense,
    at federal rate ........................    $ 580,744     $  238,574      $  454,929      $  236,884
   Effect of S corporation income ..........           --       (134,103)       (184,674)       (198,569)
   State tax expense .......................       62,003         25,471          32,260           7,796
   Tax-free interest .......................      (44,951)            --         (40,000)             --
   Goodwill ................................       66,681             --          10,035              --
   Other, net ..............................        2,780         (1,384)          9,637          32,551
                                                ---------     ----------      ----------      ----------
   Income tax expense, as reported .........    $ 667,257     $  128,558      $  282,187      $   78,662
                                                =========     ==========      ==========      ==========

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred tax assets and liabilities as of June 30, 1998 (unaudited) and December 31, 1997 are as follows:


                                                                   JUNE 30,      DECEMBER 31,
                                                                     1998            1997
                                                                -------------   -------------
                                                                  (UNAUDITED)
   Deferred tax assets:
    Unpaid losses and loss adjustment expenses ................  $  222,834        $191,876
    Unearned premiums .........................................     760,136         397,529
    Unrealized loss on investments available for sale .........      33,675              --
                                                                 ----------        --------
      Total gross deferred tax assets .........................   1,016,645         589,405
      Less valuation allowance ................................          --              --
                                                                 ----------        --------
      Net deferred tax assets .................................   1,016,645         589,405
                                                                 ----------        --------
   Deferred tax liabilities:
    Unrealized gain on investments available for sale .........          --          71,083
                                                                 ----------        --------
      Total gross deferred tax liabilities ....................          --          71,083
                                                                 ----------        --------
      Net deferred tax asset ..................................  $1,016,645        $518,322
                                                                 ==========        ========

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. At June 30, 1998 (unaudited) and December 31, 1997, based upon the level of historical

                         21ST CENTURY HOLDING COMPANY

            JUNE 30, 1998 (UNAUDITED) AND DECEMBER 31, 1997 AND 1996


(8) INCOME TAXES--(CONTINUED)


taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences.

(9) REGULATORY REQUIREMENTS AND RESTRICTIONS

     To retain its certificate of authority, the Florida Insurance Code (the "Code") requires that Federated National maintain capital and surplus equal to the greater of 10 percent of its liabilities or the 1997 statutory minimum capital and surplus requirement of $2,100,000 as defined in the Code or $2,100,000. The Company is also required to adhere to prescribed premium-to-surplus ratios. The Company is in compliance with these requirements as of December 31, 1997. As of December 31, 1997, to meet regulatory requirements, the Company had fixed maturities with a par value of $250,000 pledged to the Insurance Commissioner of the State of Florida (the "Commissioner").

     Under Florida law, a domestic insurer may not pay any dividend or distribute cash or other property to its shareholders except out of that part of its available and accumulated capital surplus funds which is derived from realized net operating profits on its business and net realized capital gains. A Florida domestic insurer may not make dividend payments or distributions to shareholders without prior approval of the Florida Department of Insurance if the dividend or distribution would exceed the larger of (i) the lesser of (a) 10 percent of capital surplus (b) net income, not including realized capital gains, plus a two-year carryforward, (ii) 10 percent of capital surplus with dividends payable constrained to unassigned funds minus 25 percent of unrealized capital gains of (iii) the lesser of (a) 10 percent of capital surplus or (b) net investment income plus a three-year carryfoward with dividends payable constrained to unassigned funds minus 25 percent of unrealized capital gains. Alternatively, a Florida domestic insurer may pay a dividend or distribution without the prior written approval of the Florida Department of Insurance (i) if the dividend is equal to or less than the greater of (a) 10 percent of the insurer's capital surplus as regards policyholders derived from realized net operating profits on its business and net realized capital gains or (b) the insurer's entire net operating profits and realized net capital gains derived during the immediately preceding calendar year, (ii) the insurer will have policyholder capital surplus equal to or exceeding 115 percent of the minimum required statutory capital surplus after the dividend or distribution, (iii) the insurer files a notice of the dividend or distribution with the department at least ten business days prior to the dividend payment or distribution and (iv) the notice includes a certification by an officer of the insurer attesting that, after the payment of the dividend or distribution, the insurer will have at least 115 percent of required statutory capital surplus as to policyholders. Except as provided above, a Florida domiciled insurer may only pay a dividend or make a distribution (i) subject to prior approval by the Florida Department of Insurance of (ii) 30 days after the Florida Department of Insurance has received notice of such dividend or distribution and has not disapproved it within such time. No dividends were declared or paid in 1997.

     Under these laws, Federated National is not permitted to pay dividends to the Company in 1998 without prior regulatory approval. Although the Company believes that amounts required for it to meet its financial and operating obligations will be available, there can be no assurance in this regard. Further, there can be no assurance that, if requested, that the Florida Department of Insurance will allow any dividends to be paid by Federated National.

     The Company is required to comply with NAIC risk-based capital ("RBC") requirements. RBC is a method of measuring the amount of capital appropriate for an insurance company to support its

                         21ST CENTURY HOLDING COMPANY

            JUNE 30, 1998 (UNAUDITED) AND DECEMBER 31, 1997 AND 1996


(9) REGULATORY REQUIREMENTS AND RESTRICTIONS--(CONTINUED)


overall business operations in light of its size and risk profile. NAIC's RBC standards are used by regulators to determine appropriate regulatory actions relating to insurers who show signs of weak or deteriorating condition. As of June 30, 1998, based on calculations using the appropriate NAIC formula, The Company's total adjusted capital is in excess of ratios which would require any form of regulatory action.


     Pursuant to a consent order issued in conjunction with the Company's authorization to underwrite mobile home insurance (the "Consent Order"), the Company's growth is subject to regulatory limits on the amount of premiums it can underwrite. In 1998, Federated National may only underwrite $21 million in direct written premiums and $14 million in total net written premiums. In 1999, Federated National is limited to $24 million and $15 million, respectively. Federated National also is required to maintain a minimum capital surplus to support its underwriting program. In 1998 and 1999, Federated National is required to have capital surplus of $4.7 million and $5.9 million, respectively. The premium limits and capital surplus requirements impact Federated National's potential growth. Federated National's ability to exceed these limitations will be subject to the prior approval of the Florida Department of Insurance. Although correspondence from the Department of Insurance has indicated it is agreeable to modifications of the current Consent Order due to the improved financial condition of the Company, there can be no assurance that Federated National will be able to obtain the required regulatory approvals, and the failure to do so could have a material adverse effect on the Company's business, results of operations or financial condition.



     Generally accepted accounting principles differ in some respects from reporting practices prescribed or permitted by the Department of Insurance of the State of Florida. Federated National's statutory capital and surplus was $4,708,291 and $4,112,265 as of June 30, 1998 and December 31, 1997,
respectively. The Company's statutory net income was $700,783 and $493,089 for the six months ended June 30, 1998 and for the year ended December 31, 1997, respectively.


(10) COMMITMENTS AND CONTINGENCIES


     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity.



     In October 1996, the Company purchased land in Plantation, Florida to construct facilities to accommodate executive offices and administration. In August 1998, the facility was completed and the Company consolidated its executive offices and administrative operations in the facility, which consists of approximately 14,000 square feet of space. The cost of the project is estimated at $1.5 million and approximately $223,000 has been paid as of December 31, 1997 and approximately $925,000 has been paid as of June 30, 1998.



(11) RELATED PARTY TRANSACTIONS


     In October 1997, the Company sold an office property to a group of officers and shareholders. The sale price of the property was $255,000 which generated a profit of approximately $13,000. In

                         21ST CENTURY HOLDING COMPANY

            JUNE 30, 1998 (UNAUDITED) AND DECEMBER 31, 1997 AND 1996


(11) RELATED PARTY TRANSACTIONS--(CONTINUED)


connection with the sale, the Company provided seller-financing in an amount of $200,000. The note bears interest at 8.00 percent per annum with monthly payments of principal and interest. The note matures on October 31, 2002. The outstanding principal balance of the note at June 30, 1998 and December 31, 1997 was $180,561 and $197,278, respectively.


     The Company also leases a second insurance agency location from principal shareholders at a rental of $3,500 per month pursuant to a lease expiring in May 2001.


     Prior to the Company's consolidation of its executive offices and administrative operations, the Company leased two locations at a rental of $9,150 per month from principle shareholders.


     The Company believes these arrangements are on terms at least as favorable as those the Company could secure from a nonaffiliated third party.


(12) SUBSEQUENT EVENTS (UNAUDITED)


     In January and February 1998, the Company acquired certain insurance agencies and other affiliated companies as mentioned in 2(a).


     The Company intends to conduct an initial public offering by filing a registration statement on Form SB-2 for 1,250,000 shares of common stock, par value $.01 per share. Concurrently, the Company intends to adopt a stock option plan reserving 350,000 shares of common stock.


     The Company's Board of Directors now has the authority to issue 1,000,000 shares of preferred stock with any terms as the Board may deem advisable.

                               [GRAPHIC OMITTED]

The graphic depicts the Company's headquarters.

===============================================================================
NO DEALER, SALESPERSON, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR SINCE THE DATES AS OF WHICH INFORMATION IS SET FORTH HEREIN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.
                      -----------------------------------
                               TABLE OF CONTENTS



                                              PAGE
                                             -----
Prospectus Summary .......................    3
Risk Factors .............................    8
Use of Proceeds ..........................   17
Dividend Policy ..........................   17
Dilution .................................   18
Capitalization ...........................   19
Selected Consolidated and Combined
   Financial Data ........................   20
Management's Discussion and Analysis
   of Financial Condition and Results
   of Operations .........................   22
Business .................................   28
Management ...............................   46
Certain Transactions .....................   50
Principal Shareholders ...................   52
Description of Capital Stock .............   52
Shares Eligible for Future Sale ..........   55
Underwriting .............................   56
Legal Matters ............................   57
Experts ..................................   58
Available Information ....................   58
Glossary of Selected Terms ...............   59

                      -----------------------------------
UNTIL      , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE SHARES OF COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               1,250,000 SHARES




                                 21ST CENTURY
                                HOLDING COMPANY


                                 COMMON STOCK








                      -----------------------------------
                                   PROSPECTUS


                      -----------------------------------
                              GILFORD SECURITIES

                                  INCORPORATED








                                       , 1998




===============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The Registrant has authority under Section 607.0850 of the Florida Business Corporations Act to indemnify its directors and officers to the extent provided for in such statute. The Registrant's Amended and Restated Articles of Incorporation and Bylaws provide that the Registrant may insure, shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent not prohibited by law. The Company is also a party to indemnification agreements with each of its directors and officers.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The Registrant estimates that expenses payable by the Registrant in connection with the offering described in this registration statement (other than underwriting discounts and commissions) will be as follows:



        Securities and Exchange Commission Registration fee .........    $  3,747
        NASD filing fee .............................................       1,770
        Nasdaq listing fee ..........................................      53,750
        Printing and engraving expenses .............................      70,000
        Accounting fees and expenses ................................     100,000
        Legal fees and expenses .....................................     142,500
        Blue Sky fees and expenses ..................................      20,000
        Transfer Agent's fees and expenses ..........................       5,000
        Miscellaneous ...............................................       3,233
                                                                         --------
        Total .......................................................    $400,000
                                                                         ========



     All amounts except the Securities and Exchange Commission registration fee, the NASD filing fee, and the Nasdaq listing fee are estimated.



ITEM 26. RECENT SALE OF UNREGISTERED SECURITIES.


     The following sets forth the Registrant's sale of its securities within the last three years, which securities were not registered under the Securities Act of 1933, as amended:


    1. In November 1996, the Company sold 111,160 shares of Common Stock to 3 unaccredited individual private investors and one accredited individual private investor in a private transaction for cash consideration of $500,000.


    2. In December 1997, the Company sold 33,348 shares of Common Stock to Bruce Simberg, a director of the Company, in a private transaction for cash consideration of $120,000.


    3. In January 1998, the Company acquired all of the issued and outstanding capital stock of eight affiliated corporations, principally the Company's insurance agencies, in exchange for the issuance of 954,124 shares of Common Stock to eight persons. Included in such shares were 377,481 shares of Common Stock issued to each of Edward J. Lawson and Michele V. Lawson, who were principal shareholders of seven of such corporations, and 18,526 shares of Common Stock issued to Ronald A. Raymond, who was the principal shareholder of the eighth corporation. The remaining shares of Common Stock were issued to existing employees of the Company who continued to be employees after the transaction.


    4. In February 1998, the Company acquired all of the issued and outstanding capital stock of an affiliated insurance agency in exchange for the issuance of 27,792 shares of Common Stock, including 6,948 shares of Common Stock issued to each of Edward J. Lawson and Michele V. Lawson, who were principal shareholders of the agency with the remaining shares of Common Stock being issued to three existing shareholders, two of which were accredited investors.



    5. In February 1998, the Company sold 38,906 shares of Common Stock to one accredited individual private investor in a private transaction.



    6. In April 1998, the Company acquired all of the issued and outstanding capital stock of a non-affiliated insurance agency in exchange for the issuance of 6,484 shares of Common Stock to one unaccredited individual, who is currently an employee of the Company.



     The above securities were also issued without registration under the Securities Act, by reason of the exemption from registration afforded by the provisions of section 4(2) thereof, as transactions by an issuer not involving a public offering, each recipient of securities having delivered appropriate investment representations to the Company with respect thereto and having consented to the imposition of restrictive legends upon the certificates evidencing such securities. The unaccredited individual investors were financially sophisticated investors with access to the information typically found in a registration statement.



     All information in this Item with respect to shares of Common Stock has been adjusted to give effect to the 1.8-for-one, 1.2-for-one, and 926.33-for-one stock splits implemented in November 1996, January 1997 and September 1998, respectively.


ITEM 27. EXHIBITS.


(A) EXHIBITS




 EXHIBIT    DESCRIPTION
---------   -----------------------------------------------------------------------------------------------
  1.1       Revised Form of Underwriting Agreement(2)
  3.1       Form of Registrant's Amended and Restated Articles of Incorporation(1)
  3.2       Form of Registrant's Amended and Restated Bylaws(1)
  4.1       Specimen of Common Stock Certificate(1)
  4.2       Revised Representative's Warrant Agreement including form of Representative's Warrant(2)
  5.1       Opinion of Broad and Cassel(2)
 10.1       Form of Stock Option Plan(1)*
 10.2       Employment Agreement between the Registrant and Edward J. Lawson(1)*
 10.3       Employment Agreement between the Registrant and Michele V. Lawson(1)*
 10.4       Form of Indemnification Agreement between the Registrant and its directors and executive officers(1)*
 10.5       Revolving Credit and Term Loan Agreement between FlatIron Funding Company, LLC and
            FPF, Inc., as amended(1)
 10.6       Sale and Assignment Agreement between Federated Premium and FPF, Inc., as amended(1)
 10.7       Reinsurance Agreement between Federated National and Transatlantic Re(1)
 21.1       Subsidiaries of the Registrant(1)
 23.1       Consent of Broad and Cassel (included in its opinion filed as Exhibit 5.1)(2)
 23.2       Consent of KPMG Peat Marwick LLP(2)
 25.1       Power of Attorney (included on the signature page of the Registration Statement)(1)


----------------
 *  Management Compensation Plan or Arrangement
(1) Previously filed.

(2) Filed herewith.

ITEM 28. UNDERTAKINGS.


  B.   The Registrant hereby undertakes:


    (1) To file during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and (iii) include any additional or changed material information on the plan of distribution.


    (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time will be the initial bona fide offer.


    (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


    (4) To provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.


    (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


    (6) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon rule 430A and contained in a form of prospectus filed by the registrant pursuant to rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.


    (7) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registrant Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Plantation, State of Florida, on November 3, 1998.



                                     21ST CENTURY HOLDING COMPANY


                                     By /s/ EDWARD J. LAWSON
                                       --------------------------------------
                                        Edward J. Lawson, Chairman of the Board,
                                        President and Chief Executive
                                        Officer



                               POWER OF ATTORNEY


     Each person whose signature appears below constitutes and appoints Edward
J. Lawson and Michele V. Lawson, or any one of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



          SIGNATURE                            TITLE                        DATE
-----------------------------   ----------------------------------   -----------------
/s/ Edward J. Lawson            Chairman of the Board                November 3, 1998
-----------------------------   President, Chief Executive
Edward J. Lawson
                                Officer (principal executive,
                                financial and accounting officer)
/s/ Michele V. Lawson           Vice President-Agency                November 3, 1998
----------------------------    Operations, Treasurer and
Michele V. Lawson
                                Director
/s/ Ronald A. Raymond           President, Federated National        November 3, 1998
----------------------------    and Director
Ronald A. Raymond

/s/ Patrick D. Doyle            Director                             November 3, 1998
----------------------------
Patrick D. Doyle

/s/ Joseph A. Epstein           Director                             November 3, 1998
----------------------------
Joseph A. Epstein

/s/ Carla L. Leonard            Director                             November 3, 1998
----------------------------
Carla L. Leonard

/s/ Bruce Simberg               Director                             November 3, 1998
----------------------------
Bruce Simberg

                               INDEX TO EXHIBITS



 EXHIBIT
 NUMBER    DESCRIPTION
--------   --------------------------------------------------------------------------------------
 1.1       Revised Form of Underwriting Agreement
 4.2       Revised Representative's Warrant Agreement including form of Representative's Warrant
 5.1       Opinion of Broad and Cassel
23.2       Consent of KPMG Peat Marwick LLP